     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2003



                                                     REGISTRATION NO. 333-104549

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          GEORGIA-PACIFIC CORPORATION
                             FORT JAMES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                 GEORGIA                                      2400                                    93-0432081
                 VIRGINIA                                     2621                                    54-0848173
     (State or Other Jurisdiction of              (Primary Standard Industrial           (I.R.S. Employer Identification No.)
      Incorporation or Organization)              Classification Code Number)

           (Exact Name of Registrants as Specified In Their Charters)

                             ---------------------

                           133 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 652-4000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrants' Principal Executive Offices)

                             ---------------------

                                JAMES F. KELLEY
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                          GEORGIA-PACIFIC CORPORATION
                           133 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 652-4000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, Of Agent For Service)

                                WITH A COPY TO:


                              WILLIAM R. SPALDING

                              KING & SPALDING LLP

                           191 PEACHTREE STREET, N.E.


                             ATLANTA, GEORGIA 30303


                                 (404) 572-4600


                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO SELL THESE SECURITIES AND IT IS NOT SOLICITING                             AN
OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 12, 2003


                          GEORGIA-PACIFIC CORPORATION

                               OFFERS TO EXCHANGE

                          8.875% SENIOR NOTES DUE 2010
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                          ALL OUTSTANDING UNREGISTERED
                          8.875% SENIOR NOTES DUE 2010

                                      AND

                          9.375% SENIOR NOTES DUE 2013
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                          ALL OUTSTANDING UNREGISTERED
                          9.375% SENIOR NOTES DUE 2013
                             ----------------------

THE REGISTERED NOTES


     - The new notes are being offered to satisfy certain of our obligations under the Exchange and Registration Rights Agreement entered into in connection with the private placement of the old notes.


     - The terms of each series of the new notes are substantially identical to the old notes, except that the new notes will be freely tradable.


     - There is no existing public market for the old notes or the new notes. We do not intend to list the new notes on any securities exchange or seek approval for quotation through any automated trading system.



THE EXCHANGE OFFERS



     -    The exchange offers will expire at 5:00 p.m. New York City time, on
                    , 2003, unless extended. We do not currently intend to extend the expiration date.



     - The exchange offers are not subject to any conditions other than that the exchange offers not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission and that there be no change in our business or financial affairs that, in our reasonable judgment, might materially impair our ability to proceed with, or the contemplated benefits of, the exchange offers.



     - All old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes.


     - Tenders of old notes may be withdrawn at any time before the expiration of the exchange offers.


     -    We will not receive any proceeds from the exchange offers.

                             ----------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF THE FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFERS AND AN EXCHANGE OF OLD NOTES FOR NEW NOTES.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS



Prospectus Summary..........................................         1
Risk Factors................................................        12
Forward-Looking Statements..................................        22
Use of Proceeds.............................................        23
Capitalization..............................................        24
The Exchange Offers.........................................        25
Business....................................................        35
Management..................................................        53
Description of Other Indebtedness...........................        55
Description of the New Notes................................        59
Certain United States Federal Income Tax Consequences.......       109
Plan of Distribution........................................       114
Legal Matters...............................................       114
Experts.....................................................       114
Where You Can Find More Information.........................       115


     EACH BROKER-DEALER THAT RECEIVES NEW NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFERS MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THE NEW NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NEW NOTES RECEIVED IN EXCHANGE FOR OLD NOTES WHERE THE OLD NOTES WERE ACQUIRED BY THE BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. SEE "PLAN OF DISTRIBUTION."

                               PROSPECTUS SUMMARY


     This summary contains basic information about us and the exchange offers. Because it is a summary, it does not contain all of the information that you should consider in connection with the exchange offers. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the notes thereto, which are incorporated into this prospectus by reference. In this prospectus, unless the context requires otherwise, references to (1) "GP," "the Company," "we," "us" and "our" refer to Georgia-Pacific Corporation and its subsidiaries and (2) any "fiscal" year of our company refers to our fiscal year ended or ending on the Saturday closest to December 31 of such year. Whenever we refer to EBITDA in this prospectus, we have calculated it as described below under "-- Summary Financial Data."


                          GEORGIA-PACIFIC CORPORATION


     We are one of the largest forest products companies in North America. We are organized into four principal businesses, tissue and disposable tabletop products, packaging, bleached pulp and paper and building products. Our tissue products, packaging, and bleached pulp and paper businesses, which we refer to in this prospectus as our consumer products and packaging business, include what we believe to be some of the best-known brands in the world. Our building products business is comprised of our building products manufacturing and building products distribution business. Nearly all of our building products are sold under the Georgia-Pacific brand name, which we believe is the most widely-recognized name in building products in North America. Our building products distribution business is the leading supplier of building products in the United States.



     For fiscal 2002, we reported approximately $23 billion of net sales, $1.4 billion of EBITDA, $1.0 billion of cash provided by operations, $333 million in total operating profits and $735 million in net losses. For the first fiscal quarter of 2003, we reported approximately $4.6 billion of net sales, $429 million of EBITDA, $25 million of cash used for operations, $94 million in total operating profits and $28 million in net losses. See page 11 of this prospectus for a discussion of EBITDA and a reconciliation of cash provided by operations to EBITDA.



                                    GENERAL


     We were organized in Georgia in 1927. Our principal executive offices are located at 133 Peachtree Street, N.E., Atlanta, Georgia 30303, and our telephone number is (404) 652-4000. Our website is located at www.gapac.com. Information contained on our website is not incorporated by reference into this prospectus and is not part of this prospectus.

     Quilted Northern(R), Brawny(R), Mardi Gras(R), Angel Soft(R), Soft 'n Gentle(R), Sparkle(R), Vanity Fair(R), MD(R), So-Dri(R), Zee(R), Dixie(R), Cormatic(R), Ultimatic(R), Envision(R), Preference(R), Spectrum(R), Geocycle(R), Eclipse(R), Eureka(R), Lotus(R), Colhogar(R), KittenSoft(R), Embo(R), Tenderly(R), Delica(R), Selpak(R) , Demak'up(R), Wood I Beam(TM), G-P LAM(R), ToughRock(TM), DensGuard(TM), DensArmor(TM), Duramine(TM), Dens-Shield(R), Dens-Glass Gold(R), Dens-Deck(R) and Dens-Glass(R) Ultra Shaftliner(TM) are trademarks of our company. We also have a number of other registered marks, trade names and pending trademark applications related to our brands' products and concepts. All other registered trademarks and trade names referred to in this prospectus are the property of unaffiliated third parties.

                               OTHER DEVELOPMENTS



     On June 3, 2003, we completed an offering of $350,000,000 aggregate principal amount of our 7 3/8% senior notes due 2008 and $150,000,000 aggregate principal amount of our 8% senior notes due 2014 in a transaction exempt from registration under the Securities Act. We used the net proceeds from the offering of these senior notes to repay a portion of amounts outstanding under our revolving credit facility. As of March 29, 2003, after giving effect to the offering and our use of the net proceeds from the offering, we and Fort James Corporation, our wholly owned subsidiary, would have had $1,223 million available for borrowing under our various credit facilities. However, we would have been limited to $893 million of incremental debt available pursuant to certain restrictive debt covenants and our outstanding debt balance at March 29, 2003. For more detail regarding our total debt and available borrowings, see "Description of Other Indebtedness" in this prospectus.

                              THE EXCHANGE OFFERS


     On January 30, 2003, we completed an offering of $700,000,000 aggregate principal amount of our 8.875% senior notes due 2010 and $800,000,000 aggregate principal amount of our 9.375% senior notes due 2013 in a transaction exempt from registration under the Securities Act. Unless otherwise specified or unless the context requires otherwise, in this prospectus, we refer to the 2010 notes and the 2013 notes sold to the initial purchasers as the old notes and we refer to the offer and sale of the old notes as the offering. We used a portion of the net proceeds from the offering to repay all amounts outstanding under our capital markets bridge facility. The remaining net proceeds from the offering were used to repay a portion of amounts outstanding under our revolving credit facility. In connection with the offering, we and Fort James Corporation, our wholly owned subsidiary, entered into a registration rights agreement with the Initial Purchasers of the old notes in which we agreed to commence these exchange offers. Accordingly, you may exchange your old notes for new notes that have been registered under the Securities Act and have substantially the same terms. Unless otherwise specified or unless the context requires otherwise, in this prospectus, we refer to the old notes and the new notes together as the notes. The following summary of the exchange offers is not complete. For a more complete description of the terms of the exchange offers, see "The Exchange Offers" in this prospectus.


Securities Offered...................................  -    $700,000,000 aggregate principal amount
                                                       of our 8.875% senior notes due 2010,
                                                             registered under the Securities Act; and
                                                       -    $800,000,000 aggregate principal amount
                                                             of our 9.375% senior notes due 2013,
                                                             registered under the Securities Act.
                                                       The terms of each series of new notes offered
                                                       in the exchange offers are substantially
                                                       identical to those of the old notes, except
                                                       that the transfer restrictions, registration
                                                       rights and penalty interest provisions
                                                       relating to the old notes do not apply to the
                                                       new notes.
The Exchange Offers..................................  We are offering new notes in exchange for a like principal amount of each series of our
                                                       old notes. We are offering these new notes to
                                                       satisfy our obligations under a registration
                                                       rights agreement which we entered into with
                                                       the initial purchasers of the old notes. You
                                                       may tender your outstanding old notes for
                                                       exchange by following the procedures described
                                                       under the heading "The Exchange Offers."
Expiration Date; Tenders; Withdrawal.................  The exchange offers will expire at 5:00 p.m.,
                                                       New York City time, on         , 2003, unless
                                                       we extend it. You may withdraw any old notes
                                                       that you tender for exchange at any time prior
                                                       to the expiration date of these exchange
                                                       offers. We will accept any and all old notes
                                                       validly tendered and not validly withdrawn
                                                       before the expiration date. See "The Exchange
                                                       Offers -- Procedures for Tendering Old Notes"
                                                       and "-- Withdrawals of Tenders of Old Notes"
                                                       for a more complete description of the tender
                                                       and withdrawal period.


Certain United States Federal Income Tax
  Consequences.......................................  Your exchange of old notes for new notes to be issued in the exchange offers will not result
                                                       in any gain or loss to you for United States
                                                       federal income tax purposes. See "Certain
                                                       United States Federal Income Tax Consequences"
                                                       for a summary of United States federal income
                                                       tax consequences associated with the exchange
                                                       of old notes for new notes and the ownership
                                                       and disposition of those new notes.
Use of Proceeds......................................  We will not receive any cash proceeds from the exchange offers.
Exchange Agent.......................................  The Bank of New York.
Shelf Registration...................................  If applicable interpretations of the staff of the SEC do not permit us to effect the
                                                       exchange offers, or upon the request of any
                                                       holder of old notes under certain
                                                       circumstances, we will be required to file,
                                                       and use our reasonable best efforts to cause
                                                       to become effective, a shelf registration
                                                       statement under the Securities Act which would
                                                       cover resales of old notes. See "Description
                                                       of the New Notes -- Registration Rights;
                                                       Special Interest."
Consequences of Your Failure to Exchange Your Old
  Notes..............................................  Old notes that are not exchanged in the exchange offers will continue to be subject to
                                                       the restrictions on transfer that are
                                                       described in the legend on the old notes. In
                                                       general, you may offer or sell your old notes
                                                       only if they are registered under, or offered
                                                       or sold under an exemption from, the
                                                       Securities Act and applicable state securities
                                                       laws. We do not currently intend to register
                                                       the old notes under the Securities Act. If
                                                       your old notes are not tendered and accepted
                                                       in the exchange offers, it may become more
                                                       difficult for you to sell or transfer your old
                                                       notes. See "Risk Factors -- Risks Related to
                                                       Our Indebtedness and the New Notes -- An
                                                       active trading market for the notes may not
                                                       develop, which could reduce their value."


Consequences of Exchanging Your Old Notes............  Based on interpretations of the staff of the
                                                       SEC, we believe that you will be allowed to
                                                       resell the new notes that we issue in the
                                                       exchange offers without complying with the
                                                       registration and prospectus delivery
                                                       requirements of the Securities Act if:
                                                       -    you are acquiring the new notes in the
                                                            ordinary course of your business,
                                                       -    you are not engaging in and do not intend
                                                            to engage in a distribution of the new
                                                            notes,
                                                       -    you have no arrangement or understanding
                                                            with any person to participate in the
                                                            distribution of the new notes, and
                                                       -    you are not an "affiliate," as defined in
                                                            Rule 405 under the Securities Act, of us
                                                            or Fort James.
                                                       If any of these conditions are not satisfied
                                                       and you transfer any new notes issued to you
                                                       in the exchange offers without delivering a
                                                       proper prospectus or without qualifying for a
                                                       registration exemption, you may incur
                                                       liability under the Securities Act. We will
                                                       not be responsible for, or indemnify you
                                                       against, any liability you incur.
                                                       If you are a broker-dealer and you will
                                                       receive new notes for your own account in
                                                       exchange for old notes that you acquired as a
                                                       result of market-making activities or other
                                                       trading activities, you will be required to
                                                       acknowledge that you will deliver a prospectus
                                                       in connection with any resale of the new
                                                       notes. See "Plan of Distribution" for a
                                                       description of the prospectus delivery
                                                       obligations of broker-dealers in the exchange
                                                       offers.

                                 THE NEW NOTES

     The following summary of the terms of the new notes is not complete. For a more detailed description of the new notes, see "Description of the New Notes." We define capitalized terms used in this summary in the "Description of the New Notes -- Certain Definitions" section of this prospectus.


Issuer...............................................  Georgia-Pacific Corporation.
Notes Offered........................................  $700,000,000 principal amount of 8.875% Senior
                                                       Notes due 2010, and $800,000,000 principal
                                                       amount of 9.375% Senior Notes due 2013.
Maturity Dates.......................................  The 2010 notes mature on February 1, 2010, and the 2013 notes mature on February 1, 2013.
Interest Payment Dates...............................  February 1 and August 1, beginning August 1,
                                                       2003.
Guarantor............................................  The new notes will be unconditionally guaranteed only by Fort James Corporation, our
                                                       wholly owned subsidiary. None of our other
                                                       subsidiaries, including Fort James'
                                                       subsidiaries, will guarantee the new notes. If
                                                       we cannot make payments on the new notes when
                                                       due, Fort James must make them instead.
Ranking..............................................  The new notes and Fort James' guarantees will rank:
                                                       -    equally with our and Fort James' existing
                                                            and future unsecured senior indebtedness;
                                                       -    senior to any of our and Fort James'
                                                             future subordinated indebtedness;
                                                       -    junior to our and Fort James' secured
                                                            indebtedness up to the value of the
                                                            collateral securing that indebtedness;
                                                            and
                                                       -    effectively junior to all existing and
                                                             future indebtedness, including
                                                            guarantees of our revolving credit
                                                            facility, and other liabilities,
                                                            including trade payables, of all of our
                                                            subsidiaries other than Fort James with
                                                            respect to the assets of those
                                                            subsidiaries.
                                                       As of March 29, 2003, after giving effect to
                                                             the offering and our use of the net
                                                             proceeds from the offering:
                                                       -    we and our consolidated subsidiaries
                                                             would have had total debt (including
                                                            short-term debt) of $11,874 million;
                                                       -    we and Fort James would have had $298
                                                            million of secured indebtedness
                                                            outstanding and $10,680 million of

                                                       unsecured senior indebtedness outstanding
                                                             (excluding debt of non-guarantor
                                                             subsidiaries); and
                                                       -    our subsidiaries other than Fort James
                                                            would have had $896 million of
                                                            indebtedness and $2,919 million of other
                                                            liabilities outstanding, including trade
                                                            payables and deferred income tax
                                                            liabilities.
                                                       See "Risk Factors -- Risks Related to Our
                                                       Indebtedness and the New Notes -- Claims of
                                                       creditors of all of our subsidiaries other
                                                       than Fort James will have priority with
                                                       respect to the assets and earnings of such
                                                       subsidiaries over holders of the new notes."
Optional Redemption..................................  At any time, we may redeem the 2010 notes, and at any time before February 1, 2008, we may
                                                       redeem the 2013 notes, in each case, in whole
                                                       or in part, at a price equal to 100% of their
                                                       principal amount plus the make-whole premium
                                                       described under "Description of the New
                                                       Notes -- Optional Redemption." At any time on
                                                       or after February 1, 2008, we may redeem the
                                                       2013 notes, in whole or in part, at the
                                                       redemption prices listed under "Description of
                                                       the New Notes -- Optional Redemption." On or
                                                       before February 1, 2006, we may, on one or
                                                       more occasions, (1) redeem up to 35% of the
                                                       2010 notes issued under the 2010 notes
                                                       indenture with the proceeds of one or more
                                                       equity offerings at a price equal to 108.875%
                                                       of their principal amount plus accrued and
                                                       unpaid interest to the redemption date, and
                                                       (2) redeem up to 35% of the 2013 notes issued
                                                       under the 2013 notes indenture with the
                                                       proceeds of one or more equity offerings at a
                                                       price equal to 109.375% of their principal
                                                       amount plus accrued and unpaid interest to the
                                                       redemption date.
Offer to Repurchase..................................  If we sell assets under some circumstances, or if we experience a change of control, we must
                                                       offer to repurchase all of the new notes at a
                                                       price equal to 100% or 101%, respectively, of
                                                       the principal amount plus accrued and unpaid
                                                       interest to the repurchase date.


Permitted Spin-Off Transaction.......................  The indentures governing the new notes will permit a one-time spin-off, split-up,
                                                       split-off or other transaction involving the
                                                       dividend, distribution or transfer by us of
                                                       all or some portion of our consumer products,
                                                       packaging and/or paper and pulp segments. To
                                                       make this dividend, distribution or transfer,
                                                       we must meet a number of conditions,
                                                       including:
                                                       -    the company created by the spin-off must
                                                            complete a registered exchange offer in
                                                            which it offers holders of the new notes
                                                            the opportunity to exchange their notes
                                                            for exchange notes with substantially
                                                            identical terms to these notes;
                                                       -    the company created by the spin-off must
                                                            be able to incur at least $1.00 of
                                                            additional debt pursuant to the fixed
                                                            charge coverage ratio test set forth
                                                            under "Description of the New
                                                            Notes -- Certain Covenants -- Incurrence
                                                            of Indebtedness and Issuance of Preferred
                                                            Stock" after giving pro forma effect to
                                                            the spin-off transaction;
                                                       -    each series of notes issued in the
                                                            exchange offer must have ratings at least
                                                            as high as the highest ratings given to
                                                            the comparable series of these notes in
                                                            the one-year period immediately prior to
                                                            the consummation of the spin-off
                                                            transaction; and
                                                       -    we must offer to repurchase all of the
                                                       new notes at a price equal to 100% of the
                                                            principal amount of the notes plus
                                                            accrued and unpaid interest to the
                                                            repurchase date.
Basic Covenants......................................  We will issue each series of new notes under a separate indenture. Before the time that the
                                                       new notes receive an investment grade rating
                                                       from both Standard & Poor's Ratings Group and
                                                       Moody's Investors Service, Inc. and certain
                                                       other conditions are satisfied, which we refer
                                                       to as a fall away event, the indentures will,
                                                       among other things, limit our ability and the
                                                       ability of our restricted subsidiaries to:
                                                       -    borrow money and issue preferred stock;
                                                       -    pay dividends on our stock or repurchase
                                                            our stock;
                                                       -    make investments;
                                                       -    create liens;
                                                       -    create restrictions on the ability of our
                                                            restricted subsidiaries to pay dividends
                                                            or other amounts to us;

                                                       -    enter into sale and leaseback
                                                            transactions;
                                                       -    engage in certain transactions with
                                                            affiliates;
                                                       -    expand into unrelated businesses; and
                                                       -    consolidate, merge or sell all or
                                                            substantially all of our assets or Fort
                                                            James' assets.
                                                       After a fall away event with respect to either
                                                       series of new notes, the above limitations
                                                       will no longer apply to that series of notes,
                                                       but the following covenants contained in the
                                                       applicable indenture will, among other things,
                                                       limit our ability and the ability of our
                                                       restricted subsidiaries to:
                                                       -    create liens;
                                                       -    enter into sale and leaseback
                                                       transactions; and
                                                       -    consolidate, merge or sell all or
                                                            substantially all of our assets.
                                                       These covenants are subject to important
                                                       exceptions. For more detail, see "Description
                                                       of the New Notes -- Certain Covenants."

                                  RISK FACTORS


     You should consider carefully all of the information included or incorporated by reference in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 12 in connection with the exchange offers and an exchange of old notes for new notes.

                             SUMMARY FINANCIAL DATA


     The following summary statement of operations data and other financial data for each of the four fiscal years in the period ended December 28, 2002 and the summary balance sheet data as of December 30, 2000, December 29, 2001 and December 28, 2002 are derived from our consolidated financial statements incorporated by reference into this prospectus, which have been audited by Ernst & Young LLP, our independent auditors. The summary statement of operations data and other financial data for the fiscal year ended December 31, 1998 and the summary balance sheet data as of December 31, 1998 and January 1, 2000 are derived from our consolidated financial statements, which were audited by our former auditors, Arthur Andersen LLP. The summary statement of operations data and other financial data for the three months ended March 29, 2003 and March 30, 2002 and the summary balance sheet data as of March 29, 2003 are derived from our unaudited consolidated financial statements incorporated by reference into this prospectus and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our financial data for the three months ended March 29, 2003 may not be indicative of results that may be expected for the full year.



     You should read the tables below in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements included in our annual report on Form 10-K for the fiscal year ended December 28, 2002 and our quarterly report on Form 10-Q for the fiscal quarter ended March 29, 2003, incorporated by reference into this prospectus.



                                                                                             THREE MONTHS ENDED
                                                          FISCAL YEAR(A)                    ---------------------
                                          -----------------------------------------------   MARCH 30,   MARCH 29,
                                           1998      1999      2000      2001      2002       2002        2003
                                           ----      ----      ----      ----      ----     ---------   ---------
                                                                       (in millions)
STATEMENT OF OPERATIONS DATA:
Net sales...............................  $13,868   $18,409   $22,050   $25,016   $23,271    $5,796      $4,567
Costs and expenses:
  Cost of sales.........................   11,374    14,407    17,334    19,276    18,115     4,451       3,633
  Selling and distribution..............      592       818     1,600     2,025     1,869       494         309
  Depreciation and amortization.........      806       815       910     1,343     1,030       259         261
  General and administrative............      534       765       856     1,072     1,054       265         191
  Interest..............................      372       426       595     1,080       841       233         207
  Other losses, net.....................       (8)       14       202       515       870         3          79
                                          -------   -------   -------   -------   -------    ------      ------
    Total costs and expenses............   13,670    17,245    21,497    25,311    23,779     5,705       4,680
                                          -------   -------   -------   -------   -------    ------      ------
Income (loss) from continuing operations
  before income taxes...................      198     1,164       553      (295)     (508)       91        (113)
Provision (benefit) for income taxes....       87       448       210       181      (318)      (30)         57
                                          -------   -------   -------   -------   -------    ------      ------
Income (loss) from continuing
  operations............................      111       716       343      (476)     (190)       61         (56)
Income from discontinued operations, net
  of taxes..............................      176       400       162        70        --        --          --
                                          -------   -------   -------   -------   -------    ------      ------
Income (loss) before extraordinary loss
  and accounting change.................      287     1,116       505      (406)     (190)       61         (56)
Extraordinary loss, net of taxes              (13)       --        --       (12)       --        --          --
Cumulative effect of accounting change,
  net of taxes..........................       --        --        --        11      (545)     (545)         28
                                          -------   -------   -------   -------   -------    ------      ------
Net (loss) income.......................  $   274   $ 1,116   $   505   $  (407)  $  (735)   $ (484)     $  (28)
                                          =======   =======   =======   =======   =======    ======      ======



                                                             FISCAL YEAR(A)                      AS OF
                                             -----------------------------------------------   MARCH 29,
                                              1998      1999      2000      2001      2002       2003
                                              ----      ----      ----      ----      ----     ---------
                                                                    (in millions)
BALANCE SHEET DATA (AT PERIOD END):
Current assets.............................  $ 2,555   $ 4,661   $ 6,470   $ 5,460   $ 4,706    $ 5,087
Non-current assets.........................    8,892    10,844    22,948    20,904    19,923     19,770
Total assets...............................   11,447    15,505    29,418    26,364    24,629     24,857
Current liabilities........................    2,402     3,849     5,676     5,810     4,045      4,069
Non-current liabilities....................    5,921     7,781    18,020    15,649    16,024     16,223
Total liabilities..........................    8,323    11,630    23,696    21,459    20,069     20,292
Shareholders' equity.......................    3,124     3,875     5,722     4,905     4,560      4,565

                                                                                                     THREE MONTHS
                                                                   FISCAL YEAR(A)                       ENDED
                                                   ----------------------------------------------     MARCH 29,
                                                    1998      1999      2000      2001      2002         2003
                                                    ----      ----      ----      ----      ----     ------------
                                                                    (in millions, except ratios)
OTHER FINANCIAL DATA:
Capital expenditures............................   $  638    $  723    $  909    $  739    $  693       $ 123
EBITDA(b).......................................    1,376     2,405     2,058     2,128     1,363         429
Ratio of total debt to EBITDA...................      3.2       2.4       7.2       5.7       8.4          --
Ratio of EBITDA to interest expense.............      3.7       5.6       3.5       2.0       1.6         2.1
Net cash provided by (used for) investing
  activities....................................     (613)   (2,326)   (6,751)    1,342       (62)       (131)
Net cash provided by (used for) financing
  activities....................................     (758)    1,074     5,210    (2,833)     (944)        178


---------------

(a) Information in the tables above for, and as of the end of, fiscal 1998, fiscal 1999, fiscal 2000 and fiscal 2001 reflects The Timber Company, which we disposed of in a spin-off transaction in October 2001, as discontinued operations.

(b) EBITDA is defined as (loss) income from continuing operations before income taxes plus interest expense, depreciation and amortization. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but we include it because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for principal repayments of debt or capital expenditures or changes in working capital needs and thus does not reflect excess funds available for discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. The reconciliation of cash provided by operations to EBITDA is as follows:


                                                                                             THREE MONTHS
                                                            FISCAL YEAR                         ENDED
                                           ----------------------------------------------     MARCH 29,
                                            1998      1999      2000      2001      2002         2003
                                            ----      ----      ----      ----      ----     ------------
                                                                   (in millions)
Net cash provided by operating
  activities............................   $1,368    $1,272    $1,556    $1,482    $1,010        $(25)
Adjustments to reconcile cash provided
  by operating activities to EBITDA:
  Deferred income taxes.................      (38)      (73)      (82)      109        24          59
  Other gains (losses), net.............       40       351      (141)     (514)     (870)        (79)
  Change in working capital.............     (288)      438        17      (182)      649         250
  Tax benefit on stock benefit plans....       (2)      (24)       (4)      (23)       --          --
  Other, net............................        5       (27)       74        56        27          74
  Income from discontinued operations...     (176)     (400)     (162)      (70)       --          --
  Depreciation from discontinued
    operations..........................       (5)       (6)       (5)       (3)       --          --
  Extraordinary loss, net of taxes......       13        --        --        12        --          --
  Income tax provision (benefit)........       87       448       210       181      (318)        (57)
  Interest expense......................      372       426       595     1,080       841         207
                                           ------    ------    ------    ------    ------        ----
  EBITDA................................   $1,376    $2,405    $2,058    $2,128    $1,363        $429
                                           ======    ======    ======    ======    ======        ====


                         RATIO OF EARNINGS TO FIXED CHARGES

          The following table presents our ratio of earnings to fixed charges for the periods presented:




                                                                                     THREE MONTHS ENDED
                                                       FISCAL YEAR ENDED            ---------------------
                                              -----------------------------------   MARCH 28,   MARCH 29,
                                              1998    1999    2000    2001   2002     2002        2003
                                              ----    ----    ----    ----   ----   ---------   ---------
Ratios of earnings to fixed charges.........  1.47x   3.47x   1.75x   (c)    (c)      1.33x        (c)


---------------


(c) In the three months ended March 29, 2003, fiscal 2002 and fiscal 2001, fixed charges exceeded earnings by $115 million, $522 million and $305 million, respectively.

                                  RISK FACTORS


     You should carefully consider the following risks and other information contained in this prospectus, together with all of the other information incorporated by reference in this prospectus, before deciding to exchange your old notes for new notes. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results could be materially adversely affected.


                RISKS RELATED TO OUR INDEBTEDNESS AND THE NOTES

OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES, OUR ABILITY TO REACT TO CHANGES IN OUR BUSINESS AND OUR ABILITY TO INCUR ADDITIONAL DEBT TO FUND FUTURE NEEDS


     We have a substantial amount of debt. As of March 29, 2003, we had total debt (including short-term debt) of $11,874 million and shareholders' equity of $4,565 million, and fixed charges exceeded earnings by $115 million. For more detail regarding our total debt, see "Description of Other Indebtedness."


     Our substantial debt could have important consequences for our noteholders. For example, it could:

         - make it more difficult for us to satisfy our obligations with respect to the notes;

         - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

         - increase our vulnerability to adverse economic and industry conditions;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

         - limit our noteholders' rights to receive payments under the notes if secured creditors have not been paid;

         - place us at a competitive disadvantage compared to our competitors that have relatively less debt;

         - limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other purposes; and

         - prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indentures governing the notes.

RESTRICTIONS IMPOSED BY THE INDENTURES GOVERNING THE NOTES, OUR REVOLVING CREDIT FACILITY AND OUR OTHER OUTSTANDING INDEBTEDNESS MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS AND TO FINANCE OUR FUTURE OPERATIONS OR CAPITAL NEEDS OR TO ENGAGE IN OTHER BUSINESS ACTIVITIES

     The indentures governing the notes and our other debt agreements contain various covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

         -    borrow money or issue preferred stock;

         -    pay dividends on our stock or repurchase our stock;

         -    make investments;

         -    create liens;

         - create restrictions on the ability of our restricted subsidiaries to pay dividends or other amounts to us;

         -    enter into sale and leaseback transactions;

         -    engage in certain transactions with affiliates;

         -    expand into unrelated businesses; and

         - consolidate, merge or sell all or substantially all of our or Fort James' assets.


     Some of the agreements governing our outstanding debt require us to maintain compliance with certain financial ratios. Our ability to comply with such ratios may be affected by events beyond our control. In the event of a default under any of these agreements, the lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable. If the debt under these agreements or the notes were to be accelerated, it is possible that our assets would not be sufficient to repay such debt in full. In particular, noteholders will be paid only if we have assets remaining after we pay amounts due on our secured debt, including our receivables facility.


CLAIMS OF CREDITORS OF ALL OF OUR SUBSIDIARIES OTHER THAN FORT JAMES WILL HAVE PRIORITY WITH RESPECT TO THE ASSETS AND EARNINGS OF SUCH SUBSIDIARIES OVER HOLDERS OF THE NOTES


     Fort James Corporation, our wholly owned subsidiary, will guarantee the new notes. None of our other subsidiaries, including subsidiaries of Fort James, will guarantee the new notes, although our revolving credit facility is guaranteed by all of our principal domestic subsidiaries (including Fort James). Claims of creditors of our non-guarantor subsidiaries, including trade creditors and lenders under our revolving credit facility, generally will have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including holders of the new notes. As of March 29, 2003, our non-guarantor subsidiaries had $896 million of indebtedness and $2,919 million of other liabilities outstanding, including trade payables and deferred income tax liabilities.


WE AND OUR SUBSIDIARIES MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, INCLUDING SECURED DEBT


     Subject to the restrictions in our revolving credit facility, the indentures governing the notes and our other outstanding indebtedness, we and our subsidiaries may incur significant additional debt, including secured debt that would be effectively senior to the notes. The indentures governing the notes allow us to grant liens on accounts receivable and inventory to secure indebtedness without ratably securing the notes. At March 29, 2003, the amounts of our consolidated accounts receivable and inventory were $1,957 million and $2,242 million, respectively. As of March 29, 2003:



         - we and Fort James had $298 million of secured indebtedness outstanding;



         - we and Fort James had $10,680 million of unsecured senior indebtedness outstanding (excluding debt of non-guarantor subsidiaries); and



         - we and Fort James had $731 million available for borrowing under our various credit facilities, which, if borrowed, would be unsecured senior indebtedness. For more detail regarding available borrowings under our various credit facilities, see "Description of Other Indebtedness."


Although the terms of these facilities and the indentures governing the notes contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional debt, the related risks that we face could intensify.

OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL, AND WE MAY NOT BE ABLE TO GENERATE THE CASH REQUIRED TO SERVICE OUR DEBT


     Our ability to make payments on and refinance our indebtedness, including the notes, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the notes, before maturity, seek additional equity capital or sell assets. If any of these events occurs, we may not be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.



     If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders could elect to declare all amounts outstanding under the facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under the revolving credit facility. If the amounts outstanding under these agreements were to be accelerated, it is possible that our assets would not be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of the notes.



WE HAVE EXPERIENCED NET LOSSES IN RECENT PERIODS AND MAY CONTINUE TO EXPERIENCE LOSSES IN THE FUTURE, WHICH COULD IMPAIR OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES



     We incurred net losses of $28 million for the first fiscal quarter of 2003, $735 million for fiscal 2002 and $407 million for fiscal 2001, and we may continue to incur net losses in the future. These net losses were the result of a number of factors, including [a decline in operating results that is largely attributable to weakness in market conditions for building products and aggressive pricing by competitors in our consumer products businesses]. We expect to continue to face these and other challenges to profitability in the foreseeable future. It is possible that our failure to regain or maintain profitability in any given fiscal quarter or year could negatively affect our ability to satisfy our obligations under the notes.


FRAUDULENT CONVEYANCE LAWS MAY PERMIT COURTS TO VOID THE FORT JAMES GUARANTEES OF THE NEW NOTES IN SPECIFIC CIRCUMSTANCES, WHICH WOULD INTERFERE WITH THE PAYMENT UNDER THE FORT JAMES GUARANTEES

     Federal and state statutes may allow courts, under specific circumstances described below, to void the Fort James guarantees of the new notes. If such a voidance occurs, our noteholders might be required to return payments received from Fort James in the event of Fort James' bankruptcy or other financial difficulty. Under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws, a guarantee could be set aside if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

         - incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

         - received less than reasonably equivalent value or fair consideration for incurring the guarantee, and

                 - was insolvent or was rendered insolvent by reason of the incurrence;

                 - was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on such business;

                 - intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

                 - was a defendant in an action for money damages, or had a judgment for money damages entered against it, if, in either case, after final judgment the judgment was unsatisfied.

     The tests for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the debt, either:

         - the sum of the debtor's debts and liabilities, including contingent liabilities, was greater than the debtor's assets at fair valuation; or

         - the present fair saleable value of the debtor's assets was less than the amount required to pay the probable liability on the debtor's total existing debts and liabilities, including contingent liabilities, as they became absolute and matured.

     If a court voids Fort James' guarantees or holds them unenforceable, you will cease to be a creditor of the guarantor and will be a creditor solely of us.

AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP, WHICH COULD REDUCE THEIR VALUE


     The new notes are a new issue of securities for which there is currently no public market. We do not intend to list the new notes on any national securities exchange or automated quotation system. Accordingly, no market for the new notes may develop, and any market that develops may not last. If the new notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your new notes at their fair market value or at all.



     If a market for the new notes does develop, it is possible that you will not be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. It is also possible that any trading market that does develop for the new notes will not be liquid. Future trading prices of the new notes will depend on many factors, including:


     - our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

     - the interest of securities dealers in making a market for the new notes;

     -    prevailing interest rates; and

     -    the market for similar securities.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the new notes develops, it is possible that the market for the new notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the new notes, regardless of our prospects and financial performance.

     To the extent that old notes are surrendered and accepted in the exchange offers, the trading market for unsurrendered old notes and for surrendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offers. Generally, when there are fewer outstanding securities of an issue, there is less demand to purchase that security, which results in a lower price for the security. Conversely, if many old notes are not surrendered, or are surrendered-but-unaccepted, the trading market for the new notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offers" for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offers.


                         RISKS RELATING TO OUR BUSINESS


SOME OF OUR BUSINESSES, PARTICULARLY OUR BUILDING PRODUCTS BUSINESS, ARE HIGHLY CYCLICAL, AND PROLONGED PERIODS OF WEAK DEMAND OR EXCESS SUPPLY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS AND MAY IMPAIR OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES


     Some of our businesses, especially our building products business, are subject to cyclical market pressures. Prices are determined by overall supply and demand in the market for our products and our competitors' products. In particular, market prices of building products historically have been volatile and cyclical, and we, like other producers, may have limited ability to control the timing and amount of pricing changes for our products. Demand for building products is driven mainly by factors outside of our control, such as general economic and political conditions, the construction, repair and remodeling and industrial markets, weather and population growth. The supply of building products fluctuates based on available manufacturing capacity, and excess capacity in the industry can result in significant declines in market prices for those products. Likewise, cyclical pressures in demand and supply for our consumer products, packaging, and bleached pulp and paper products may impact our operating results for periods at a time. Prolonged periods of weak demand or excess supply in any of our businesses could negatively impact our market share, seriously reduce our margins and harm our liquidity, financial condition and operating results.

PROLONGED WEAKNESS IN MARKET CONDITIONS FOR BUILDING PRODUCTS MAY FORCE US TO CONTINUE TO REDUCE OR SUSPEND PRODUCTION AT OUR MILLS


     Weak market conditions in the building products market may continue to adversely affect our sales levels and profitability and may cause us to suspend production at or permanently close certain of our mills and other facilities. For example, in fiscal 2001, we announced temporary or permanent closures of certain structural panels mills, lumber mills, industrial wood products mills, building products distribution centers and gypsum plants. In addition, in fiscal 2002, we announced the temporary closure of four sawmills and the suspension of production at three plywood plants and, in the second quarter of fiscal 2003, we announced the closure of one particleboard plant. We may further reduce production at our sawmills and plywood plants. Permanent closures of facilities could cause us to incur charges for employee terminations and asset write-downs, which could materially adversely affect our business, financial condition and operating results.



WE FACE INTENSE COMPETITION IN EACH OF OUR BUSINESSES. IF WE CANNOT SUCCESSFULLY COMPETE IN THE MARKETPLACE, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS MAY BE MATERIALLY ADVERSELY AFFECTED AND OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES MAY BE IMPAIRED


     Consumer Products and Packaging. We face intense competition in the tissue and disposable tabletop products, packaging, and bleached pulp and paper industries in our major North American and European markets. Competition in the various markets in which we participate comes from companies of various sizes, several of which have greater financial and other resources than we have and thus can better withstand adverse economic or market conditions.

     We compete on the basis of brand recognition and loyalty, product quality and performance, price, marketing, product development, service, sales and distribution. Competing in these industries involves the following key risks that could have a material adverse effect on our business, financial condition and operating results:

         - failure to anticipate and respond to changing consumer preferences and demographics;

         -    failure to develop new and improved products;

         - failure of consumers to accept our brands and exhibit brand loyalty;

         - aggressive pricing by competitors, which may force us to decrease prices or increase advertising and promotional spending in order to maintain market share;

         - failure of our advertising and promotional spending to increase (or even maintain) sales volume and market share; and

         - consolidations of retailers and distribution channels that shrink our potential markets.

     Building Products. Many of our building products are commodity products, and if we do not maintain price competitiveness, we may lose significant market share. Our ability to keep our prices at competitive levels depends in large part on our ability to control our costs. We cannot assure you that we will be able to maintain our costs at a level sufficient for us to compete effectively and maintain current levels of sales and profitability. In addition, recent consolidations in the building products business among our competitors and increased access to the United States market by foreign competitors that benefit from a strong United States dollar may put additional pressure on us to reduce costs in order to maintain market share. If we are unable to effectively adjust our price structure to address such increased competitive pressures, our sales level and profitability could be harmed and our operations could be materially adversely affected.

OUR INVESTMENTS IN RESEARCH AND DEVELOPMENT MAY NOT GENERATE NEW AND IMPROVED CONSUMER PRODUCTS, WHICH COULD RESTRAIN OUR REVENUE GROWTH AND HARM OUR OPERATING RESULTS AND MARKET SHARE

     We intend to continue to make investments in research and development to develop new and improved consumer products. We need to continue to develop new products and improve our existing products in order to maintain our market share. We may not have sufficient resources to invest in the development of new and enhanced products. Our failure to continue making such investments could restrain our revenue growth and harm our operating results and market share and may impair our ability to satisfy our obligations under the notes. In addition, even if we are able to invest sufficient resources in research and development, these investments may not generate net sales that exceed our expenses, generate any net sales at all or result in any commercially acceptable products.

OUR OPERATIONS REQUIRE SUBSTANTIAL CAPITAL, AND WE MAY NOT HAVE ADEQUATE CAPITAL RESOURCES TO PROVIDE FOR ALL OF OUR CASH REQUIREMENTS AND OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES MAY BE IMPAIRED


     Our operations require substantial capital. Expansion or replacement of existing facilities or equipment and compliance with environmental laws and regulations may require substantial capital expenditures. Our capital resources may not be sufficient for these purposes. If our capital resources are inadequate to provide for our operating needs, capital expenditures and other cash requirements, this shortfall could have a material adverse effect on our business and liquidity and impact our ability to service our debt, including the notes.

RECOGNITION OF A MINIMUM PENSION LIABILITY WOULD CAUSE A SIGNIFICANT REDUCTION IN NET WORTH


     As a result of stock market declines in 2002, the market value of the assets in our pension plans, including our nonqualified and foreign plans, has declined. Statement of Financial Accounting Standards No. 87, "Accounting for Pensions," requires balance sheet recognition of a minimum liability if the fair value of plan assets is less than the accumulated benefit obligation, or ABO, at the end of the year. The ABO for our pension plans exceeded our pension plan assets at October 31, 2002. As a result, we took a non-cash after-tax charge directly to shareholders' equity of $580 million during fiscal 2002. In the fourth quarter of fiscal 2002, we amended our credit facilities to exclude the impact of this non-cash charge. Additionally, as a result of recent stock market performance, we expect to make a cash contribution to our pension plans of approximately $120 million in fiscal 2003, compared to $56 million in fiscal 2002. It is possible that cash contributions to our pension plans in future years could cause us to be in breach of the net worth covenants under our credit facilities.


IF THE COST OF KEY RAW MATERIALS INCREASES, OUR COST OF SALES WILL INCREASE, OUR OPERATING RESULTS MAY BE MATERIALLY ADVERSELY AFFECTED AND OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NEW NOTES MAY BE IMPAIRED


     We depend heavily on access to sufficient, reasonably-priced quantities of wood, wood fiber, pulp and wastepaper. We use wood fiber to make pulp, which we use along with purchased wastepaper to manufacture our tissue and paper products. We also use wood fiber and wastepaper to manufacture containerboard. Furthermore, we expect to purchase annually over $1 billion of wood and wood fiber for use by our building products business. We purchase all of our wood and wood fiber from third parties. If the costs of these or other raw materials we purchase increase, our cost of sales will increase, and our operating results may be materially adversely affected. We also buy and sell pulp and can be impacted by pulp price fluctuations. Furthermore, we may not be able to pass increased raw materials prices on to our customers if the market or existing agreements with our clients do not allow us to raise the prices of our finished products. If price adjustments significantly trail the increase in raw materials prices or if we cannot effectively hedge against price increases, our operating results may be materially adversely affected and our ability to satisfy our obligations under the notes may be impaired.


IF WE CANNOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR OPERATING RESULTS MAY BE HARMED

     As a company that manufactures and markets consumer products, we rely heavily on trademarks and copyrights to protect our brands, patents and trade secrets in the manufacture of many of our products. These protections may not adequately safeguard our intellectual property rights and we may incur significant costs to defend our intellectual property rights, which may harm our operating results. Although we are not aware that any of our intellectual property rights infringe upon the proprietary rights of third parties, third parties may make such claims in the future. Any infringement claims, whether with or without merit, could be time-consuming, result in costly litigation or damages, undermine the exclusivity and value of our brands, decrease sales or require us to enter into royalty or licensing agreements that may not be on acceptable terms.

    RISK FACTORS RELATING TO ENVIRONMENTAL REGULATION AND ASBESTOS LIABILITY

WE INCUR SUBSTANTIAL COSTS RELATED TO COMPLIANCE WITH CURRENT AND FUTURE ENVIRONMENTAL LAWS AND REGULATIONS AND TO ADDRESS ENVIRONMENTAL LIABILITIES FOR WHICH WE ARE HELD RESPONSIBLE, EACH OF WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, CASH FLOW AND LIQUIDITY

     Our business is subject to stringent environmental laws and regulations, particularly with respect to discharges of pollutants and other emissions on or into land, water and air, and the use, disposal and remediation of hazardous substances and contaminants. Compliance with these laws and regulations is an important factor in our business. We have incurred and expect to continue to incur significant expenditures to comply with applicable environmental laws and regulations. Moreover, some or all of the environmental laws and regulations to which we are subject could become more stringent in the future, which could affect our production costs and overall profitability. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, the installation of pollution control equipment or other mandated actions.


     In addition, we currently are, and from time to time in the future will be, involved in a number of environmental matters and legal proceedings. These matters and proceedings in the past have caused, and in the future may cause, us to incur substantial costs. Such proceedings are based on liability under environmental laws for damages resulting from past or present spills or releases of hazardous or toxic substances on or from our properties, or on tort liability relating to exposure to hazardous substances. Liability under these laws may be imposed without regard to whether we knew of, or caused, the release of such substances on our property. In connection with various sales of businesses completed in the past, we have agreed to indemnify the purchasers of those businesses against certain environmental claims. Accordingly, we may incur substantial additional costs should we be required to make payments under those indemnification agreements, and those costs could materially adversely affect our operating results, cash flow and liquidity. In addition, recently, various lawsuits seeking class-action status and alleging harm from exposure to wood products treated with Chromated Copper Arsenate, or CCA, have been filed in state and federal courts against us and other companies. See "Business -- Legal Proceedings."


PAYMENTS FOR ASBESTOS-RELATED CLAIMS (THE TOTAL AMOUNTS OF WHICH ARE UNCERTAIN) MAY MATERIALLY ADVERSELY AFFECT OUR CASH FLOW AND LIQUIDITY


     We and many other companies are defendants in suits brought in various courts around the nation by plaintiffs who allege that they have suffered personal injury as a result of exposure to asbestos containing products. These suits allege a variety of lung and other diseases based on alleged exposure to products previously manufactured by us. Our asbestos liabilities relate primarily to joint systems products manufactured by Bestwall Gypsum Company and our gypsum business that contained small amounts of asbestos fiber. We discontinued using asbestos in the manufacture of these products in 1977.



     From the commencement of this litigation through March 29, 2003, we either had settled, had dismissed or were in the process of settling a total of approximately 282,200 asbestos claims. For this same period, our asbestos payments for liability, defense and administration, before insurance recoveries and tax benefits, totaled approximately $486 million. We generally settle asbestos claims for amounts we consider reasonable given the facts and circumstances of each claim.


     In the Fall of 2001, we retained National Economic Research Associates
(NERA) and Peterson Consulting, nationally recognized consultants in asbestos liability and insurance, to work with us to project the amount, net of insurance, that we would pay for our asbestos-related liabilities and defense costs through 2011. Based on the analysis of NERA and Peterson Consulting, at the end of 2001 we established reserves for the probable and reasonably estimable asbestos liabilities and defense costs we believed we would pay through 2011, and established receivables for insurance recoveries that were deemed probable. In the fourth quarter of 2001, we recorded a pre-tax charge to earnings of $350 million to cover the projected asbestos liabilities and defense costs, net of expected insurance recoveries, we expected to pay through 2011.

     However, during 2002 we paid, pre-tax and before insurance, approximately $181 million for our asbestos liabilities and defense costs, which was $75 million more than we expected to pay based on NERA's estimate. These higher payments were caused by a $10 million judgment which we paid in one case decided on appeal by the Maryland Supreme Court in 2002, and higher than expected settlements paid in less than 1% of the total cases we resolved in 2002, all of which involved mesothelioma claims. During 2001, we paid, pre-tax and before insurance, approximately $84 million for our asbestos liabilities and defense costs. Because of 2002's higher asbestos liabilities and defense costs, we asked NERA to review its original estimate and adjust it as needed. NERA's revised estimate projects that our total, undiscounted asbestos liabilities, including defense costs, over the ten-year period from 2002 through 2012 will be slightly less than $1.2 billion, before any insurance recoveries and ignoring any possible tax benefits. The principal factor contributing to the increase in NERA's total estimate was the projected effect of the higher indemnity and defense costs we experienced in 2002 on our costs in future years. In addition, NERA extended its original estimate through 2012, which accounted for approximately $60 million of the total accrual, before insurance. We believe that NERA's projection represents its best estimate of the reasonably estimable asbestos costs we will incur based upon currently available information.



     As they did at the end of 2001, we and Peterson Consulting analyzed publicly available information bearing on the creditworthiness of our various insurers, and employed insurance allocation methodologies which we and Peterson Consulting believed appropriate to ascertain the amount of probable insurance recoveries from our insurers for the accrued asbestos liabilities. The analysis took into account self-insurance reserves, policy exclusions, liability caps and gaps in our coverage, as well as insolvencies among certain of our insurance carriers. Although we and Peterson Consulting believe these assumptions are appropriate, there are other assumptions that could have been employed that would have resulted in materially lower insurance recovery estimates. Based on this analysis, our total expected insurance recoveries for our projected asbestos liabilities and costs over the period through 2012 will be about $670 million. As a result, in the fourth quarter of 2002 we recorded an additional pre-tax charge to earnings of $315 million which, when added to amounts remaining from charges recorded in 2001, we believe are sufficient to cover our projected asbestos liabilities and defense costs, net of expected insurance recoveries.


     Projecting our net liability for asbestos litigation is subject to a number of important risks and uncertainties, including:

         - the possibility that the number of asbestos claims filed against us in the future will be greater than projected;


         - the risk that the cost of defending and settling our current and future asbestos claims will be higher than projected, resulting in more rapid depletion of our insurance coverage and higher out-of-pocket costs;


         - the possibility of additional insolvencies among our insurance carriers;

         - the risk that final resolution of allocation, coverage or other issues affecting our available insurance coverage will result in lower insurance recoveries than forecast;

         - the possibility that adverse jury verdicts could require us to pay damages in amounts greater than the amounts for which we now settle cases; and

         - the risk that bankruptcies of other asbestos defendants may increase our costs.


     These and other factors could cause our actual asbestos liabilities, defense costs and insurance recoveries to be higher or lower than those currently projected and/or recorded, which may affect the validity of our overall projections. We intend to monitor our accrued asbestos liabilities, defense costs and insurance recoveries against these overall projections, and we will make adjustments to such accruals as required by generally accepted accounting principles.


     For all of these reasons, it is possible that our currently accrued asbestos liabilities will not be accurate, that our accrued insurance recoveries will not be realized, or that we will be required in the future to incur additional charges relating thereto. Given these uncertainties, we believe that it is reasonably possible that we will incur asbestos liabilities for the period through 2012 and beyond in amounts in excess of the NERA estimate, but cannot estimate such excess amount at this time.



     Beginning in late March and continuing during the second fiscal quarter of 2003, we experienced new case filings in Mississippi at a rate significantly higher than we expected. We believe that most of these filings were caused by plaintiffs filing cases in advance of the effective date of tort law changes in the State of Mississippi. Similar tort law legislation was recently enacted in the State of Texas and we expect to experience an increase in the number of new case filings in Texas in the third and fourth fiscal quarters of 2003 as a result of this legislation.



     The announcement of additional reserves, adverse jury verdicts or other negative developments involving our asbestos liabilities may cause the value or trading prices of the notes to decrease significantly. All amounts we pay for asbestos liabilities that are not covered by our insurance will reduce our cash flow available to pay interest and principal on the notes. If the higher costs experienced in fiscal 2002 continue, or the actual amounts payable by us in the future to settle claims or satisfy judgments were to be substantially greater than NERA has estimated or the actual amounts recoverable from insurance were to be substantially lower than Peterson Consulting has estimated, it could cause us to default on covenants in our credit facilities, cause our credit ratings to be downgraded, restrict our access to the capital markets and otherwise have a material adverse effect on our financial condition, results of operations, cash flows or liquidity. See "Business -- Legal Proceedings -- Asbestos Litigation."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws. We have also made forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words "believe," "expect," "anticipate," "plan," "estimate" or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, strategies, contingencies, financing plans, working capital needs, sources of liquidity, capital expenditures, amounts and timing of expenditures and the adequacy of our reserves with respect to liabilities relating to asbestos-containing products or the environment (and amounts and timing of insurance recoveries covering those expenses) and contemplated transactions.

     Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, the estimated cost of environmental compliance, expected outcomes of pending litigation, the expected costs of pending and future asbestos and environmental claims, the solvency of our insurers and the ultimate resolution of allocation and coverage issues with those insurers (including, without limitation, issues relating to asbestos and environmental claims), competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, factors discussed under the heading "Risk Factors" and the following:

     -    changes in general economic conditions and interest rates;

     -    changes in the availability of capital;

     -    changes in competitive conditions and prices in our markets;

     - changes in the relationship between supply of and demand for our products;

     -    foreign currency fluctuations relative to the United States dollar;

     -    fluctuations in raw material and labor costs;

     -    changes in other significant operating expenses;

     - unanticipated expenditures with respect to environmental, safety and health laws; and

     - timing and occurrence of events, including events and resulting expenses related to asbestos-related claims against us.

     You should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                                USE OF PROCEEDS


     The exchange offers are intended to satisfy our obligations under the old notes, the indentures and the registration rights agreement. Neither we nor Fort James will receive any proceeds from the exchange offers. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offers, new notes of the same series in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding indebtedness.



     Our net proceeds from the offering and sale of the old notes, which do not include accrued interest on the old notes, were approximately $1.46 billion, after deducting related fees and expenses of the offering and the discount payable to the initial purchasers. We used these net proceeds to repay all amounts outstanding under our capital markets bridge facility and repay a portion of amounts outstanding under our revolving credit facility. For more detail regarding our total debt and available borrowings, see "Description of Other Indebtedness."

                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 29, 2003. You should read the table below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements incorporated by reference into this prospectus.



                                                                  AS OF
                                                              MARCH 29, 2003
                                                              --------------
                                                              (in millions)
Cash and short-term investments.............................     $    57
Short-term debt.............................................     $ 1,308
Long-term debt:
  Revolving credit facility.................................     $ 1,982
  Other long-term debt, excluding current portion...........       7,084
  2010 notes and 2013 notes.................................       1,500
                                                                 -------
     Total long term debt...................................      10,566
Shareholders' equity:
  Common stock..............................................         200
  Additional paid-in capital................................       3,414
  Retained earnings.........................................       1,409
  Long term incentive plan deferred compensation............          (2)
  Accumulated other comprehensive loss......................        (456)
                                                                 -------
     Total shareholders' equity.............................       4,565
                                                                 -------
     Total capitalization...................................     $15,131

                              THE EXCHANGE OFFERS

PURPOSE AND EFFECT OF THE EXCHANGE OFFERS

     As a condition to the initial sale of the old notes, we, Fort James and the initial purchasers entered into a registration rights agreement dated as of January 30, 2003. Pursuant to the registration rights agreement, we and Fort James agreed to:

     - file a registration statement under the Securities Act with respect to the new notes with the SEC by April 30, 2003; and

     - use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before July 29, 2003.

     We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offers. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

     The term "holder" with respect to the exchange offers means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old notes by book-entry transfer at DTC.

RESALE OF THE NEW NOTES

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under "The Exchange
Offers -- Procedures for Tendering Old Notes." However, if you intend to participate in a distribution of the new notes, or you are an "affiliate" of us or Fort James as defined in Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available to you. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet the conditions exempting you from the registration requirements.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider these particular exchange offers in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat them in the same way it has treated other exchange offers in the past.

     A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its new notes. See "Plan of Distribution" for more information regarding broker-dealers.

     The exchange offers are not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which these exchange offers or the acceptance of the exchange offers would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFERS

     GENERAL. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn before the expiration date.

     Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offers and not validly withdrawn before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offers. However, old notes may be tendered only in principal amounts that are integral multiples of $1,000.

     The form and terms of the new notes are the same as the form and terms of the old notes except that:

     - the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes, and

     - holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offers, or to the penalty interest provisions of the registration rights agreement.

     The new notes will evidence the same indebtedness as the old notes and will be issued under, and be entitled to the benefits of, the same indenture that is applicable to and governs the old notes. As a result, both the new notes and the old notes will be treated as a single series of debt securities under the applicable indenture. The exchange offers do not depend on any minimum aggregate principal amount of old notes being surrendered for exchange.

     As of the date of this prospectus, $700,000,000 aggregate principal amount of the old 2010 notes is outstanding and $800,000,000 aggregate principal amount of the old 2013 notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have
fixed the close of business on           , 2003 as the record date for the
exchange offers for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in these exchange offers.

     As a holder of old notes, you do not have any appraisal or dissenters' rights or any other right to seek monetary damages in court under the Georgia Business Corporation Code, as amended, or the applicable indenture governing the notes. We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not surrendered for exchange in the exchange offers will remain outstanding and interest on those notes will continue to accrue.

     We will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of our acceptance to The Bank of New York, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

     If you surrender old notes in the exchange offers, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offers, other than certain applicable taxes described under "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The "expiration date" means 5:00 p.m., New York City time, on           ,
2003, unless we extend the exchange offers, in which case the expiration date is the latest date and time to which we extend the exchange offers.

     In order to extend the exchange offers, we will:

     - notify the exchange agent of any extension by oral or written communication;

     - issue a press release or other public announcement, which will report the approximate number of old notes deposited, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During any extension of the exchange offers, all old notes previously surrendered and not withdrawn will remain subject to the exchange offers.

     We reserve the right:


     - to delay accepting any old notes (including in the event that the terms of the exchange offers are materially altered, or the exchange offers are extended),


     -    to amend the terms of the exchange offers in any manner,

     -    to extend the exchange offers, or

     - if, in the opinion of our counsel, the consummation of the exchange offers would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offers by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offers in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offers for a period of time that we will determine, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offers would have otherwise expired.

     We will have no obligation to publish, advertise, or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.


     In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent's message, in each case, with all other required documents. However, we reserve the absolute right to waive any conditions of the exchange offers, which we, in our reasonable discretion, determine are not satisfied or any defects or irregularities in the surrender of old notes. All conditions of the exchange offers will be satisfied or waived prior to the expiration of the exchange offers. If a waiver constitutes a material change to the exchange offers, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offers for at least five business days. If we do not accept any surrendered old notes for any reason set forth in the terms and conditions of the exchange offers or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. We will deliver new notes to tendering holders of old notes that are accepted for exchange and we will return any old notes that we do not accept for exchange for any reason to their tendering holder as promptly as practicable. See "-- Return of Old Notes."

INTEREST ON THE NEW NOTES

     The new notes will accrue cash interest on the same terms as the old notes, i.e., at the rate of 8.875% per year for each new 2010 note and at the rate of 9.375% per year for each new 2013 note, each using a 360-day year consisting of twelve 30-day months and payable semi-annually in arrears on February 1 and August 1 of each year. Interest payments will be made to holders of record of the new notes on the immediately preceding January 15 and July 15. Old notes accepted for exchange will not receive accrued interest at the time of exchange. However, each new note will bear interest:

     - from the later of (1) the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or
          (2) if the old note is exchanged for the new note on a date after the record date for an interest payment date to occur on or after the date of the exchange and as to which that interest will be paid, the date of that interest payment date, or

     -    if no interest has been paid on the old note, from August 1, 2003.

PROCEDURES FOR TENDERING OLD NOTES

     If you wish to surrender old notes you must:

     - complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent,

     - have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and

     - mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date.

     In addition, either:

     - certificates for old notes must be received by the exchange agent along with the letter of transmittal;

     - a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date; or

     - you must comply with the procedures described below under "-- Guaranteed Delivery Procedures."

     If you do not withdraw your surrender of old notes before the expiration date, it will indicate an agreement between you, us and Fort James that you have agreed to surrender the old notes, in accordance with the terms and conditions in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company, or nominee effect the above transactions for you.

     If you are a beneficial owner of the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to surrender your old notes, you should contact that intermediary promptly and instruct it to surrender the old notes on your behalf.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

     - you tender your old notes as the registered holder, which term includes any participant in DTC whose name appears on a security listing as the owner of old notes, and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes, or

     - you surrender your old notes for the account of an eligible institution.

     An "eligible institution" is:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or

     - an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act.

     In each instance, the entity must be a member of one of the signature guarantee programs identified in the letter of transmittal.

     If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature in the letter of transmittal.

     Your surrender will be deemed to have been received as of the date when:

     - the exchange agent receives a properly completed and signed letter of transmittal accompanied by the old notes, or a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC with an agent's message, or

     - the exchange agent receives a notice of guaranteed delivery from an eligible institution.

     Issuances of new notes in exchange for old notes surrendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old notes, or confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below.

     We will make the determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of surrendered old notes, and our determination will be final and binding on all parties.

     We reserve the absolute right to reject any and all old notes improperly surrendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of surrender as to any particular old note. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time we determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

     We have no current plan to acquire any old notes that are not surrendered in the exchange offers or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offers. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offers.

     Pursuant to the letter of transmittal, if you elect to surrender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the surrendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred, and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the transactions described in the letter of transmittal.

     By executing the letter of transmittal and surrendering old notes in the exchange offers, you will be representing to us that, among other things,

     - you have full power and authority to tender, exchange, assign, and transfer the old notes surrendered,

     - we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes,

     - you are acquiring the new notes in the ordinary course of your business,

     - you are not engaging in and do not intend to engage in a distribution of the new notes,

     - you have no arrangement or understanding with any person to participate in the distribution of the new notes,

     - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offers for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that you cannot rely on the position of the SEC's staff set forth in their no-action letters,

     - you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC, and

     - you are not an "affiliate," as defined in Rule 405 under the Securities Act, of us or Fort James, or, if you are an "affiliate," that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

     Participation in the exchange offers is voluntary. You are urged to consult your financial advisors in making your decision on whether to participate in the exchange offers.

RETURN OF OLD NOTES

     If any old notes are not accepted for any reason described in this prospectus, or if old notes are withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

BOOK ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant.

     A delivery of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     If you wish to surrender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, you may nonetheless participate in the exchange offers if:

     -    you surrender your notes through an eligible institution;

     - before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent, and

     - the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

     Unless old notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWALS OF TENDERS OF OLD NOTES

     You may withdraw your surrender of old notes at any time before the expiration date.

     To withdraw old notes surrendered in the exchange offers, the exchange agent must receive a written notice of withdrawal at its address set forth below before the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes,

     - contain a statement that the holder is withdrawing the election to have the old notes exchanged,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal used to surrender the old notes, and

     - specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been surrendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

     We, in our sole discretion, will make the final determination on all questions regarding the validity, form, eligibility, and time of receipt of notices of withdrawal, and our determination will bind all parties. Any old notes withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offers and no new notes will be issued in exchange unless the old notes so withdrawn are validly surrendered again. Properly withdrawn old notes may be surrendered again by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of surrender or termination of the exchange offers.

ADDITIONAL OBLIGATIONS

     We may be required, under certain circumstances, to file a shelf registration statement. See "Description of the New Notes -- Registration Rights; Special Interest." In any event, we are under a continuing obligation, for a period of up to 180 days after the SEC declares the registration statement of which this prospectus is a part effective, to keep the registration statement effective, subject to our ability to suspend the effectiveness of any registration statement as described in the registration rights agreement.

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

CONDITIONS OF THE EXCHANGE OFFERS

     Notwithstanding any other term of the exchange offers, or any extension of the exchange offers, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offers before acceptance of the old notes, if:

     - any statute, rule, or regulation has been enacted or any action has been taken by any court or governmental authority that, in our reasonable judgment, seeks to or would prohibit, restrict, or otherwise render consummation of the exchange offers illegal; or


     - any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offers or a change that would materially impair the contemplated benefits to us, such as providing a more liquid market for the new notes than the old notes, of the exchange offers; or


     - a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offers.


     If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:


     - refuse to accept any old notes and return all surrendered old notes to the surrendering holders,

     - extend the exchange offers and retain all old notes surrendered before the expiration date, subject to the holders' right to withdraw the surrender of the old notes, or


     - waive any unsatisfied conditions regarding the exchange offers and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offers, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offers for at least five business days if the exchange offers would have otherwise expired. All conditions of the exchange offers will be satisfied or waived prior to the expiration of the exchange offers.


EXCHANGE AGENT

     We have appointed The Bank of New York as the exchange agent for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following address:

                              The Bank of New York
                               101 Barclay Street
                                    Floor 8W
                            New York, New York 10286

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

     We have not retained any dealer-manager or other soliciting agent for the exchange offers and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

     We will pay all expenses incurred in connection with the performance of our obligations in the exchange offers, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

     -    to us or to any of our subsidiaries,

     - inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act,

     - inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that the transfer complies with the Securities Act,

     - outside the United States in compliance with Rule 904 under the Securities Act,

     - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

     -    pursuant to an effective registration statement under the Securities
          Act.

     The liquidity of the old notes could be adversely affected by the exchange offers. See "Risk Factors -- Risks Related to Our Indebtedness and the
Notes -- An active trading market for the notes may not develop, which could reduce their value."

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offers. We will amortize the expenses of the exchange offers and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

                                    BUSINESS


     We are engaged in four principal business operations: the manufacture of tissue products (including bath tissue, paper towels, and napkins) and disposable tabletop products (including disposable cups, plates and cutlery); the manufacture of containerboard and packaging (including linerboard, medium and corrugated packaging); the manufacture of bleached pulp and paper (including paper, market and fluff pulp, kraft and bleached board); and the manufacture and distribution of building products (including plywood, oriented strand board, various industrial wood products, and softwood and hardwood lumber as well as certain non-wood products including gypsum board, chemicals and other products).



     Prior to November 2, 2002, we were engaged in the distribution of paper products, packaging and facility supplies through our paper products distribution business, Unisource Worldwide, Inc., or Unisource. Effective November 2, 2002, we sold a 60 percent controlling interest in Unisource to an affiliate of Bain Capital, LLC.



     Prior to October 6, 2001, we were also engaged in the growing of timber on approximately 4.7 million acres of timberlands that we owned or leased. In 2001, these timberlands supplied approximately 10% of the overall timber requirements of our manufacturing facilities. On October 6, 2001 we completed the spin off of The Timber Company and its merger with and into Plum Creek Timber Company, Inc., or Plum Creek.



     Among North American producers, we rank first in the production of tissue paper products, disposable tableware, structural wood panels and industrial wood panels; second in wood bonding and industrial thermosetting resins; third in gypsum wallboard; fourth in lumber products, containerboard, corrugated packaging and market pulp; and fifth in paper (uncoated free-sheet). Our building products distribution business is the leading supplier of wholesale building products in the United States. Our chemical business also supplies paper chemicals and tall oil based chemicals.



     Most of our products are made of solid wood, virgin and recycled wood fiber, or wood by-products. We purchase the majority of these readily available raw materials from timber owners, independent log merchants and brokers, and recycled fiber brokers.



     Our strategy is to improve our portfolio of businesses by divesting or exiting non-strategic businesses, and by acquiring and investing in businesses that are high value-added and that position us closer to consumers. A key component of that strategy is improving our bath tissue, paper towel and napkin business, which is commonly referred to as the tissue business. We believe that our acquisition of Fort James Corporation in 2000 directly facilitated that strategy. In 2001, in connection with our redirection of our focus away from commodity-based businesses, we sold a portion of our pulp and paper assets to Domtar Inc., and divested our timber businesses by redeeming all of the outstanding shares of stock of The Timber Company and merging our timber businesses with Plum Creek.



     In May 2002, our board of directors approved separating our consumer products, packaging and bleached pulp and paper businesses (along with its remaining interest in the Unisource paper distribution business) from our building products manufacturing and distribution business. After this separation, Georgia-Pacific would have consisted of only the building products manufacturing and distribution business. In September 2002, this separation was indefinitely suspended in light of conditions in the financial and capital markets, operating results in our principal businesses, and the market's perception of our asbestos liabilities.



     Our four principal businesses are broken down into six operating segments:
North America consumer products, international consumer products, packaging, bleached pulp and paper, building products manufacturing and building products distribution.

CONSUMER PRODUCTS



     We are the largest North American producer of tissue products; a leading manufacturer of tissue products in Europe; and through our Dixie business, the largest producer of disposable tableware in North America. The consumer products include a wide array of branded and private label consumer and commercial tissue products. These include bath tissue, paper towels and napkins, which are made from virgin and recycled fibers, as well as disposable plates, cups and cutlery. Primary production of these products takes place in 26 tissue mills throughout Europe and the United States and 12 disposable tableware plants in North America. Worldwide tissue capacity is approximately 3.9 million tons, making this business one of the world's largest producers of tissue products. Markets for tissue products are generally influenced by population growth, changes in per capita consumption, and levels of economic activity in a geographic market.



     The consumer products business operates as two segments: North America consumer products and international consumer products.



  NORTH AMERICA CONSUMER PRODUCTS SEGMENT



     With a 31% volume market share, we are the largest producer of tissue products in North America. The business produces bath tissue, paper towels and napkins made from virgin and recycled fibers, in both branded and private label tissue products, for the retail and commercial markets. According to industry statistics, our North American retail and commercial manufacturing cash cost position is the lowest among its leading industry competitors. Fourteen production and converting facilities located throughout the United States and two converting facilities in Mexico produce finished goods to serve the North American market. In 2002, North American sales accounted for approximately $5,455 million, or 77% our worldwide consumer products sales.



     RETAIL TISSUE. In the retail (or "at-home") channel, which accounted for approximately 68% of domestic tissue sales in 2002, we produce both branded and private label products. The rankings of our principal retail brands, based on unit share, include Quilted Northern and Angel Soft bath tissue (the number two and three bathroom tissue brands, respectively), Sparkle and Brawny paper towels (the number three and four paper towel brands, respectively), and five of the seven leading napkin brands including Mardi Gras napkins (the leading paper napkin brand) and Vanity Fair premium dinner napkins (the number one premium napkin brand). Other retail brands include Sparkle and Brawny paper napkins, and Soft'N Gentle bathroom and facial tissue, MD bath tissue, Mardi Gras towels, Zee napkins (number one on the West Coast), and Green Forest towels and napkins.



     We also supply private label or customer brand products to some of the largest retailers in the United States. We believe that we are the leading supplier to the United States private label towel and tissue market, with a market share of approximately 44%.



     We believe we are the leading supplier of tissue, towel and napkin products to the warehouse club, the fastest growing channel in the consumer products industry. Additionally, we have well-established relationships with the leaders in the rapidly expanding mass merchandise channel, as well as long-term relationships with major retailers in the grocery channel. We believe our position in expanding retail channels provides superior growth prospects compared to the overall market.



     COMMERCIAL TISSUE. In 2002, the remaining 32% of domestic tissue sales came from commercial and industrial (or "away-from-home") markets. These sales were made through independent paper distributors, food service and janitorial distributors, and directly to national fast food accounts for use in restaurants, offices, factories, hospitals, schools and hotels and through our office product distribution business (Unisource), wholly-owned until November,

2002, when a controlling interest was sold. Our principal away-from-home brands include proprietary dispensing systems for the Cormatic, Ultimatic and Guardian brands; and Envision, the leading brand of environmentally positioned 100% recycled tissue, towel and napkin products.



     According to the American Forest & Paper Association, in 2001, we sold more tissue products in the commercial channel than any other company in North America and based on volume have a 40% share. With a 48% share in the food service industry and a 43% share in the health care industry, we believe we have the largest market share in the fastest growing end-use markets for commercial tissue products.



     We are the market leader in proprietary dispensers and also have leading market positions in the paper distribution, janitorial supply and manufacturing end-use markets. The commercial tissue market benefits from attractive long-term fundamentals, including unit volume growth due to increased dining and entertaining outside of the home.



     DIXIE. The Dixie business, with one of the best-known names in disposable plates, cups and cutlery, has the number one market share in the $12 billion North American disposable tableware market. Our principal retail tabletop brand, Dixie, is virtually synonymous with the paper cup it created over 80 years ago. Through a twelve-plant network of focused production facilities in North America, Dixie manufactures a full range of products for both retail and foodservice markets.



     We believe that we are the leading supplier of tabletop products to the warehouse club channel. We believe that we are one of the largest producers of disposable cups, plates and related products for the foodservice industry. Foodservice customers include distributors, restaurants, hotels, office buildings and institutions, many of the same customers to which we sell our North American tissue. Approximately 57% of sales are into retail distribution channels and the remaining 43% are into foodservice distribution channels. In 2002, Dixie's net sales were approximately $907 million.



  INTERNATIONAL CONSUMER PRODUCTS SEGMENT



     The international consumer products segment is a leading supplier of paper-based consumer products in many European countries. Product lines in both the retail and away-from-home markets include bathroom and facial tissue, paper towels and napkins. Retail sales include both branded and private label products. We also market feminine hygiene products and pharmacy supplies in select countries. These products are manufactured across Europe in 11 mills with an annual capacity of over 906,000 tons, or are purchased from others. Eleven stand-alone converting plants strategically located throughout Europe and China supplement converting operations located at the primary production mills. The combined network provides cost-effective market reach given the high European distribution costs and the resulting decrease in the maximum practical distribution radius from any one-mill site. In 2002, net sales for the International business accounted for approximately $1,663 million, or 23% of our worldwide consumer products sales.



     During 2002, tissue-based products accounted for approximately 87% of our annual International Consumer Products sales with the balance comprised of feminine hygiene products, ancillary products such as health care and pharmacy items, and unconverted tissue parent rolls. We sell our tissue, towel and napkin products through both retail and away-from-home distribution channels in Europe. Approximately 76% of our European towel and tissue sales were into retail distribution channels and 21% were into away-from-home and other channels. Sales into retail channels are supported by both branded and private label product offerings.



     Our principal European brands include Lotus bathroom tissue and handkerchiefs (both hold the number one position in France), Moltonel bathroom tissue (the number two tissue in France), Lotus kitchen towels (the number one kitchen towel in the Netherlands), O'Kay kitchen towels (the number one kitchen towel in France), Colhogar kitchen towels and bathroom tissue the number one kitchen towel and number two bathroom tissue positions), KittenSoft towels and bathroom tissue (both hold number one positions in Ireland), EMBO bathroom tissue (the number one tissue in Finland), Tenderly bathroom tissue (the number two tissue in Italy), Delica kitchen towels, napkins and bathroom tissue (the number one towel and napkins and number two bath tissue in Greece), Vania feminine hygiene products (one of the leaders in France), Selpak premium tissue products (the leader in Turkey) and Demak'Up cotton facial pads (the leader in Europe).



     Our largest European operations are in France and the United Kingdom, which combined account for approximately 69% of its European tissue sales. Aggregating at-home branded, private label and away-from-home production, we believe we are the largest producer of tissue products in France, Finland, Turkey and the United Kingdom and the second largest producer in Greece.



PACKAGING



     The packaging segment focuses on providing packaging solutions for a wide variety of industrial customers. Its primary products include corrugated containers and containerboard. Our four containerboard mills rank fourth in North American containerboard production with a capacity of 3.8 million tons, approximately 10% of North American capacity. The containerboard mills produce unbleached linerboard and medium, in roll form, that is shipped to converting facilities. One of the largest domestic producers of containerboard, the packaging segment is the third largest supplier of containerboard to independent converters in the United States.



     We have three principal types of converting facilities: corrugated box plants, which fabricate corrugated sheets from containerboard and print, cut, fold and join them to create finished boxes; sheet feeders, which also fabricate corrugated sheets and then deliver them to other converters who complete the finished box; and graphic packaging facilities, which fabricate corrugated sheets and utilize graphic capabilities and design techniques to meet specialized customer requirements. The segment's 53 converting plants consume approximately 70% of the segment's containerboard production; the remainder is sold to independent box converters in the United States, Latin America and Asia. Georgia-Pacific is the fourth largest supplier of corrugated containers in the United States.



     In addition to standard corrugated containers, the segment's packaging plants supply many specialty-packaging products. These include display-ready corrugated packaging that works interchangeably with the Corporation's line of reusable plastic containers, double and triple-wall boxes, bulk bins, water-resistant packaging, and high-finish and preprinted packaging for point-of-sale displays. Our Color-Box subsidiary produces high quality litho-laminated packaging at nine specialty printing, coating and converting facilities. It is the largest litho-laminate corrugated manufacturer in North America.



     Markets for containerboard and packaging products are affected primarily by changes in industry capacity, the level of industrial activity in the United States, and export markets. Containerboard exports totaled 248,000 tons during 2002 compared to 2001's level of 266,000 tons. In 2002, exports for the packaging segment were $112 million, approximately 4% of segment net sales.



BLEACHED PULP AND PAPER



     The bleached pulp and paper segment produces market pulp, paper and other products at nine facilities in North America. Combined production capacity for pulp and paper is 3.7 million tons. The bleached pulp and paper segment's mills are among the industry's lowest cost producers. Exports from this business segment consist chiefly of market pulp bound for Asia, Europe, and Latin America. In 2002, exports for the bleached pulp and paper segment were $432 million, approximately 17% of segment sales. Markets for pulp and paper products are affected primarily by changes in industry capacity, the level of economic growth in the United States and export markets, and fluctuations in currency exchange rates.



     PAPER. We are the fifth largest North American producer of uncoated free-sheet paper. Uncoated free-sheet paper is used in office copy machines and printers, commercial printing, business forms, stationery, tablets, books, envelopes, labels and checks. The bleached pulp and paper segment's four uncoated free-sheet paper mills have a combined annual capacity of 1.2 million tons, approximately 7% of North American capacity. These products are sold through paper distributors, office product distributors, printing equipment manufacturers, retailers and converters. Products are sold under a variety of brand names including: Spectrum, Eureka and GeoCycle.



     MARKET PULP. We rank eighth in the production of market pulp worldwide. The bleached pulp and paper segment includes three pulp mills with a combined annual capacity of nearly 1.6 million tons, approximately 19% of United States capacity. These mills produce primarily Southern softwood and Northern hardwood pulps sold to industrial users for the manufacture of many paper grades.



     Our Brunswick facility is the largest fluff pulp production facility in the world. It contributes approximately 826,000 tons annually to make us the second largest producer of fluff pulp in the world. Fluff pulp is used primarily in the manufacture of disposable diapers and other sanitary items.



     BLEACHED BOARD. The bleached pulp and paper segment manufactures approximately 500,000 tons of bleached paper board annually for use in frozen food containers, food service items and other products. The combined bleached board capacities at Naheola, Alabama and Crossett, Arkansas us the fourth largest bleached board producer in North America.



PAPER DISTRIBUTION



     In November 2002, we completed the sale of a 60% controlling interest in Unisource, our paper distribution business, to an affiliate of Bain Capital, LLC. Beginning in November 2002, the profits from the remaining 40% equity investment in Unisource were included in the bleached pulp and paper segment.



BUILDING PRODUCTS MANUFACTURING



     Building Products Manufacturing is one of the leading manufacturers of building products in the United States. The segment manufactures wood panels (including plywood, oriented strand board, or OSB, and industrial panels), lumber, gypsum products, chemicals and other products. These products are manufactured at 131 facilities in the United States, 7 plants in Canada, 2 plants in South America, and a joint venture in South Africa. These products are sold directly to industrial customers, independent dealers and wholesalers, and large building product retailers or through our building products distribution business.



     The building products business is affected by the level of housing starts; the level of home repairs, remodeling and additions; commercial building activity; the availability and cost of financing; and changes in industry capacity. The demand for building products tends to be stronger during the second and third quarters when weather conditions favor construction. Exports for the building products manufacturing segment in 2002 were $113 million (approximately 2% of segment sales), primarily to the Caribbean and Europe.



     Building products manufacturing is organized into five divisions:



     STRUCTURAL PANELS. Based on panel production capacity of 8.7 billion square feet, we are the largest producer of structural wood panels in North America. We account for about 19% of North

American panel capacity. The division's 20 softwood plywood plants produce approximately 32% of North American capacity and, its six OSB plants can produce
2.2 billion square feet or 9% of annual North American capacity. With most of these plants located in the Southeast, the business benefits from an ample supply of timber, favorable weather conditions, regional population growth, national economic growth and other factors.



     Two facilities manufacture engineered lumber products. Demand for the building products segment's engineered lumber products has increased in recent years as wood I-joists (made from veneer, OSB and sawn lumber) have increasingly become the product of choice for floor joist applications. Laminated veneer lumber, or LVL, and wood I-joists are designed to meet the precise structural performance requirements of roofing and flooring systems. The segment produces both LVL and I-joists.



     INDUSTRIAL WOOD PRODUCTS. The building products manufacturing segment is the largest producer of industrial wood panels and the fourth largest producer of hardwood plywood in North America. The division's particleboard plants produce more than 1.4 billion square feet of panels annually, which is approximately 17% of U.S. and Canadian capacity. We believe we are the largest producer of particleboard flooring and currently supplies more than 35% of the flooring substrate for the manufactured housing market. Seventeen mills manufacture composite panels of particleboard, MDF, hardboard and softboard, as well as hardwood plywood, interior decorative panels and thermally fused melamine panels. Applications include furniture, cabinets, housing, retail fixtures, and other industrial products.



     LUMBER. As the fourth largest lumber producer in North America, we have the capacity to manufacture about 2.5 billion board feet annually or approximately 4% of North American lumber production. Most of our 33 lumber mills are located in the Southern United States. Lumber products are manufactured from Southern pine, a variety of Appalachian and Southern hardwoods, cedar, spruce, hemlock and Douglas fir. During fourth quarter of 2002, we closed our western softwood mill in Ft. Bragg, California. This mill was responsible for one-third of our western softwood production capacity.



     Our building products business ranks as one of the top producers of pressure-treated lumber in the nation. Approximately 36% of its southern pine lumber production is pressure-treated to protect it for use in outdoor applications such as decks, fences, bridges and playground equipment. We own six pressure-treated lumber plants, two of which are idle. Southeast Wood Treating, Inc. operates the other four treating facilities as well as seven additional plants it owns. With production from 11 facilities, the business can sell more than one billion board feet of lumber annually.



     GYPSUM PRODUCTS. We operate 18 gypsum board plants throughout the United States and Canada and, with an annual capacity of 6.5 billion square feet, have the third largest gypsum wallboard capacity in North America. Gypsum products include wallboard, DensGuard specialty panels, fire-door cores, industrial plaster and joint compound. The business is substantially vertically integrated in paper and gypsum rock, operating three recycled gypsum paperboard mills and ten gypsum quarries/mines. Gypsum reserves are approximately 301 million recoverable tons, an estimated 64-year supply at current production rates.



     We are the only producer of fiberglass-faced and backed gypsum sheathing and decking products in the United States. Additionally, we are one of only two mineral fire door core producers in the U.S., as well as a major producer of mineral fire stop door components. We produce almost 50% of the value-added industrial plaster in the United States.



     In March 2002, the Delair, New Jersey gypsum paperboard plant with an annual capacity of 60 thousand tons was sold. Delair represented 19% of our gypsum paper capacity. In June 2002, the 65 thousand ton Sigurd, Utah plaster plant was closed.

     CHEMICALS. Our chemical business is a leading supplier of wood bonding resins, industrial thermosetting resins, formaldehyde, paper chemicals, and tall oil based chemicals. These chemicals and resins are used in a variety of specialty applications, including production of wood panels, papermaking, roofing, thermal insulation, metalworking, coatings, fertilizers, and transportation. The business ships more than four billion pounds of bonding and thermosetting resins, formaldehyde, pine chemicals, and paper chemicals annually from 17 United States and 2 South American plants. The business also operates through a joint venture in South Africa with Chemical Services, Ltd. During 2002, we closed our Houston, Texas and Rock Hill, South Carolina plants. These two plants had a capacity of 214 million pounds, 8% of our annual formaldehyde production.



BUILDING PRODUCTS DISTRIBUTION



     The building products distribution business is the leading domestic wholesaler of building products. It sells building products to independent dealers, industrial customers and large home improvement centers from two sales centers in North America and distributes product from 63 warehouse locations throughout the United States and one in Canada. The building products distribution business provides a nationwide outlet for a significant portion of our lumber and structural panel products. Approximately 71% of the business' sales are building products purchased from third parties. Our building products distribution business believes that its geographic coverage and product breadth are unmatched in North America.



TIMBER RESOURCES



     The principal raw material used by us is timber and wood fiber. During 2002, Plum Creek supplied 10% of the overall timber requirements of our facilities. We purchase our remaining timber requirements from third-party landowners in the open market. No single supplier, other than Plum Creek, supplied more than 10% of our timber requirements.



     Effective on the merger date of October 6, 2001, Georgia-Pacific and Plum Creek entered into a timber supply agreement that is effective for 10 years and subject to an automatic ten-year renewal period, unless either party delivers a timely termination notice. This agreement covers four key southern timber basins: Southeast Arkansas, Mississippi, Florida and Southeast Georgia. Under the agreement, Plum Creek must offer to us specified percentages of its annual harvest, subject to absolute minimum and maximum limitations in each basin. We can elect between 36%-51% of such annual harvest each year in Mississippi, Florida and Southeast Georgia, and between 52%-65% in Southeast Arkansas. The total annual softwood volume will range from a minimum of 2.7 million tons to a maximum of 4.2 million tons. The prices for such timber will be negotiated at arm's length between Plum Creek and us every six months.



PATENTS, COPYRIGHTS, LICENSES, TRADE SECRETS AND TRADEMARKS



     We are the owner of numerous patents, copyrights, trademarks, licenses and trade secrets, as well as substantial know-how and technology (herein collectively referred to as "technology") relating to our products and the processes for their production, the packages used for our products, the design and operation of various processes and equipment used in our business and certain quality assurance and financial software. The manufacturing and processing of many of our products are among our important trade secrets.



     We also own numerous trademarks, which are very important to our business, especially our consumer products business. Depending on the jurisdiction, trademarks are valid as long as they are in use and/or their registrations are properly maintained and they have not become generic. Registrations of trademarks can generally be renewed indefinitely as long as the trademarks are in use. We have registered and licensed the right to use our trademarks in conjunction with certain merchandise other than products we manufacture. In part, our success can be attributed to the existence of our trademarks.



COMPETITION


     Our competitors in the tissue and disposable tabletop products, packaging, and bleached pulp and paper businesses are large domestic and international diversified consumer products and paper companies, including Procter & Gamble, Kimberly-Clark and Svenska Cellulosa Aktiebolaget SCA, manufacturers of private label and generic products, and national and regional packaging companies, such as Smurfit-Stone Container Corporation, International Paper Company and Weyerhaeuser Company. Some of our local competitors in the tissue and disposable tabletop products, packaging, and bleached pulp and paper businesses in international markets are less susceptible to changes in currency exchange rates than we are and also benefit from government subsidies. We compete in the tissue and disposable tabletop products, packaging, and bleached pulp and paper businesses primarily on the basis of product quality and performance, brand recognition, brand loyalty, customer service, marketing, advertising, price, product development and distribution efficiencies. We incur substantial advertising, marketing and promotional costs in order to maintain or improve our brands' market positions or introduce new products.

     Our competitors in the building products business are other large national and smaller regional building products manufacturers, including Weyerhaeuser Company, Louisiana-Pacific Corporation and USG (United States Gypsum) Corporation. We compete in the building products business on the basis of product quality, customer service, price, logistics, product innovation and product mix.


     See "Risk Factors -- Risks Relating to Our Business -- We face intense competition in each of our businesses. If we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected and our ability to satisfy our obligations under the notes may be impaired."


EMPLOYEES


     At March 29, 2003, we employed approximately 61,000 employees, of whom approximately 7,000 were in Europe and approximately 1,600 were in Canada and Mexico. Approximately 24,600 of our employees work for our tissue and disposable tabletop products business, 9,400 work for our packaging business, 4,400 work for our bleached pulp and paper business, 21,000 work in building products and 1,600 are responsible for corporate administration. Our future performance depends, in significant part, upon our ability to attract new personnel and retain existing personnel in key areas, including marketing, engineering, technical support and sales. Competition for personnel is intense, and we cannot be sure that we will be successful in attracting or retaining personnel in the future.



     Approximately 43% of our United States employees are represented by labor unions pursuant to 211 collective bargaining agreements. Excluding union contracts relating to Unisource, 40 union contracts are subject to negotiation and renewal in fiscal 2003, including 11 at large facilities. During the first fiscal quarter of 2003, ten of these contracts were renewed. In the past five years, we have experienced three domestic work stoppages at our Fort Dodge, Iowa gypsum facility (affecting 56 employees for two months), our Parchment, Michigan Dixie facility (affecting 200 employees for six weeks) and our Akron, Ohio box plant facility (affecting 14 employees for one day). During this same period, we also experienced 18 work stoppages in our foreign business, affecting an average of 152 employees for an average of less than five days per work stoppage. We consider our relationships with our employees and their representative organizations to be good.

LEGAL PROCEEDINGS

     We are a party to various legal proceedings incidental to our business and are subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which we operate. As is the case with other companies in similar industries, we face exposure from actual or potential claims and legal proceedings involving environmental matters. Liability insurance in effect during the last several years provides only very limited coverage for environmental matters.


     We are involved in environmental remediation activities at approximately 174 sites, both owned by us and owned by others, where we have been notified that we are or may be a potentially responsible party, or a PRP, under the United States Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or similar state "superfund" laws. Of the known sites in which we are involved, we estimate that approximately 37% are being investigated, approximately 21% are being remediated and approximately 42% are being monitored (an activity that occurs after either site investigation or remediation has been completed). The ultimate costs to us for the investigation, remediation and monitoring of many of these sites cannot be predicted with certainty, due to the often unknown nature and magnitude of the pollution or the necessary cleanup, the varying costs of alternative cleanup methods, the amount of time necessary to accomplish such cleanups, the evolving nature of cleanup technologies and governmental regulations, and the inability to determine our share of multiparty cleanups or the extent to which contribution will be available from other parties, all of which factors are taken into account to the extent possible in estimating our liabilities. We have established reserves for environmental remediation costs for these sites that we believe are probable and reasonably able to be estimated. To the extent that we are aware of unasserted claims, consider them probable and can estimate their potential costs, we include appropriate amounts in the reserves.



     Based on analyses of currently available information and previous experience with respect to the cleanup of hazardous substances, we believe it is reasonably possible that costs associated with these sites may exceed current reserves by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $128 million. This estimate of the range of reasonably possible additional costs is less certain than the estimates upon which reserves are based, and in order to establish the upper limit of such range, assumptions least favorable to us among the range of reasonably possible outcomes were used. In estimating both our current reserve for environmental remediation and the possible range of additional costs, we have not assumed we will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, based generally on their financial condition and probable contribution on a per-site basis.

     Presented below is the activity in our environmental liability account for the last three fiscal years and the first fiscal quarters of 2003 and 2002.



                                                            FIRST
                                                           QUARTER        FISCAL YEAR
                                                         -----------   ------------------
                                                         2003   2002   2002   2001   2000
                                                         ----   ----   ----   ----   ----
                                                                  (in millions)
BEGINNING BALANCE......................................  $306   $318   $318   $121   $ 57
EXPENSE CHARGED TO EARNINGS:
  Related to previously existing matters...............    --      1     14      2     29
  Related to new matters...............................    --     --     --     15      2
AMOUNTS RELATED TO ACQUISITIONS/(DIVESTITURES):
  Amounts assumed by others in divestitures............    --     --     --     --     --
  Original purchase price allocations..................    --     --     --     --     49
  Changes in allocation of purchase price..............    --     --     --    207     --
REVERSAL OF RESERVES...................................    (1)    --     --     --     --
PAYMENTS...............................................    (3)    (4)   (26)   (27)   (16)
                                                         ----   ----   ----   ----   ----
ENDING BALANCE.........................................  $302   $315   $306   $318   $121
                                                         ====   ====   ====   ====   ====


     Expense charged to earnings in the above table includes amounts accrued for new matters and changes in existing estimates. Payments represent amounts paid in full or partial settlement or for environmental studies and similar costs.

  KALAMAZOO RIVER SUPERFUND SITE


     We are currently implementing an Administrative Order by Consent ("AOC") entered into with the Michigan Department of Natural Resources and the United States Environmental Protection Agency ("United States EPA") regarding an investigation of the Kalamazoo River Superfund site. The Kalamazoo River Superfund site is comprised of 35 miles of the Kalamazoo River, three miles of Portage Creek and a number of operable units in the form of landfills, waste disposal areas and impoundments. We became a PRP for the site in December 1990 by signing the AOC. There are two other named PRPs at this time. The contaminant of concern is polychlorinated biphenyls ("PCBs") in the river sediments and residuals in the landfills and waste disposal areas.



     A draft Remedial Investigation/Feasibility Study ("RI/FS") for the Kalamazoo River was submitted to the State of Michigan on October 30, 2000 by us and other PRPs. The draft RI/FS evaluated five remedial options ranging from no action to total dredging of the river and off-site disposal of the dredged materials. In February 2001, the PRPs, at the request of the State of Michigan, also evaluated nine additional potential remedies. The cost for these remedial options ranges from $0 to $2.5 billion. The draft RI/FS recommends a remedy involving stabilization of over 20 miles of riverbank and long-term monitoring of the riverbed. The total cost for this remedy is approximately $73 million. It is unknown over what time frame these costs will be paid out. The United States EPA has recently taken over management of the RI/FS and is evaluating the proposed remedy. We cannot predict what impact or change will result from the United States EPA's assuming management of the site.


     We are paying 50% of the costs for the river portion of the RI/FS investigation based on an interim allocation. This 50% interim allocation includes the share assumed by Fort James prior to its acquisition by us. Several other companies have been identified by government agencies as PRPs, and all but one is believed to be financially viable. We are currently engaged in cost recovery litigation against two other parties, and have identified several more parties that we believe have some share of liability for the river.


     As part of implementing the AOC, we have investigated the closure of two disposal areas which are contaminated with PCBs. The cost to remediate one of the disposal areas, the King

Highway Landfill, was approximately $9 million. The remediation of that area is essentially complete and we are waiting for final approval of the closure from the State of Michigan. A 30-year post-closure care period will begin upon receipt of closure approval. Expenditures accrued for post-closure care will be made over the following 30 years. We are solely responsible for closure and post-closure care of the King Highway Landfill.


     It is anticipated that the cost for closure of the second disposal area, the Willow Boulevard/A Site landfill, will be approximately $8 million. We are still negotiating the final closure agreement with the State of Michigan. It is anticipated these costs will be paid out over the next five years, and for post-closure care for 30 years following certification of the closure. We are solely responsible for closure and post-closure care of the Willow Boulevard portion of the landfill, and are sharing investigation costs for the A Site portion of the landfill with Millennium Holdings on an equal basis. A final determination as to how closure and post-closure costs for the A Site will be allocated between us and Millennium Holdings has not been made, however, our share should not exceed 50%.



     We have spent approximately $31.2 million on the Kalamazoo River Superfund site through March 29, 2003 broken down as follows:



SITE                                                           (IN MILLIONS)
----                                                           -------------
River.......................................................        17.5
King Highway................................................         9.0
A Site......................................................         1.7
Willow Blvd.................................................         3.0
                                                                   -----
                                                                    31.2
                                                                   =====



     All of these amounts were charged to earnings.


     The reserve for the Kalamazoo River Superfund site is based on the assumption that the bank stabilization remedy will be selected as the final remedy by the United States EPA and the State of Michigan, and that the costs of the remedy will be shared by several other PRPs. Based on analyses of currently available information and previous experience with respect to the cleanup of hazardous substances, we believe that the reserves are adequate; however, it is reasonably possible that costs associated with the Kalamazoo River Superfund site may exceed current reserves by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $70 million.


  FOX RIVER SUPERFUND SITE


     The Fox River site in Wisconsin is comprised of 39 miles of the Fox River and Green Bay. The site was nominated by the United States EPA (but never finally designated) as a Superfund Site due to contamination of the river by PCBs through wastewater discharged from the recycling of carbonless copy paper from 1953-1971. We became a PRP through our acquisition of Fort James.


     In October 2001, the Wisconsin Department of Natural Resources ("WDNR") and the United States EPA released for public comment a draft RI/FS and proposed remedial action plan ("PRAP") for the Fox River and Green Bay. The draft sets forth a proposed remedy with an estimated total cost of $308 million. We provided comments on this plan to the relevant agencies in January 2002. Those comments questioned the WDNR's assumed costs for dredging, as information from other remediation dredging projects indicated costs per cubic yard of material dredged were significantly higher than those used by WDNR. We, along with other PRPs, also questioned the need to dredge the amount of sediment called for by the proposed remedy. We believe that other alternatives involving substantially less dredging would meet the risk reduction goals of WDNR. The final cleanup alternative to be selected and implemented, the costs of the alternative, and our share of these costs, are unknown at this time.


     Six other companies have been identified by the governments as PRPs, most of which are believed to be financially viable. Under an interim allocation, we are paying 30 percent of costs incurred by the PRPs in analyzing and responding to the various agency reports, including the RI/FS and PRAP. We believe our ultimate liability will be less than 30 percent. It is unknown over what time frame these costs will be paid out.


     Our reserves for the Fox River site are based on the assumptions that the volume of sediment to be dredged will be less than the amount discussed in the PRAP, that the cost per cubic yard of sediment removed will be several times higher, as well as our estimate of our ultimate share of this liability. Given currently available information and previous experience with respect to the cleanup of hazardous substances, we believe that our current reserves for this site are adequate. The WDNR is expected to issue a Record of Decision ("ROD") in 2003 for the portion of the Fox River Site into which the Fort James mill discharged wastewater. Depending on the conclusions of this ROD about the volume of sediment to be dredged and the permitted use of other remedies at this portion of the river, it is reasonably possible that our share of the remediation costs associated with this site may not require utilization of our entire reserves, or it may exceed our reserves by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $20 million.



     We have spent approximately $33.1 million from 1995 to March 29, 2003 on the Fox River site, some of which was spent by Fort James prior to its acquisition by us.


     In October 2000, the United States Fish and Wildlife Service ("FWS") released for public comment its Restoration and Compensation Determination Plan for natural resource damages to the lower Fox River and Green Bay. We have entered into an agreement with the WDNR and the FWS that would settle claims for natural resource damages under CERCLA, the Federal Water Pollution Control Act, and state law for approximately $12.5 million, and to date we have paid approximately $8.7 million of this amount. The agreement will be effective when entered by a Federal District Court in Wisconsin. The $12.5 million to be paid under this agreement is separate and apart from any costs related to remediation of the Fox River site.


     In 1999, we and Chesapeake Corporation formed a joint venture to which a Chesapeake subsidiary, Wisconsin Tissue Mills, Inc., contributed tissue mills and other assets located along the Fox River. Wisconsin Tissue is one of the PRPs for the Fox River site. Chesapeake and Wisconsin Tissue specifically retained all liabilities arising from Wisconsin Tissue's status as a PRP, and indemnified the joint venture and us against these liabilities. In 2001, we (having acquired all of Chesapeake's interest) sold this joint venture to Svenska Cellulosa Aktiebolaget (publ) ("SCA") and indemnified SCA and the joint venture against all environmental liabilities (including all liabilities arising from the Fox River site for which Wisconsin Tissue is ultimately responsible) arising prior to the closing of the SCA sale. As part of the agreement pursuant to which we acquired Chesapeake's interest in the joint venture, Chesapeake specifically agreed that we would retain Chesapeake's prior indemnification for these liabilities.


  WHATCOM WATERWAY SUPERFUND SITE

     The Whatcom Waterway is a Federal channel located adjacent to our pulp and paper mill in Bellingham, Washington. The State declared the Whatcom Waterway a Superfund site due to historical contamination of sediments with woody debris, phenolics and mercury. On March 6, 1995, the Washington Department of Ecology named us as a Potentially Liable Party ("PLP") in the case. The State is presently preparing to name other PLPs in the case.


     We completed an RI/FS and identified a preferred remedial alternative comprised of a combination of dredging, capping and habitat restoration with a total estimated cost of

$23 million. It is anticipated these costs will be paid out over the next five to ten years. We have completed interim remedial action and habitat restoration of a portion of the site. Environmental monitoring of this portion of the site is ongoing. The reserve for the Whatcom Waterway site is based on the assumptions that the $23 million proposed remedy involving limited dredging and capping will be selected by the State of Washington as the final remedy and that the cost of the remedy will be shared among a small group of PLPs.


     We have spent approximately $3.4 million through March 29, 2003 on the Whatcom Waterway site, all of which was charged to earnings.


     See "Risk Factors -- Risk Factors Relating to Environmental Regulation and Asbestos Liability -- We incur substantial costs related to compliance with current and future environmental laws and regulations and to address environmental liabilities for which we are held responsible, each of which could materially adversely affect our business, cash flow and liquidity."


  OTHER



     We are in discussion with the State of Mississippi (Department of Environmental Quality) concerning alleged Prevention of Significant Deterioration (PSD) violations under the Clean Air Act. We believe we have strong arguments that we did not violate PSD but a penalty may be assessed in excess of $100,000. We are unable at this time to be more specific in the amount of the penalty but the final amount will not result in a material impact to us.


  ASBESTOS LITIGATION


     We and many other companies are defendants in suits brought in various courts around the nation by plaintiffs who allege that they have suffered personal injury as a result of exposure to asbestos-containing products. Our asbestos liabilities relate primarily to joint systems products manufactured by Bestwall Gypsum Company and our gypsum business that contained small amounts of asbestos fiber. We acquired Bestwall in 1965, and discontinued using asbestos in the manufacture of these products in 1977.



     These suits allege a variety of lung and other diseases based on alleged exposure to our products. In many cases, the plaintiffs are unable to demonstrate that they have suffered any compensable loss as a result of their exposure, or that any injuries they have incurred did in fact result from exposure to our products. Virtually all asbestos suits involve multiple defendants and seek money damages. We are unable to provide any meaningful disclosure about the total amount of these damages, for the following reasons:
First, we do not track this data in any form since we do not consider the amount of damages, if any, alleged in the initial complaint relevant in assessing our exposure to asbestos liabilities. Second, we previously reviewed this issue and estimated that only a small percentage of the claims then pending against us contained any specific demand for damages, as opposed to a general demand for damages as the plaintiff may prove at trial, or a demand which is stated as being in excess of the minimum jurisdictional limit of a particular court. Third, even those complaints which did contain a specific damage demand nearly always involved multiple defendants (anywhere from 30 to over 100), most of which never manufactured joint systems products. As part of that prior review (which we have not updated), we did not identify any complaint which stated a specific demand for money damages solely from us. Finally, even for claims which allege specific damages, plaintiffs' lawyers often allege the same amount of damages regardless of the specific disease a plaintiff may have. In addition, in many such cases no specific disease is alleged, and thus the damages alleged are meaningless because the ultimate settlement value of any claim is significantly influenced by the actual disease the plaintiff is able to prove.

     The following table presents information about the approximate number of our asbestos claims during the past three fiscal years and the first fiscal quarter of each of 2003 and 2002:



                                                  FIRST QUARTER       FISCAL YEAR ENDED
                                                 ---------------   ------------------------
                                                  2003     2002     2002     2001     2000
                                                  ----     ----     ----     ----     ----
Claims Filed(1)................................  10,400    8,100   41,700   39,700   55,600
Claims Resolved(2).............................  12,500    7,700   35,100   30,900   46,000
Claims Unresolved at End of Period.............  66,700   62,600   68,800   62,200   53,400


---------------


(1) Claims Filed includes all asbestos claims for which service has been received and/or a file has been opened by us.


(2) Claims Resolved includes asbestos claims which have been settled or dismissed or which are in the process of being settled or dismissed based upon agreements or understandings in place with counsel for the claimants.


     In addition, Fort James Corporation, our wholly-owned subsidiary, currently is defending approximately 720 asbestos premises liability claims.



     From the commencement of this litigation through March 29, 2003, we either had settled, had dismissed or were in the process of settling a total of approximately 282,200 asbestos claims. For this same period our asbestos payments, for liability, defense and administration, before insurance recoveries and tax benefits, totaled approximately $486 million. We generally settle asbestos claims for amounts we consider reasonable given the facts and circumstances of each claim.


     In the Fall of 2001, we retained National Economic Research Associates
(NERA) and Peterson Consulting, nationally recognized consultants in asbestos liability and insurance, to work with us to project the amount, net of insurance, that we would pay for our asbestos-related liabilities and defense costs through 2011. Based on the analysis of NERA and Peterson Consulting, at the end of 2001 we established reserves for the probable and reasonably estimable asbestos liabilities and defense costs we believed we would pay through 2011, and established receivables for insurance recoveries that were deemed probable. In the fourth quarter of 2001, we recorded a pre-tax charge to earnings of $350 million to cover the projected asbestos liabilities and defense costs, net of expected insurance recoveries, we expected to pay through 2011.


     NERA's estimate was based on historical data supplied by us and publicly available studies. NERA concluded that, based on the latency periods of asbestos-related diseases (both cancers and non-cancers), the peak incidence of such diseases occurred prior to 2002. It expected, based on the last dates of manufacture of asbestos-containing products in the United States, that the number of new diagnoses of asbestosis and other non-cancerous diseases would drop beginning in 2001. It also cited annual surveys of the National Cancer Institutes that show the annual incidence of mesothelioma began to decline in the mid-1990s. NERA expected these factors, as well as the advancing age of the allegedly exposed population, its movement away from work centers as its members retire, and NERA's view that many asbestos claims filed in the 1990s were based in part on mass screenings of possibly-exposed individuals, would result in the number of claims filed against us for asbestos-related injuries beginning to decline in 2002. While the number of new claims filed against us in 2002 was slightly higher than in 2001, we are of the view that the number of new claims filed against us is consistent with NERA's estimate.


     However, during 2002 we paid, pre-tax and before insurance, approximately $181 million for our asbestos liabilities and defense costs, which was $75 million more than we expected to pay based on NERA's estimate. These higher payments were caused by a $10 million judgment which we paid in one case decided on appeal by the Maryland Supreme Court in 2002, and higher than expected settlements paid in less than 1% of the total cases we resolved in 2002, all of which involved mesothelioma claims. During 2001, we paid, pre-tax and before insurance, approximately $84 million for our asbestos liabilities and defense costs. Because of 2002's higher asbestos liabilities and defense costs, we asked NERA to review its original estimate and adjust it as needed. NERA's revised estimate shows that our total, undiscounted asbestos liabilities, including defense costs, over the ten-year period from 2002 through 2012 will be slightly less than $1.2 billion, before any insurance recoveries and ignoring any possible tax benefits. The principal factor contributing to the increase in NERA's total estimate was the projected effect of the higher indemnity and defense costs we experienced in 2002 on our costs in future years. In addition, NERA extended its original estimate through 2012, which accounted for approximately $60 million of the total accrual, before insurance. We believe that NERA's projection represents its best estimate of the reasonably estimable asbestos costs we will incur based upon currently available information.



     As they did at the end of 2001, we and Peterson Consulting analyzed publicly available information bearing on the creditworthiness of our various insurers, and employed insurance allocation methodologies which we and Peterson Consulting believed appropriate to ascertain the amount of probable insurance recoveries from our insurers for the accrued asbestos liabilities. The analysis took into account self-insurance reserves, policy exclusions, liability caps and gaps in our coverage, as well as insolvencies among certain of our insurance carriers. Although we and Peterson Consulting believe these assumptions are appropriate, there are other assumptions that could have been employed that would have resulted in materially lower insurance recovery estimates. Based on this analysis, our total expected insurance recoveries for our projected asbestos liabilities and costs over the period through 2012 will be about $670 million. As a result, in the fourth quarter of 2002 we recorded an additional pre-tax charge to earnings of $315 million which, when added to amounts remaining from charges recorded in 2001, we believe are sufficient to cover our projected asbestos liabilities and defense costs, net of expected insurance recoveries. We recorded the reserves for our asbestos liabilities as "Other current liabilities" and "Other long-term liabilities," and the related insurance recoveries as "Other current assets" and "Other assets," in our consolidated balance sheets.



     The charge to earnings taken in the fourth quarter of 2002 was due to the increase in our projected asbestos liabilities contained in NERA's revised estimate, insolvencies of certain insurance companies which wrote a part of our excess layers of product liability insurance, as well as assumptions by Peterson Consulting and us about the outcome of likely allocation and coverage issues involving this insurance. The insurance receivable recorded by us does not assume any recovery from insolvent carriers, and assumes that those carriers which are currently solvent will continue to be solvent throughout the period of NERA's estimate. However, there can be no assurances that these assumptions will be correct. Substantially all of the insurance recoveries deemed probable are from insurance companies rated A- (excellent) or better by A.M. Best Company. No more than 25% of such insurance recoveries are from any one company, though several of the insurers are under common control. We have limited amounts of product liability insurance remaining beyond the amounts recorded for the period through 2012.

     The following table summarizes accruals to, and payments from, our reserve for our total asbestos personal injury liabilities, and receipts from our insurance carriers, and additions to our expected insurance receivables, for the last three fiscal years and the first fiscal quarter of each of 2003 and 2002 (dollars in millions):



                                                FIRST QUARTER            FISCAL YEAR
                                              -----------------   --------------------------
                                                2003      2002      2002      2001     2000
                                              --------   ------   --------   ------   ------
ASBESTOS LIABILITIES
Beginning Balance...........................  $1,162.5   $836.6   $  836.6   $136.5   $ 88.0
Accruals....................................        --       --      507.0    783.7    106.1
Payments....................................     (45.8)   (32.4)    (181.1)   (83.6)   (57.6)
                                              --------   ------   --------   ------   ------
Ending Balance..............................  $1,116.7   $804.2   $1,162.5   $836.6   $136.5
                                              ========   ======   ========   ======   ======

INSURANCE RECEIVABLE
Beginning Balance...........................  $  669.7   $527.2   $  527.2   $171.9   $105.6
Receipts....................................     (41.7)      --      (49.5)   (65.6)   (36.3)
Accruals....................................        --       --      192.0    420.9    102.6
                                              --------   ------   --------   ------   ------
Ending Balance..............................  $  628.0   $527.2   $  669.7   $527.2   $171.9
                                              ========   ======   ========   ======   ======



     The analyses of NERA and Peterson Consulting in both 2001 and 2002 are based on their professional judgment. The more important assumptions in NERA's projection of the number of claims that will be filed against us include the population exposed to asbestos-containing products manufactured by us, the expected occurrence of various diseases in these exposed populations, the rate at which these exposed populations actually file claims, and activities of the asbestos plaintiffs' bar designed to maximize its profits from these claims. The cost of settling claims is driven by these same assumptions, as well as by prevailing judicial and social environments in the jurisdictions in which claims are filed, the rulings by judges and the attitudes of juries in those jurisdictions, the demands of the asbestos plaintiffs' bar with respect to the value of each claim, the insolvencies of other defendants to a particular claim, and the impact of verdicts against other defendants on settlement demands against us.


     Generally, NERA's projections assume:

     - That the number of new claims to be filed against us each year through 2012 will decline at a fairly constant rate each year beginning in 2003;

     - That the percentage of claims settled by us will be about three-quarters of the total number of claims resolved (whether by settlement or dismissal) each year through 2012;

     - That the average estimated per case settlement costs, as adjusted to reflect the higher indemnity costs experienced in 2002, are anticipated to decrease slightly over the period through 2012; and

     - That the total amounts paid by us in settlements, and in defense and administrative costs, will decline at varying rates over the period through 2012.

Among the more important assumptions made by Peterson in projecting our future insurance recoveries are the resolution of allocation issues among various layers of insurers, the application of particular theories of recovery based on decided cases, and the continuing solvency of various insurance companies.

     Given these assumptions, and the uncertainties involved in each of them, our actual asbestos liabilities, defense costs and insurance recoveries could be higher or lower than those currently projected and/or recorded. However, these assumptions are only some of those contained in the NERA and Peterson projections, and all of these assumptions are only one aspect of the overall projections made by those firms. Changes in the foregoing assumptions, or others, whether from time to time or over the period covered by these projections, may or may not affect the validity of the overall projections. We intend to monitor our accrued asbestos liabilities, defense costs and insurance recoveries against these overall projections, and we will make adjustments to these accruals as required by generally accepted accounting principles.



     For all of these reasons, it is possible that our currently accrued asbestos liabilities will not be accurate, that our accrued insurance recoveries will not be realized, or that we will be required in the future to incur additional charges relating thereto. Given these uncertainties, we believe that it is reasonably possible that we will incur asbestos liabilities for the period through 2012 and beyond in amounts in excess of the NERA estimate, but cannot estimate such excess amount at this time. We believe that it is reasonably possible that such excess liabilities could be material to our operating results in any given quarter or year but, based on the information available to us at present, do not believe that it is reasonably possible that the additional liabilities would have a material adverse effect on our long-term results of operations, liquidity or consolidated financial position.



     Beginning in late March and continuing during the second fiscal quarter of 2003, we experienced new case filings in Mississippi at a rate significantly higher than we expected. We believe that most of these filings were caused by plaintiffs filing cases in advance of the effective date of tort law changes in the State of Mississippi. Similar tort law legislation was recently enacted in the State of Texas and we expect to experience an increase in the number of new case filings in Texas in the third and fourth fiscal quarters of 2003 as a result of this legislation.


     See "Risk Factors -- Risk Factors Relating to Environmental Regulation and Asbestos Liability -- Payments for asbestos-related claims (the total amounts of which are uncertain) may materially adversely affect our cash flow and liquidity."

  OTHER LITIGATION

     RETIREMENT PLAN LITIGATION. On April 14, 1997, a class action lawsuit alleging claims under the Employee Retirement Income Security Act of 1974 was filed against us and the Georgia-Pacific Corporation Salaried Employees Retirement Plan (the "Plan") (together, the "Defendants") in the United States District Court for the Northern District of Georgia, seeking recovery of alleged underpayments of lump-sum benefits to persons taking early retirement from us (the "Plaintiff class"), together with interest, attorney's fees and costs. After the District Court granted the Defendants' motion for summary judgment in March 1999, the United States Court of Appeals for the Eleventh Circuit reversed the District Court's ruling in August 2000 and remanded the case for further proceedings, holding that the terms of the Plan required a calculation of lump-sum benefits that could result in additional payments to members of the class. In September 2000, the Defendants filed a petition for rehearing and rehearing en banc with the Eleventh Circuit, which was denied. The Defendants also filed a petition for certiori to the United States Supreme Court in January 2001, which was denied. In March 2002, the District Court issued an Order granting in part and denying in part the summary judgment motions of both the Plaintiff class and the Defendants. In addition, the Order remanded some issues to the Plan administrator for interpretation and specified that the parties must file another proposed order implementing these rulings within a certain time period.


     We have determined that, in all likelihood, damages will be awarded to the Plaintiff class, which will require the Plan to make additional payments to members of the Plaintiff class and may in turn affect our net periodic pension cost and obligation to fund the Plan over time. In November 2002, Defendants and the Plaintiff class discussed a possible settlement of the litigation, on terms that we believe would not have had a material impact on our funding obligations or results of operations. Settlement negotiations terminated early in 2003, whereupon the Plaintiff class filed a motion seeking a ruling that an enforceable settlement had been reached. The District Court denied that motion early in June 2003, holding that no enforceable settlement agreement existed.



     CROWN VANTAGE LITIGATION. In August 1995, Fort James, at the time a publicly-held corporation, transferred certain assets and liabilities of its communications paper and food packaging businesses to two newly formed companies, Crown Vantage, Inc. ("CV") (a wholly-owned subsidiary of Fort James) and CV's subsidiary, Crown Paper Co. ("CP"). CP then entered into a $350 million credit facility with certain banks and issued $250 million face amount of senior notes. Approximately $483 million in proceeds from these financings were transferred to Fort James in payment for the transferred assets and other consideration. CV also issued to Fort James a pay-in-kind note with a face amount of $100 million. CV shares were then spun off to the Fort James shareholders and CV operated these businesses as a stand-alone company beginning in August 1995.



     In March 2001, CP and CV filed for bankruptcy. Various creditors have indicated that the borrowings made by CP and CV, and the payments to Fort James for the assets transferred to CV and CP, caused those companies to become insolvent, and that the transfer of these assets therefore was a fraudulent conveyance. In April 2001, Fort James filed suit against CP and CV in Federal Bankruptcy Court in Oakland, California seeking a declaratory judgment that the transactions did not involve any fraudulent conveyance and that other parties and actions were the cause of the bankruptcy of CV and CP. In September 2001, CV filed suit against Fort James asserting, among other claims, that the transactions described above constituted fraudulent conveyances and seeking unspecified damages. In October 2002, Fort James filed a lawsuit in Chancery Court in Delaware seeking a declaration that CV had released Fort James from all the claims asserted in the fraudulent conveyance litigation in connection with a settlement in 1998 of certain issues that arose in connection with the spin off. Fort James does not believe that any of its actions in establishing CV or CP involved a fraudulent conveyance or caused the bankruptcy of those companies, and it intends to defend itself vigorously.



     Although the ultimate outcome of these and other environmental matters and legal proceedings cannot be determined with certainty, based on presently available information management believes that adequate reserves have been established for probable losses with respect thereto. Management further believes that the ultimate outcome of these and other environmental matters and legal proceedings could be material to operating results in any given quarter or year but will not have a material adverse effect on our long-term results of operations, liquidity or consolidated financial position.

                                   MANAGEMENT

     Our executive officers and key employees as of March 28, 2003 were as follows:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Alston D. Correll.........................  61    Chairman, Chief Executive Officer and a
                                                  Director
Lee M. Thomas.............................  58    President, Chief Operating Officer and a
                                                  Director
Patricia A. Barnard.......................  53    Executive Vice President -- Human
                                                  Resources
James E. Bostic, Jr. .....................  55    Executive Vice President -- Environmental,
                                                  Government Affairs and Corporate Services
Michael C. Burandt........................  58    President -- North American Consumer
                                                  Products
Danny W. Huff.............................  52    Executive Vice President -- Finance and
                                                  Chief Financial Officer
James F. Kelley...........................  61    Executive Vice President and General
                                                  Counsel
Steven J. Klinger.........................  44    Executive Vice President and President --
                                                  Packaging
David J. Paterson.........................  48    Executive Vice President and President --
                                                  Building Products
John F. Lundgren..........................  50    President -- European Consumer Products
Ronald L. Paul............................  59    Executive Vice President -- Wood Products
George W. Wurtz III.......................  46    Executive Vice President and President --
                                                  Pulp and Paper
James E. Terrell..........................  53    Vice President and Controller

     ALSTON D. CORRELL has been Chief Executive Officer of Georgia-Pacific since May 1993, Chairman since December 1993 and served as President from July 1991 until September 2002. Mr. Correll has been a director of Georgia-Pacific since May 1992.

     LEE M. THOMAS has been President and Chief Operating Officer of Georgia-Pacific since March 2003. Prior to that time he served as President of Georgia-Pacific since September 2002. Mr. Thomas has been a director of Georgia-Pacific since May 2002. He served as President of our building products and distribution businesses from March 2002 until September 2002. Prior to that time, Mr. Thomas served as Executive Vice President -- Consumer Products from November 2001 until March 2002, Executive Vice President -- Paper and Chemicals from December 1997 until November 2000, Executive Vice President -- Paper from January 1997 until December 1997, Senior Vice President -- Environmental, Government Affairs and Communications from February 1994 until January 1995 and Senior Vice President -- Environmental and Governmental Affairs from March 1993 until January 1994.

     PATRICIA A. BARNARD has been Executive Vice President -- Human Resources since January 2001. Prior to that time she served as Senior Vice
President -- Human Resources from March 1999 until January 2001 and Vice President -- Compensation and Benefits from February 1998 until March 1999. Prior to that time, she served as Group Director -- Human Resources, Paper & Chemicals from 1997 to 1998 and Group Director -- Human Resources, Paper from 1995 until 1997.

     JAMES E. BOSTIC, JR. has been Executive Vice President -- Environmental, Government Affairs and Corporate Services since January 2001. Prior to that time, he served as Senior Vice

President -- Environmental, Government Affairs and Communications from February 1995 until January 2001, Group Vice President -- Paper from April 1992 until January 1995, Group Vice President -- Butler Paper and Mail-Well from January 1992 to April 1992 and Vice President -- Butler Paper and Mail-Well from January 1991 to January 1992.

     MICHAEL C. BURANDT has been President -- North American Consumer Products since November 2000. Prior to that time, he served as Senior Vice
President -- Packaged Products from May 1998 until November 2000, and Vice President -- Packaged Products from December 1994 until May 1998.

     DANNY W. HUFF has been Executive Vice President -- Finance and Chief Financial Officer since November 1999. Prior to that time, he served as Vice President and Treasurer from February 1996 until November 1999 and Treasurer from October 1993 until February 1996.

     JAMES F. KELLEY has been Executive Vice President and General Counsel since August 2000. Prior to that time, he served as Senior Vice President -- Law and General Counsel from December 1993 until August 2000.

     STEVEN J. KLINGER has been Executive Vice President and
President -- Packaging since March 2003. Prior to that time, he served as President -- Packaging from January 2002 until March 2003, Vice
President -- Operations -- Packaging from January 2000 until January 2002, Southeast Regional Manager -- Containerboard and Packaging from January 1998 until January 2000 and Regional Manager, J&J Corrugated, a subsidiary of ours, from January 1997 until January 1998.

     DAVID J. PATERSON has been Executive Vice President and
President -- Building Products since March 2003, prior to that time he served as Executive Vice President -- Pulp and Paperboard from August 2001 to March 2003, President -- Paper from January 2001 until August 2001, Senior Vice
President -- Communication Papers from August 2000 until January 21, 2001 and Vice President -- Sales and Marketing Pulp and Bleached Board from May 1994 until August 2000.

     JOHN F. LUNDGREN has been our President -- European Consumer Products since January 2001. From 1995 until January 2001, he served in the same position with Fort James Corporation.

     RONALD L. PAUL has been Executive Vice President -- Wood Products since September 1997. Prior to that time, he served as Vice President -- Structural Panels and Building Products Engineering from May 1996 until September 1997 and Vice President -- Engineering and Technology -- Building Products from May 1995 until May 1996.

     GEORGE W. WURTZ III has been Executive Vice President and President -- Pulp and Paper since March 2003. Prior to that time, he served as President -- Paper, Bleached Board and Kraft from August 2001 until March 2003, Senior Vice President -- Consumer Products from November 2000 until August 2001. From 1987 until November 2000, he served in a number of management positions with Fort James, most recently as Senior Vice President -- Manufacturing for North America.

     JAMES E. TERRELL was elected Vice President of Georgia-Pacific in January 1991 and has served as Controller since 1989.

     Our Board of Directors elects our officers. The Chief Executive Officer has the authority to appoint one or more Vice Presidents to hold such office until the next annual organizational meeting of the Board. The Chief Executive Officer also has the authority to approve the compensation of officers at the Vice President level. The Compensation Committee of the Board of Directors determines the compensation of all other officers, including officers who are also our directors. There are no other arrangements or understandings between the respective officers and any other person pursuant to which such officers are elected.

                       DESCRIPTION OF OTHER INDEBTEDNESS

MULTI-YEAR REVOLVING CREDIT FACILITY


     In November 2000, we entered into an unsecured revolving credit facility under which our aggregate borrowing availability at March 29, 2003 was $3,250 million. Pursuant to an amendment to the Multi-Year Revolving Credit Facility, dated as of March 28, 2003 (the "Amendment Effective Date"), amounts available thereunder are (a) now comprised of (i) $2,750 million in revolving loans and
(ii) $500 million in term loans, established on April 1, 2003 and due November 2005, and (b) will be reduced to $3,000 million on December 31, 2004, with a $2,500 million revolver and the $500 million term loan. Our revolving credit facility terminates on November 28, 2005. At March 29, 2003, we had $1,982 million of borrowings outstanding under this facility, and an additional $537 million was allocated to reserves for letters of credit. As of March 29, 2003, borrowings under our revolving credit facility had a weighted average annual interest rate of 3.8%. The interest rate on borrowings under our revolving credit facility may be adjusted according to a rate grid based on our debt ratings. Fees associated with this revolving credit facility include a facility fee of 0.4% per annum on the aggregate commitments of the lenders, as well as up-front fees. Fees and margins may also be adjusted according to a pricing grid based on our debt ratings. Certain of our domestic subsidiaries, which include any subsidiaries that have assets that constitute at least 10% of our total assets, have guaranteed our obligations under the revolving credit facility.



     The revolving credit facility, as amended by the Seventh Credit Facility Amendment, requires a maximum leverage ratio (funded indebtedness to net worth plus funded indebtedness) of 70.00% on March 29, 2003; 67.50% on June 28, 2003, September 27, 2003 and January 3, 2004; and 65.00% on April 3, 2004 and thereafter. The restrictive covenants, as amended by the Seventh Credit Facility Amendment, also require a minimum interest coverage ratio (as defined in the revolving credit facility) of 2.25 to 1.00 on March 29, 2003, June 28, 2003, September 27, 2003 and January 3, 2004; 2.50 to 1.00 on April 3, 2004; 2.75 to
1.00 on July 3, 2004; and 3.00 to 1.00 on October 2, 2004 and thereafter. In addition, the restrictive covenants require a minimum net worth (as defined in the revolving credit facility, generally, the sum of 80% of our net worth as of the credit agreement closing date and other items, including, but not limited to, 50% of net income from the fourth fiscal quarter of 2000 through year-to-date, excluding net losses) that changes quarterly and a maximum debt level of $12,594 million for so long as our leverage ratio exceeds 65.00%. We were in compliance with these debt covenants as of March 29, 2003, with a leverage ratio of 66.70%, an interest coverage ratio of 2.53 to 1.00, a debt balance (as defined in the revolving credit facility) of $11,701 million and an adjusted net worth surplus of $377 million.


     In addition to the foregoing, we and our restricted subsidiaries must comply with other restrictive covenants, including covenants regarding the creation or assumption of liens, transactions with affiliates and the creation or implementation of certain sale-leaseback arrangements. The revolving credit facility also contains certain covenants restricting our ability to merge, consolidate or otherwise transfer or dispose of all or substantially all of our assets.

     The revolving credit facility contains customary events of default, including, but not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain other material agreements and indebtedness, bankruptcy and other insolvency events and material judgments.

     We may prepay outstanding borrowings under the revolving credit facility in whole or in part at any time without penalty, other than amounts due under bid loans.


     On June 3, 2003, we completed an offering of $350,000,000 aggregate principal amount of our 7 3/8% Senior Notes due 2008 and $150,000,000 aggregate principal amount of our 8% Senior Notes due 2014 in a transaction exempt from registration under the Securities Act. We used the net proceeds from the offering to repay a portion of amounts outstanding under our revolving credit facility. As of March 29, 2003, after giving effect to the offering of these senior notes and our use of net proceeds from the offering:



     - we and our consolidated subsidiaries would have had total debt (including short-term debt) of $11,882 million;



     - we and Fort James would have had $298 million of secured indebtedness outstanding and $10,688 million of unsecured senior indebtedness outstanding (excluding debt of non-guarantor subsidiaries); and



     - we and Fort James would have had $1,223 million available for borrowing under our various credit facilities, which, if borrowed, would be unsecured senior indebtedness.



     On March 31, 2003, the amount of our total credit available under our revolving credit facility (including letters of credit issued thereunder) increased by $200 million resulting from the pay down of our revolving credit facility from the proceeds of an increase in our accounts receivable secured borrowing program. On April 23, 2003, the amount of total credit available under our revolving credit facility increased by an additional $354 million resulting from the pay down of our revolving credit facility from the proceeds of specified income tax refunds related to our November 2002 sale of a 60% interest in our Unisource business. However, we were limited to $893 million of incremental credit available pursuant to specified restrictive debt covenants and based on our outstanding debt balance at March 29, 2003.


ACCOUNTS RECEIVABLE FACILITIES


     At March 29, 2003, we had commitments totaling $700 million under our accounts receivable secured borrowing program, which expires in December 2003, all of which were outstanding. On March 31, 2003, we increased our borrowings under our accounts receivable secured borrowing program by $200 million and used the funds to pay down debt. As of March 29, 2003, borrowings under our accounts receivable facility had a weighted average interest rate of 2.5%. As collections of our receivables reduce previously pledged interests, we may pledge new receivables under this program. Our accounts receivable facility contains the same restrictive covenants as the revolving credit facility. We were in compliance with these debt covenants as of March 29, 2003.


NOTES AND DEBENTURES


     As of March 29, 2003, we had outstanding borrowings of approximately $7,303 million under certain publicly held notes and debentures, including $1,020 million of notes issued by Fort James that we guaranteed in connection with our acquisition of Fort James in November 2000.

     Our outstanding notes and debentures are as follows:


PRINCIPAL AMOUNT                               TITLE
----------------                               -----
$500,000,000.................................  7 1/2% Senior Notes due 5/15/06
$600,000,000.................................  8 1/8% Senior Notes due 5/15/11
$250,000,000.................................  9 1/2% Debentures due 12/01/11
$250,000,000.................................  7.7% Debentures due 6/15/15
$243,000,000.................................  9 7/8% Debentures due 11/01/21
$250,000,000.................................  9 5/8% Debentures due 3/15/22
$250,000,000.................................  9 1/2% Debentures due 5/15/22
$239,450,000.................................  9 1/8% Debentures due 7/01/22
$250,000,000.................................  8 1/4% Debentures due 3/01/23
$250,000,000.................................  8 1/8% Debentures due 6/15/23
$250,000,000.................................  8 5/8% Debentures due 4/30/25
$250,000,000.................................  7 3/8% Debentures due 12/01/25
$300,000,000.................................  7 1/4% Debentures due 6/01/28
$500,000,000.................................  7 3/4% Debentures due 11/15/29
$400,000,000.................................  8 7/8% Senior Notes due 5/15/31
$700,000,000.................................  8 7/8% Senior Notes due 2/1/10
$800,000,000.................................  9 3/8% Senior Notes due 2/1/13


     The notes and debentures issued by Fort James that we guaranteed in connection with the acquisition of Fort James are as follows:

PRINCIPAL AMOUNT                                TITLE
----------------                                -----
$250,000,000.................................   6.7% Notes due 11/15/03
$320,000,000.................................   6 5/8% Notes due 9/15/04
$300,000,000.................................   6 7/8% Notes due 9/15/07
$ 30,715,000.................................   9 1/4% Debentures due 11/15/21
$ 88,000,000.................................   7 3/4% Debentures due 11/15/23
$ 15,500,000.................................   7.92% Medium-Term Notes due 12/23/03
$  5,000,000.................................   7.95% Medium-Term Notes due 12/01/04
$  5,000,000.................................   7.95% Medium-Term Notes due 12/01/04
$  6,000,000.................................   7.92% Medium-Term Notes due 12/27/04

     In the indentures pursuant to which these notes and debentures were issued, we agreed not to create any liens (other than certain permitted liens) on our principal properties without also equally and ratably securing the notes and debentures, or enter into any sale and leaseback transactions or merge or sell our company or all or substantially all of our assets unless certain conditions are satisfied.

EURO-DENOMINATED BONDS


     Fort James, which we acquired in November 2000, had $218 million (net of discount) of Euro-denominated bonds. At March 29, 2003, the aggregate outstanding bonds totaled $323 million (net of discount) and the interest rate was 4.8%. These bonds mature on June 29, 2004. The fiscal agency agreement pursuant to which these bonds were issued limits our ability to create liens on our assets without equally and ratably securing the bonds and contains customary events of default.


EUROPEAN CREDIT FACILITIES


     In connection with the acquisition of Fort James, we assumed $156 million of European credit facility indebtedness. At March 29, 2003, the aggregate principal amount of our European debt outstanding under these facilities was $72 million and such borrowings bore interest at a weighted average annual interest rate equal to 4.4% as of such date. This indebtedness has maturity dates ranging from April 1, 2005 through April 1, 2012. Certain of these credit facilities contain customary covenants that are consistent with those in our other outstanding indebtedness.


INDUSTRIAL REVENUE BONDS


     At March 29, 2003, we had outstanding borrowings of approximately $865.4 million under certain industrial revenue bonds with maturity dates ranging from April 2003 through June 2031. At March 29, 2003, $707.5 million of these obligations bore interest at fixed rates ranging from 1.0% to 8.25% and $157.9 million bore interest at variable rates ranging from 1.15% to 3.17%. The terms of these bonds limit our ability to merge, consolidate or otherwise transfer or dispose of all or substantially all of our assets and contain customary events of default.


CAPITAL LEASES


     At March 29, 2003 we had outstanding borrowings of $298.3 million under capital leases (including premium) and other loans. These leases limit our ability to merge, consolidate or otherwise transfer or dispose of all or substantially all of our assets unless certain conditions are satisfied and contain customary events of default.


     In December 2002, as part of the Unisource transaction, we entered into financing lease arrangements pursuant to which we sold to unaffiliated third parties warehouse facilities used and formerly owned by Unisource and leased back these facilities from such parties and subleased them to Unisource. Our leases include covenants customary for agreements of this type.

LETTERS OF CREDIT


     At March 29, 2003, we had $45 million available under letters of credit (excluding letters of credit available under our revolving credit facility). Amounts available under these letters of credit primarily support our automobile and general liability insurance policies, our Canadian accounts receivable secured borrowing program and our purchase of products and services from vendors abroad.


OTHER DEBT


     At March 29, 2003, we also had approximately $400 million of other indebtedness, which is comprised of (1) approximately $100 million of 7.2% Senior Notes due December 15, 2006 that were issued by one of our subsidiaries and guaranteed by us in connection with our acquisition of Domtar, Inc.'s gypsum wallboard business in 1996 and (2) $300 million of variable rate purchase notes due August 22, 2003 that were issued by us in connection with our acquisition of Brunswick Pulp & Paper Company in 1988. These purchase notes contain customary covenants that limit our ability to create liens on our principal properties without equally and ratably securing the notes, to enter into sale and leaseback transactions and to merge, consolidate or sell all or substantially all of our assets.

                          DESCRIPTION OF THE NEW NOTES

     The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions, penalty interest provisions and registration rights applicable to the old notes do not apply to the new notes. Unless otherwise specified or unless the context requires otherwise, references in this section to the "notes" are references to the new notes offered in the exchange offers. Each series of old notes were, and the new notes will be, issued under a separate indenture, each dated as of January 30, 2003, among our company, Fort James and The Bank of New York, as trustee. The indentures are subject to and governed by the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indentures. It does not include all of the provisions of the indentures. You should read the indentures, including the definitions of certain terms contained therein and those terms made part of the indentures by reference to the Trust Indenture Act, in their entirety for provisions that may be important to you. The indentures have been filed as exhibits to the registration statement which includes this prospectus. You can find definitions of certain capitalized terms used in this description under "-- Certain Definitions." For purposes of this "Description of the New Notes," references to "our company," "we," "our" or "us" refer solely to Georgia-Pacific Corporation and not any of its subsidiaries.

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indentures.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

     The notes will be:

         -    our general unsecured obligations;

         - pari passu in right of payment with all of our existing and future unsecured senior Indebtedness;

         - effectively junior to our secured Indebtedness up to the value of the collateral securing such Indebtedness;

         - senior in right of payment to any of our future subordinated Indebtedness; and

         -    unconditionally guaranteed by Fort James.

     As of the date of the indentures, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we may from time to time designate any of our subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indentures and will not guarantee the notes.

THE GUARANTEES

     The notes will be guaranteed by Fort James, our wholly owned subsidiary.

     The guarantees will be:

         -    a general unsecured obligation of Fort James;

         - pari passu in right of payment with all existing and future unsecured senior Indebtedness of Fort James;

         - effectively junior to Fort James' secured Indebtedness up to the value of the collateral securing such Indebtedness; and

         - senior in right of payment to any future subordinated Indebtedness of Fort James.

     None of our other subsidiaries will guarantee the notes. The notes will effectively rank junior to all Indebtedness, including guarantees of our revolving credit facility, and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes with respect to the assets of those subsidiaries. As of March 29, 2003, after giving effect to the offering and our use of the net proceeds from the offering, our non-guarantor subsidiaries had approximately $896 million of Indebtedness and $2,919 million of other liabilities outstanding. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. See footnote 7 to our consolidated financial statements incorporated by reference in this prospectus.


PRINCIPAL, MATURITY AND INTEREST

     On January 30, 2003, Georgia-Pacific issued $700 million in aggregate principal amount of 2010 notes and $800 million in aggregate principal amount of 2013 notes in the offering. Subject to compliance with the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Georgia-Pacific may issue additional notes under either indenture from time to time after the offering. In the case of each series, the notes and any additional notes subsequently issued under that indenture will be treated as a single class for all purposes under that indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Georgia-Pacific will issue notes in denominations of $1,000 and integral multiples of $1,000. The 2010 notes will mature on February 1, 2010, and the 2013 notes will mature on February 1, 2013.

     Interest on the 2010 notes will accrue at the rate of 8.875% per annum and will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2003. Georgia-Pacific will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

     Interest on the 2013 notes will accrue at a rate of 9.375% per annum and will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2003. Georgia-Pacific will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     For so long as the notes remain in the form of global securities, we will pay all principal, interest and premium, if any, on the notes to the applicable depository or its nominee as the registered holder of the global securities representing the notes. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Georgia-Pacific elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustees will initially act as paying agent and registrar. Georgia-Pacific may change the paying agent or registrar without prior notice to the holders of the notes, and Georgia-Pacific or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the applicable indenture. The registrar and the applicable trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Georgia-Pacific is not required to transfer or exchange any note selected for redemption. Also, Georgia-Pacific is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

THE SUBSIDIARY GUARANTEES

     The notes will be guaranteed by Fort James. The obligations of Fort James under its Subsidiary Guarantees will be limited as necessary to prevent the Subsidiary Guarantees from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Relating to Our Indebtedness and the
Notes -- Fraudulent conveyance laws may permit courts to void the Fort James guarantees of the new notes in specific circumstances, which would interfere with the payment of the Fort James guarantees."

     Fort James has agreed that if it sells or otherwise disposes of all or substantially all of its assets to, or consolidates with or merges with or into, any Person that is (either before or after giving effect to such transaction) an Affiliate of Georgia-Pacific, it will cause that Affiliate to assume all of the obligations of Fort James under the indentures, its Subsidiary Guarantees and the registration rights agreement pursuant to supplemental indentures reasonably satisfactory to the trustees. In addition, Fort James may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person that is not an Affiliate of Georgia-Pacific (whether or not Fort James is the surviving Person) other than Georgia-Pacific unless (1) immediately after giving effect to the transaction, no Default or Event of Default exists and (2) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indentures.

     Notwithstanding the foregoing, Fort James's Subsidiary Guarantees will be released automatically:

         (1) upon the sale or other disposition of all or substantially all of the assets of Fort James (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Georgia-Pacific or an Affiliate of Georgia-Pacific, if the sale or other disposition complies with the "Asset Sale" provisions of the indentures;

         (2) upon the sale of all of the Capital Stock of Fort James to a Person that is not (either before or after giving effect to such transaction) an Affiliate of Georgia-Pacific, if the sale complies with the "Asset Sale" provisions of the indentures;

         (3) upon the legal defeasance of the notes as described below under the caption "-- Legal Defeasance and Covenant Defeasance";

         (4) upon (A) the merger of Fort James into Georgia-Pacific; (B) the dissolution of Fort James into Georgia-Pacific; or (C) the transfer of all or substantially all of the assets of Fort James to Georgia-Pacific;

         (5) upon a Permitted Spin-Off Transaction if Fort James is no longer a Subsidiary after consummation of the Permitted Spin-Off Transaction; or

         (6) upon the occurrence of a Fall Away Event.

See "-- Repurchase at the Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

  2010 NOTES

     Georgia-Pacific may at any time at its option redeem all or part of the 2010 notes upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to the greater of (1) 100% of the principal amount of the 2010 notes being redeemed and (2) as determined by the Quotation Agent, the sum of the present values of 100% of the principal amount of the 2010 notes being redeemed, plus all scheduled payments of interest on such 2010 notes to and including February 1, 2010 (but not including accrued and unpaid interest to the redemption date), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together in each case with accrued and unpaid interest and Special Interest, if any, to the applicable redemption date.

     Additionally, at any time prior to February 1, 2006, Georgia-Pacific may at its option on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2010 notes issued under the related indenture at a redemption price equal to 108.875% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

         (1) at least 65% of the aggregate principal amount of 2010 notes issued on the date of the related indenture remains outstanding immediately after the occurrence of such redemption (excluding 2010 notes held by Georgia-Pacific and its Subsidiaries); and

         (2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

  2013 NOTES

     At any time prior to February 1, 2008, Georgia-Pacific may at its option redeem all or part of the 2013 notes upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to the greater of (1) 100% of the principal amount of the 2013 notes being redeemed and (2) as determined by the Quotation Agent, the sum of the present values of 104.688% of the principal amount of the 2013 notes being redeemed, plus all scheduled payments of interest on such 2013 notes to and including February 1, 2008 (but not including accrued and unpaid interest to the redemption date), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together in each case with accrued and unpaid interest and Special Interest, if any, to the applicable redemption date.

     Additionally, at any time prior to February 1, 2006, Georgia-Pacific may at its option on any one or more occasions redeem up to 35% of the aggregate principal amount of 2013 notes issued under the related indenture at a redemption price equal to 109.375% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

         (1) at least 65% of the aggregate principal amount of 2013 notes issued on the date of the related indenture remains outstanding immediately after the occurrence of such redemption (excluding 2013 notes held by Georgia-Pacific and its Subsidiaries); and

         (2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraphs, the 2013 notes will not be redeemable at Georgia-Pacific's option prior to February 1, 2008.

     On or after February 1, 2008, Georgia-Pacific may redeem all or a part of the 2013 notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the 2013 notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2008.......................................................    104.688%
2009.......................................................    103.125%
2010.......................................................    101.563%
2011 and thereafter........................................    100.000%

MANDATORY REDEMPTION

     Georgia-Pacific is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs at any time, unless Georgia-Pacific has exercised its right to redeem the notes as described above under the caption
"-- Optional Redemption," each holder of notes will have the right to require Georgia-Pacific to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control offer on the terms set forth in the indentures for a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Georgia-Pacific will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indentures and described in such notice. Georgia-Pacific will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indentures, Georgia-Pacific will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indentures by virtue of such conflict.

     On the Change of Control payment date, Georgia-Pacific will, to the extent lawful:

         (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control offer;

         (2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

         (3) deliver or cause to be delivered to the trustees the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes being purchased by Georgia-Pacific.

     The paying agent will promptly mail to each holder of notes properly tendered the purchase price for such notes, and the trustees will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Georgia-Pacific will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

     Prior to a Fall Away Event, the provisions described above that require Georgia-Pacific to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the notes to require that Georgia-Pacific repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Georgia-Pacific will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control offer made by Georgia-Pacific and purchases all notes properly tendered and not withdrawn under the Change of Control offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Georgia-Pacific and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Georgia-Pacific to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Georgia-Pacific and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

     Georgia-Pacific will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

         (1) Georgia-Pacific (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by Georgia-Pacific's Board of Directors, of the assets or Equity Interests issued or sold or otherwise disposed of; and

         (2) at least 75% of the consideration received in the Asset Sale by Georgia-Pacific or such Restricted Subsidiary is in the form of cash or Replacement Assets, or a combination of both. For purposes of this provision, each of the following will be deemed to be cash:

               (a) any liabilities, as shown on Georgia-Pacific's most recent consolidated balance sheet, of Georgia-Pacific or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to an agreement that releases Georgia-Pacific or such Restricted Subsidiary from further liability or with respect to which the transferee has granted a full and complete indemnity to Georgia-Pacific or such Restricted Subsidiary;

               (b) any securities, notes or other obligations received by Georgia-Pacific or any such Restricted Subsidiary from such transferee that are converted by Georgia-Pacific or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 180 days after receipt; and

               (c) Cash Equivalents.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Georgia-Pacific or any Restricted Subsidiary may apply those Net Proceeds:

         (1) to repay Indebtedness and other Obligations under any Credit Facility;

         (2) to repay (or repurchase) any secured Indebtedness;

         (3) to repay (or repurchase) any Indebtedness of a Restricted Subsidiary other than Fort James;

         (4) to repay (or repurchase) any Indebtedness with a final Stated Maturity that is prior to the final Stated Maturity of the notes;

         (5) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the applicable indenture);

         (6) to make a capital expenditure; or

         (7) to acquire other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, Georgia-Pacific and any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indentures.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $50.0 million, Georgia-Pacific will, within 30 days, make an offer to all holders of notes, and, at Georgia-Pacific's option, to all holders of other Indebtedness that is pari passu with the notes, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale offer will be equal to 100% of the principal amount of the notes being repurchased plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale offer, Georgia-Pacific may use those Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale offer exceeds the amount of Excess Proceeds, the trustees will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of (1) each Asset Sale offer and (2) a Permitted Spin-Off Transaction, the amount of Excess Proceeds will be reset at zero.

     Georgia-Pacific will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indentures, Georgia-Pacific will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indentures by virtue of such conflict.

     The agreements governing Georgia-Pacific's other Indebtedness contain prohibitions of certain events, including events that would constitute an Asset Sale or Change of Control. In addition, the exercise by the holders of notes of their right to require Georgia-Pacific to repurchase the notes upon an Asset Sale or Change of Control could cause a default under these other agreements, even if the Asset Sale or Change of Control does not, due to the financial effect of such repurchases on Georgia-Pacific. Finally, Georgia-Pacific's ability to pay cash to the holders of notes upon a repurchase may be limited by Georgia-Pacific's then existing financial resources. Georgia-Pacific's failure to make or consummate an Asset Sale or Change of Control offer or pay the applicable Asset Sale or Change of Control payment when due would result in an Event of Default and would give the trustee and the holders of the notes the rights described below under the caption "-- Events of Default and Remedies."

SELECTION AND NOTICE

     If less than all of the 2010 notes or 2013 notes are to be redeemed at any time, the applicable trustee will select notes for redemption as follows:

         (1) if the applicable notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which they are listed; or

         (2) if the applicable notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as that trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of either of the indentures. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

CHANGES IN COVENANTS WHEN NOTES RATED INVESTMENT GRADE

     If on any date following the date of the indentures either series of notes has an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default has occurred and is continuing (a "Fall Away Event"), then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of those notes, the provisions of the applicable indenture summarized under the following captions will no longer be applicable to that series of notes:

         (1) "-- Repurchase at the Option of Holders";

         (2) "-- Certain Covenants -- Restricted Payments";

         (3) "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

         (4) "-- Certain Covenants -- Liens" (but only the first paragraph of such covenant);

         (5) "-- Certain Covenants -- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

         (6) "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" (but only clause (4) of such covenant);

         (7) "-- Certain Covenants -- Transactions with Affiliates";

         (8) "-- Certain Covenants -- Sale and Leaseback Transactions" (but only the first paragraph of such covenant);

         (9) "-- Certain Covenants -- Payments for Consent"; and

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         (10) "-- Certain Covenants -- Business Activities."

     If either series of the notes achieves an Investment Grade Rating, there can be no assurance that such rating will be maintained.

RESTRICTED PAYMENTS

     Georgia-Pacific will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution on account of Georgia-Pacific's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Georgia-Pacific) or to the direct or indirect holders of Georgia-Pacific's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Georgia-Pacific);

         (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Georgia-Pacific) any Equity Interests of Georgia-Pacific;

         (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof (other than (x) intercompany Indebtedness permitted under clause (7) of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (y) the purchase, repurchase or other acquisition of subordinated Indebtedness purchased in anticipation of satisfying a payment of principal at the Stated Maturity thereof, in each case within one year of such Stated Maturity); or

         (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

         (1) no Default or Event of Default has occurred and is continuing;

         (2) Georgia-Pacific could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

         (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Georgia-Pacific and its Restricted Subsidiaries after the date of the indentures (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

               (a) 50% of the Consolidated Net Income of Georgia-Pacific for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the notes are issued to the end of Georgia-Pacific's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), provided that for the purposes of this clause (a), in the event of a Permitted Spin-Off Transaction, Consolidated Net Income shall thereafter be calculated on a pro forma basis, as if such Permitted Spin-Off Transaction had been consummated on the date of the indentures, plus

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               (b) 100% of the aggregate net cash proceeds received by
         Georgia-Pacific since the date of the indentures (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Georgia-Pacific (other than Disqualified Stock) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Georgia-Pacific upon conversion into or exchange for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Georgia-Pacific), plus

               (c) 100% of the fair market value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued by Georgia-Pacific as consideration for the purchase by Georgia-Pacific or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indentures), plus

               (d) to the extent that any Restricted Investment that was made after the date of the indentures is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

               (e) to the extent that any Unrestricted Subsidiary of Georgia-Pacific is redesignated as a Restricted Subsidiary after the date of the indentures, the lesser of (i) the fair market value of Georgia-Pacific's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

     The preceding provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indentures;

         (2) any Restricted Payments required to complete a Permitted Spin-Off Transaction;

         (3) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Georgia-Pacific or any Restricted Subsidiary or of any Equity Interests of Georgia-Pacific in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Georgia-Pacific) of, Equity Interests of Georgia-Pacific (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

         (4) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Georgia-Pacific or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

         (5) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Georgia-Pacific or any Restricted Subsidiary of Georgia-Pacific from employees, former employees, directors or former directors of Georgia-Pacific or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of the employment of such employees or former employees or termination of the term of such director or former director; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $25.0 million in any twelve-month period; provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by

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     Georgia-Pacific and its Restricted Subsidiaries after the date of the indentures less the amount of any Restricted Payments previously made pursuant to this proviso;

         (6) repurchases of Equity Interests deemed to occur upon (i) the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof and (ii) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith; or

         (7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Georgia-Pacific issued in accordance with the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent such dividends are included in the definition of Fixed Charges;

         (8) so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends to holders of Georgia-Pacific's common stock in respect of any fiscal quarter ending on or prior to March 31, 2005; provided that any such dividends declared and paid pursuant to this clause (8) shall not exceed $35.0 million in any such fiscal quarter; or

         (9) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause
     (9), not to exceed $200.0 million.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Georgia-Pacific or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be final and binding and will be delivered to the trustees.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Georgia-Pacific will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and Georgia-Pacific will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Georgia-Pacific may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Georgia-Pacific's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least
2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness, Disqualified Stock or preferred stock, as applicable (collectively, "Permitted Debt"):

         (1) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries (and the Guarantee thereof by any Restricted Subsidiary or Georgia-Pacific, as applicable) of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit (other than letters of credit contemplated by clause (12) below) being deemed to have a principal amount equal to the maximum potential liability of
     Georgia-Pacific and the Restricted Subsidiaries
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     thereunder), when taken together with the aggregate principal amount of all then-outstanding Indebtedness incurred pursuant to clause (14) of this paragraph, not to exceed the greater of:

               (a) the Designated Amount; or

               (b) the Borrowing Base as of the date of such incurrence;

         (2) the incurrence by Georgia-Pacific and its Restricted Subsidiaries of the Existing Indebtedness;

         (3) the incurrence by Georgia-Pacific and Fort James of Indebtedness represented by the old notes and the related Subsidiary Guarantees to be issued on the date of the indentures and the new notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

         (4) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment (whether through the direct purchase of assets or through the purchase of the Capital Stock of any Person owning such assets) used in the business of Georgia-Pacific or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) $300.0 million or (ii) 3.0% of the Consolidated Net Tangible Assets of Georgia-Pacific and its Restricted Subsidiaries;

         (5) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indentures to be incurred under the first paragraph of this covenant or clause (2),
     (3), (4), (5), (12), (13), (17) or (18) of this paragraph;

         (6) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries of obligations with respect to letters of credit securing obligations entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if drawn upon, such drawing is reimbursed within five Business Days following receipt of a demand for reimbursement;

         (7) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Georgia-Pacific and any of its Restricted Subsidiaries; provided, however, that:

               (a) if Georgia-Pacific or Fort James is the obligor on such Indebtedness and such Indebtedness is held by a Restricted Subsidiary other than Fort James, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Georgia-Pacific, or the Subsidiary Guarantees, in the case of Fort James; and

               (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Georgia-Pacific or a Restricted Subsidiary of Georgia-Pacific and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Georgia-Pacific or a Restricted Subsidiary of Georgia-Pacific will be deemed, in each case, to constitute an incurrence of such Indebtedness by Georgia-Pacific or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
         (7);

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         (8) the issuance of shares of preferred stock by a Restricted
     Subsidiary to Georgia-Pacific or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which, in either case, results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Georgia-Pacific or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock that was not permitted by this clause (8);

         (9) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries of:

               (a) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

               (b) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business; and

               (c) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations of Georgia-Pacific or any of its Restricted Subsidiaries incurred in connection with the disposition of any business, assets or Subsidiary of Georgia-Pacific in an aggregate amount not to exceed the gross proceeds actually received by Georgia-Pacific or any Restricted Subsidiary in connection with such disposition;

         (10) the guarantee by Georgia-Pacific or any of its Restricted Subsidiaries of Indebtedness of Georgia-Pacific or a Restricted Subsidiary of Georgia-Pacific that was permitted to be incurred by another provision of this covenant;

         (11) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries of Indebtedness represented by letters of credit for the account of Georgia-Pacific or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, environmental remediation or other environmental matters or payment obligations in connection with self-insurance or similar requirements, in each case to the extent arising in the ordinary course of business;

         (12) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries of Indebtedness represented by letters of credit pursuant to or made in connection with that certain Insurance Allocation and Services Agreement, dated November 27, 2002, between Georgia-Pacific and Unisource Worldwide, Inc., in an aggregate principal amount at any time outstanding not to exceed $25.0 million;

         (13) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries of Indebtedness represented by industrial revenue bonds incurred to finance the construction or improvement of their respective operations in an aggregate principal amount at any time outstanding pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (13), not to exceed the greater of (i) $200.0 million or (ii) 2.0% of the Consolidated Net Tangible Assets of Georgia-Pacific and its Restricted Subsidiaries;

         (14) the incurrence by any Receivables Subsidiary of Indebtedness pursuant to a Receivables Program; provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (14) at any one time outstanding, when taken together with the aggregate principal amount of all then-outstanding Indebtedness incurred pursuant to clause (1) of this paragraph, does not exceed the Designated Amount;

         (15) the incurrence by Georgia-Pacific or a Restricted Subsidiary of Indebtedness to the extent the net proceeds thereof are promptly deposited to defease all outstanding notes as described below under the caption
     "-- Legal Defeasance and Covenant Defeasance";

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         (16) the incurrence by Georgia-Pacific or any of its Restricted
     Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar institution inadvertently drawn against insufficient funds in the ordinary course of business;

         (17) the incurrence by any Foreign Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $500.0 million; and

         (18) the incurrence by Georgia-Pacific or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock by Georgia-Pacific or preferred stock by any Restricted Subsidiary in an aggregate principal amount or liquidation preference (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed $500.0 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

         (1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Georgia-Pacific will be permitted to classify such item of Indebtedness on the date of its incurrence, or, subject to clause (2) below, later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

         (2) Indebtedness under Credit Facilities outstanding on the date of the indentures will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and Indebtedness under a Receivables Program outstanding on the date of the indentures will be deemed to have been incurred on such date in reliance on the exception provided by clause (14) of the definition of Permitted Debt, and Georgia-Pacific will not be permitted to reclassify any portion of such Indebtedness thereafter;

         (3) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted;

         (4) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Georgia-Pacific as accrued; and

         (5) the maximum amount of Indebtedness that Georgia-Pacific or a Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

LIENS

     Prior to a Fall Away Event, Georgia-Pacific will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) on any asset

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now owned or hereafter acquired, unless all payments due under the indentures and the notes are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

     After a Fall Away Event, Georgia-Pacific will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (other than Fall Away Permitted Liens) upon (1) any Principal Property of Georgia-Pacific or any Restricted Subsidiary, (2) any Equity Interest of a Restricted Subsidiary or (3) any Indebtedness of a Restricted Subsidiary owed to Georgia-Pacific or another Restricted Subsidiary, unless Georgia-Pacific secures the outstanding notes equally and ratably with (or prior to) all Indebtedness secured by such Lien.

     Notwithstanding the foregoing, after a Fall Away Event, Georgia-Pacific and its Restricted Subsidiaries will be permitted to create or assume Liens without complying with the foregoing paragraph, provided that the aggregate amount of all Indebtedness of Georgia-Pacific and its Restricted Subsidiaries that is secured by these Liens (other than (1) Indebtedness secured solely by Fall Away Permitted Liens, (2) Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the notes and (3) the notes) plus the aggregate amount of all Attributable Debt of Georgia-Pacific and its Restricted Subsidiaries with respect to all Sale and Leaseback Transactions outstanding at such time (other than Sale and Leaseback Transactions permitted by the second paragraph under "-- Sale and Leaseback Transactions"), would not exceed 10.0% of the Consolidated Net Tangible Assets of Georgia-Pacific and its Restricted Subsidiaries.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Georgia-Pacific will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Capital Stock to Georgia-Pacific or any of its Restricted Subsidiaries;

         (2) make loans or advances to Georgia-Pacific or any of its Restricted Subsidiaries; or

         (3) transfer any of its properties or assets to Georgia-Pacific or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) agreements in effect on the date of the indentures and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements and any new agreements, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or new agreements, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in agreements in place on the date of the indentures;

         (2) the indentures, the notes and the Subsidiary Guarantees;

         (3) any applicable law, rule, regulation or order;

         (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Georgia-Pacific or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the

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     Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments in effect on the date of acquisition;

         (5) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

         (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

         (7) any agreement for the sale or other disposition (including a Permitted Spin-Off Transaction) of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition (including a Permitted Spin-Off Transaction);

         (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness, taken as a whole, are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

         (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption
     "-- Liens" or below under the caption "-- Sale and Leaseback Transactions" that limit the right of the debtor to dispose of the assets subject to such Liens;

         (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

         (11) Indebtedness of Foreign Subsidiaries permitted to be incurred subsequent to the date of the indentures pursuant to the provisions of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

         (12) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and

         (13) with respect to a Receivables Subsidiary, encumbrances and restrictions that are imposed pursuant to a Receivables Program of such Receivables Subsidiary; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger at the time of entering into such Receivables Program in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Georgia-Pacific may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Georgia-Pacific is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Georgia-Pacific and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

         (1) either: (a) Georgia-Pacific is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Georgia-Pacific) or to which

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     such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, which corporation becomes a co-issuer of the notes pursuant to supplemental indentures duly and validly executed by the trustees;

         (2) the Person formed by or surviving any such consolidation or merger (if other than Georgia-Pacific) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Georgia-Pacific under the notes, the indentures and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustees;

         (3) immediately after such transaction, no Default or Event of Default exists; and

         (4) Georgia-Pacific or the Person formed by or surviving any such consolidation or merger (if other than Georgia-Pacific), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Notwithstanding the foregoing clause (4), if

         (a) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its properties and assets to Georgia-Pacific or to any other Restricted Subsidiary of Georgia-Pacific, or

         (b) Georgia-Pacific merges with an Affiliate incorporated in the United States primarily for the purpose of reincorporating Georgia-Pacific in another jurisdiction,

then no violation of this covenant will be deemed to have occurred, as long as the requirements of clauses (1), (2) and (3) of this covenant are satisfied.

     In addition, Georgia-Pacific may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Except for clause (1)(b) of the preceding paragraph, this "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Georgia-Pacific and its Restricted Subsidiaries or to a Permitted Spin-Off Transaction or to any sale, assignment, transfer, conveyance or other disposition of assets between or among Georgia-Pacific and any of its Subsidiaries required in connection with a Permitted Spin-Off Transaction.

TRANSACTIONS WITH AFFILIATES

     Georgia-Pacific will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

         (1) the Affiliate Transaction is on terms, when taken as a whole, that are no less favorable to Georgia-Pacific or the relevant Restricted Subsidiary than those that would

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     have been obtained in a comparable transaction by Georgia-Pacific or such
     Restricted Subsidiary with an unrelated Person; and

         (2) Georgia-Pacific delivers to the trustees:

               (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

               (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an opinion as to the fairness to Georgia-Pacific of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by Georgia-Pacific or any of its Restricted Subsidiaries in the ordinary course of business with an officer, employee or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

         (2) transactions between or among Georgia-Pacific and/or its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction);

         (3) transactions with a Person that is an Affiliate of Georgia-Pacific solely because Georgia-Pacific owns an Equity Interest in, or controls, such Person;

         (4) payment of fees to directors who are not otherwise employees of Georgia-Pacific;

         (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Georgia-Pacific;

         (6) Restricted Payments that are permitted by the provisions described above under the caption "-- Restricted Payments";

         (7) loans or advances to employees or consultants in the ordinary course of business of Georgia-Pacific or its Restricted Subsidiaries;

         (8) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment or any other transactions in connection with a Receivables Program of Georgia-Pacific or a Restricted Subsidiary;

         (9) a Permitted Spin-Off Transaction and actions taken and agreements entered into between or among Georgia-Pacific and its Subsidiaries required to complete a Permitted Spin-Off Transaction; and

         (10) transactions pursuant to or contemplated by any agreement of Georgia-Pacific or any Restricted Subsidiary as in effect as of the date of the indentures or any amendment thereto or any replacement agreement so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the holders than the original agreement as in effect on the date of the indentures.

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DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors of Georgia-Pacific may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Georgia-Pacific and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption
"-- Restricted Payments" or Permitted Investments, as determined by Georgia-Pacific. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

SALE AND LEASEBACK TRANSACTIONS

     Prior to a Fall Away Event, Georgia-Pacific will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that Georgia-Pacific or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

         (1) Georgia-Pacific or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the first paragraph of the covenant described above under the caption
     "-- Liens";

         (2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustees, of the property that is the subject of that Sale and Leaseback Transaction; and

         (3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and Georgia-Pacific applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

     After a Fall Away Event, Georgia-Pacific will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction involving any Principal Property, except for any Sale and Leaseback Transaction involving a lease not exceeding three years, unless:

         (1) Georgia-Pacific or that Restricted Subsidiary, as applicable, would be entitled to incur Indebtedness secured by a Lien on that Principal Property without equally and ratably securing the notes;

         (2) an amount equal to the Attributable Debt of the Sale and Leaseback Transaction is applied within 180 days to:

               (a) the voluntary retirement of any of Indebtedness of Georgia-Pacific or any Restricted Subsidiary maturing more than one year after the date incurred, and which is senior to or pari passu in right of payment with the notes; or

               (b) the purchase of other property that will constitute Principal Property having a value at least equal to the net proceeds of the sale; or

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         (3) Georgia-Pacific or that Restricted Subsidiary, as applicable, delivers to the trustees for cancellation notes in an aggregate principal amount at least equal to the net proceeds of the sale.

     Notwithstanding the foregoing, after a Fall Away Event, Georgia-Pacific may enter into Sale and Leaseback Transactions that would not otherwise be permitted under the limitations described in the preceding paragraph, provided that the sum of the aggregate amount of all Indebtedness of Georgia-Pacific and its Restricted Subsidiaries that is secured by Liens on any properties or assets of Georgia-Pacific and any Restricted Subsidiaries (other than (1) Indebtedness secured solely by Fall Away Permitted Liens, (2) Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the notes and (3) the notes) and the aggregate amount of all Attributable Debt of Georgia-Pacific and its Restricted Subsidiaries with respect to all Sale and Leaseback Transactions outstanding at such time (other than Sale and Leaseback Transactions permitted by the preceding paragraph) would not exceed 10.0% of the Consolidated Net Tangible Assets of Georgia-Pacific and its Restricted Subsidiaries.

BUSINESS ACTIVITIES

     Georgia-Pacific will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to Georgia-Pacific and its Restricted Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

     Georgia-Pacific will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the SEC, so long as any notes are outstanding, Georgia-Pacific will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Georgia-Pacific were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Georgia-Pacific's certified independent accountants; and

         (2) all current reports that would be required to be filed with the SEC on Form 8-K if Georgia-Pacific were required to file such reports.

     In addition, following the consummation of the exchange offers, whether or not required by the SEC, Georgia-Pacific will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Georgia-Pacific and Fort James have agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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EVENTS OF DEFAULT AND REMEDIES

     With respect to each series of notes, each of the following is an Event of
Default:

         (1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, such notes;

         (2) default in payment when due of the principal of or premium, if any, on such notes;

         (3) failure by Georgia-Pacific or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control" or "-- Certain
     Covenants -- Merger, Consolidation or Sale of Assets";

         (4) failure by Georgia-Pacific or any of its Restricted Subsidiaries for 60 days after notice from the applicable trustee or the holders of at least 25% in aggregate principal amount of either series of the notes outstanding to comply with any of the other agreements in the applicable indenture;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Georgia-Pacific or any of its Significant Subsidiaries (or the payment of which is guaranteed by Georgia-Pacific or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indentures, if that default:

               (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

               (b) results in the acceleration of such Indebtedness prior to its express maturity,

         and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more and has not been discharged in full or such acceleration rescinded or annulled within 20 days of such Payment Default or acceleration;

         (6) failure by Georgia-Pacific or any of its Significant Subsidiaries to pay final, non-appealable judgments aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

         (7) except as permitted by the applicable indenture, the Subsidiary Guarantee relating to such notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Fort James, or any Person acting on behalf of Fort James, shall deny or disaffirm its obligations under such Subsidiary Guarantee; and

         (8) certain events of bankruptcy or insolvency described in the indentures with respect to Georgia-Pacific or any of its Significant Subsidiaries.

     In the case of an Event of Default described above in clause (8), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the applicable trustee or the holders of at least 25% in principal amount of the then outstanding notes of the applicable series may declare that series of notes to be due and payable immediately.

     Holders of the notes may not enforce the applicable indenture or notes except as provided in such indenture. Subject to certain limitations, with respect to either series of notes, holders of a majority in principal amount of the then outstanding notes of that series may direct the applicable trustee in its exercise of any trust or power. Either trustee may withhold from holders
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of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or Special Interest.

     With respect to either series of notes, the holders of a majority in aggregate principal amount of notes of that series then outstanding by notice to the applicable trustee may on behalf of the holders of that series of notes waive any existing Default or Event of Default and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of interest or premium and Special Interest on, or the principal of, that series of notes.

     Georgia-Pacific is required to deliver to the trustees annually a statement regarding compliance with the indentures. Upon becoming aware of any Default or Event of Default, Georgia-Pacific is required to deliver to the trustees a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Georgia-Pacific or Fort James, as such, will have any liability for any obligations of Georgia-Pacific or Fort James under the notes, the indentures, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Georgia-Pacific may, at its option and at any time, elect to have all of its obligations discharged with respect to either or both series of notes and all obligations of Fort James discharged with respect to the related Subsidiary Guarantees ("Legal Defeasance") except for:

         (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

         (2) Georgia-Pacific's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the trustees, and Georgia-Pacific's and Fort James' obligations in connection therewith; and

         (4) the Legal Defeasance provisions of the indentures.

     In addition, Georgia-Pacific may, at its option and at any time, elect to have the obligations of Georgia-Pacific and Fort James released with respect to certain covenants in either or both indentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the applicable notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute Events of Default with respect to the applicable notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) Georgia-Pacific must irrevocably deposit with the applicable trustee, in trust, for the benefit of the holders of the applicable notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable

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

     Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes of the applicable series on the stated maturity or on the applicable redemption date, as the case may be, and Georgia-Pacific must specify whether such notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, Georgia-Pacific has delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee confirming that (a) Georgia-Pacific has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the applicable outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, Georgia-Pacific has delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee confirming that the holders of the applicable outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) no Default or Event of Default has occurred and is continuing on the date of such deposit under the applicable indenture (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

         (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indentures) to which Georgia-Pacific or any of its Restricted Subsidiaries is a party or by which Georgia-Pacific or any of its Restricted Subsidiaries is bound;

         (6) Georgia-Pacific must deliver to the applicable trustee an officers' certificate stating that the deposit was not made by Georgia-Pacific with the intent of preferring the holders of notes being defeased over the other creditors of Georgia-Pacific with the intent of defeating, hindering, delaying or defrauding creditors of Georgia-Pacific or others; and

         (7) Georgia-Pacific must deliver to the applicable trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the 2010 notes and the related indenture or the 2013 notes and the related indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the 2010 notes or the 2013 notes, as the case may be, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the 2010 notes and the related indenture or the 2013 notes and the related indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding 2010 notes or 2013 notes, as the case may be (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

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     With respect to each series of notes, without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

         (1) reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any such note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

         (3) reduce the rate of or change the time for payment of interest on any such note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on such notes (except a rescission of acceleration of such notes by the holders of at least a majority in aggregate principal amount of the applicable series of notes, and a waiver of the payment default that resulted from such acceleration);

         (5) make any such note payable in money other than that stated in such notes;

         (6) make any change in the provisions of the applicable indenture relating to waivers of past Defaults or the rights of holders of such notes to receive payments of principal of, or interest or premium or Special Interest, if any, on such notes;

         (7) waive a redemption payment with respect to any such note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

         (8) release Fort James from any of its obligations under its Subsidiary Guarantee of such series of notes or the applicable indenture, except in accordance with the terms of such indenture; or

         (9) make any change in the preceding amendment and waiver provisions.

     With respect to either series of notes, notwithstanding the preceding paragraph, without the consent of any holder of such notes, Georgia-Pacific, Fort James and the applicable trustee may amend or supplement the applicable indenture, the applicable notes or the applicable Subsidiary Guarantee:

         (1) to cure any ambiguity, defect, omission or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of Georgia-Pacific's obligations to holders of such notes in the case of a merger or consolidation or sale of all or substantially all of Georgia-Pacific's assets;

         (4) to make any change that would provide any additional rights or benefits to the holders of such notes or that does not adversely affect the legal rights under the applicable indenture of any such holder;

         (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act; or

         (6) to provide for the issuance of additional notes in accordance with the limitations set forth in the applicable indenture.

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SATISFACTION AND DISCHARGE

     Each indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

         (1) either:

               (a) all applicable notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and applicable notes for whose payment money has been deposited in trust and thereafter repaid to Georgia-Pacific, have been delivered to the trustee for cancellation; or

               (b) all applicable notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Georgia-Pacific or Fort James has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the applicable notes not delivered to the applicable trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

         (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Georgia-Pacific or Fort James is a party or by which Georgia-Pacific or Fort James is bound;

         (3) Georgia-Pacific or Fort James has paid or caused to be paid all sums payable by it under the applicable indenture; and

         (4) Georgia-Pacific has delivered irrevocable instructions to the applicable trustee under the applicable indenture to apply the deposited money toward the payment of the applicable notes at maturity or the redemption date, as the case may be.

In addition, Georgia-Pacific must deliver an officers' certificate and an opinion of counsel to the applicable trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEES

     If a trustee becomes a creditor of Georgia-Pacific or Fort James, the applicable indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign.

     The holders of a majority in principal amount of the then outstanding 2010 notes or 2013 notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The applicable indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustees will be under no obligation to exercise any of their rights or powers under the applicable indenture at the request of any holder of 2010 notes or 2013 notes, as the case may be, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

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ADDITIONAL INFORMATION

     Anyone who receives this offering circular may obtain a copy of the indentures and the registration rights agreement without charge by following the instructions under the caption "Where You Can Find More Information."

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of these exchange offers only against exchange of old notes in immediately available funds.

     The notes initially will be represented by two or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the applicable trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Georgia-Pacific takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Georgia-Pacific that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Georgia-Pacific that, pursuant to procedures established by it:

         (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

         (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

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     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURES FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and Special Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indentures. Under the terms of the indentures, Georgia-Pacific and the trustees will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Georgia-Pacific, the trustees nor any agent of Georgia-Pacific or the trustees has or will have any responsibility or liability for:

         (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

         (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Georgia-Pacific that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustees or Georgia-Pacific. Neither Georgia-Pacific nor the trustees will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Georgia-Pacific and the trustees may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised Georgia-Pacific that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to

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exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Georgia-Pacific nor the trustees nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

         (1) DTC (a) notifies Georgia-Pacific that it is unwilling or unable to continue as depositary for the Global Notes and Georgia-Pacific fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

         (2) Georgia-Pacific, at its option, notifies the applicable trustee in writing that it elects to cause the issuance of the Certificated Notes; or

         (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the applicable trustee by or on behalf of DTC in accordance with the indentures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear an applicable restrictive legend unless that legend is not required by applicable law.

SAME DAY SETTLEMENT AND PAYMENT

     Georgia-Pacific will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Georgia-Pacific will make all payments of principal, interest and premium and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Georgia-Pacific expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; SPECIAL INTEREST

     The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the old notes. See "-- Additional Information."

     In connection with the closing of the offering, Georgia-Pacific, Fort James and the Initial Purchasers entered into the registration rights agreement effective January 30, 2003. Pursuant to the registration rights agreement, Georgia-Pacific and Fort James agreed to file with the SEC a

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registration statement of which this prospectus is a part (as used in this subsection, the "exchange offer registration statement") with respect to the registered new notes having the same terms as the old notes and which are to be exchanged for the new notes. Upon the effectiveness of the exchange offer registration statement, Georgia-Pacific and Fort James agreed to offer to the holders of Transfer Restricted Securities (defined below) pursuant to an exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new notes.

     The registration rights agreement provides that:

         (1) Georgia-Pacific and Fort James will file the exchange offer registration statement with the SEC on or prior to 90 days after the closing of the offering (April 30, 2003);

         (2) Georgia-Pacific and Fort James will use reasonable best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 180 days after the closing of the offering (July 29, 2003);

         (3) Georgia-Pacific and Fort James will use reasonable best efforts to commence and complete the exchange offers on or prior to the 30th business day, or longer, if required by the federal securities laws, after the date on which the registration statement to which this prospectus relates is declared effective by the SEC, new notes in exchange for all old notes that have been properly tendered and not withdrawn on or prior to the expiration of the exchange offer; and

         (4) if obligated to file the shelf registration statement, Georgia-Pacific and Fort James will use reasonable best efforts to file the shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 150 days after such obligation arises.

     If:

         (1) Georgia-Pacific and Fort James are not:

               (a) required to file the exchange offer registration statement;
         or

               (b) permitted to consummate the exchange offer because the exchange offers are not permitted by applicable law or SEC policy; or

         (2) any holder of Transfer Restricted Securities notifies Georgia-Pacific prior to the 20th day following consummation of the exchange offers that:

               (a) it is prohibited by law or SEC policy from participating in the exchange offers; or

               (b) that it may not resell the new notes acquired by it in the exchange offers to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

               (c) that it is a broker-dealer and owns notes acquired directly from Georgia-Pacific or an affiliate of Georgia-Pacific,

then Georgia-Pacific and Fort James will file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     Georgia-Pacific and Fort James will use reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

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     For purposes of the preceding, "Transfer Restricted Securities" means each old note until:

         (1) the date on which such note has been exchanged by a Person other than a broker-dealer for a new note in the exchange offers;

         (2) following the exchange by a broker-dealer in the exchange offers of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

         (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

         (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act;

         (5) the date on which such note is eligible to be sold pursuant to paragraph (k) of Rule 144; or

         (6) the date on which such note ceases to be outstanding.

     If:

         (1) Georgia-Pacific and Fort James fail to file any of the registration statements required by the registration rights agreement on or before the date specified above for such filing; or

         (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified above for such effectiveness (the "Effectiveness Target Date"); or

         (3) Georgia-Pacific and Fort James fail to consummate the exchange offer before the 31st business day after the Effectiveness Target Date with respect to the exchange offer registration statement; or

         (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter is withdrawn or subject to an effective stop order pursuant to Section 8(d) of the Securities Act suspending the effectiveness of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Georgia-Pacific and Fort James will pay Special Interest to each affected holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum of the principal amount of notes held by such holder.

     The amount of the Special Interest will increase by an additional 0.25% per annum of the principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 1.0% per annum of the principal amount of notes.

     Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

     Holders of old notes will be required to make certain representations to Georgia-Pacific (as described in the registration rights agreement) in order to participate in the exchange offers and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify

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Georgia-Pacific and Fort James against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from Georgia-Pacific.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

but excluding Indebtedness of such other Person that is extinguished, retired or repaid concurrently with such other Person becoming a Restricted Subsidiary of, or at the time it is merged into or consolidates with, such specified Person.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. Notwithstanding the foregoing, no Person (other than Georgia-Pacific or any Subsidiary of Georgia-Pacific) in whom a Receivables Subsidiary makes an Investment in connection with a Receivables Program shall be deemed to be an Affiliate of Georgia-Pacific or any of its Subsidiaries solely by reason of such Investment.

     "Asset Sale" means:

         (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Georgia-Pacific and its Restricted Subsidiaries taken as a whole will be governed by the provisions described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption
     "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

         (2) the issuance of Equity Interests by any of Georgia-Pacific's Restricted Subsidiaries.

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     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

         (1) any single transaction or series of related transactions that involves Equity Interests or assets having a fair market value of less than $25.0 million;

         (2) a transfer of assets between or among Georgia-Pacific and one or more of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction);

         (3) an issuance of Equity Interests by a Restricted Subsidiary to Georgia-Pacific or to another Restricted Subsidiary;

         (4) the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

         (5) any sale or other disposition of Receivables and Related Assets pursuant to or in connection with a Receivables Program;

         (6) a Permitted Spin-Off Transaction and any sale, lease, conveyance or other disposition of any assets or rights required to complete a Permitted Spin-Off Transaction;

         (7) sales of assets received by Georgia-Pacific or any Restricted Subsidiary upon the foreclosure on a Lien;

         (8) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

         (9) any sale, lease or other disposition in the ordinary course of business of obsolete, worn out or damaged equipment no longer being used by Georgia-Pacific or its Restricted Subsidiaries;

         (10) any sale or disposition deemed to occur in connection with creating or granting any Permitted Lien;

         (11) the sale, lease, conveyance or other disposition of any of the Excluded Assets;

         (12) the sale or other disposition of cash or Cash Equivalents; and

         (13) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments."

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such lease, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

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     "Board of Directors" means:

         (1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of "Change of Control" and "Continuing Directors," any committee thereof;

         (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

         (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Borrowing Base" means, as of any date, an amount equal to:

         (1) 85% of the face amount of all accounts receivable owned by Georgia-Pacific and its Restricted Subsidiaries (other than any Receivables Subsidiary) as of the end of the most recent fiscal quarter preceding such date that were not more than 180 days past due; plus

         (2) 50% of the book value of all inventory owned by Georgia-Pacific and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; minus

         (3) the aggregate amount of trade payables of Georgia-Pacific and its Restricted Subsidiaries outstanding as of the end of the most recent fiscal quarter preceding such date, all calculated on a consolidated basis in accordance with GAAP, provided that in the event of a Permitted Spin-Off Transaction, when calculating the Borrowing Base as of the end of the most recent fiscal quarter preceding such Permitted Spin-Off Transaction, the Borrowing Base shall be determined on a pro forma basis, as if the Permitted Spin-Off Transaction had been consummated at the beginning of such fiscal quarter.

     "Business Day" means each day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

         (1) in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding any debt securities convertible into such equity securities.

     "Cash Equivalents" means:

         (1) United States dollars;

         (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

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         (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating (or the successor thereto) of "B" or better;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

         (5) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within one year after the date of acquisition; and

         (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

         (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Georgia-Pacific and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than a sale, transfer, conveyance or other disposition of assets that occurs as part of a Permitted Spin-Off Transaction;

         (2) the adoption of a plan relating to the liquidation or dissolution of Georgia-Pacific;

         (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Georgia-Pacific, measured by voting power rather than number of shares; or

         (4) the first day on which a majority of the members of the Board of Directors of Georgia-Pacific are not Continuing Directors.

     Notwithstanding the foregoing, a transaction effected to create a holding company of Georgia-Pacific will not be deemed to involve a Change of Control if
(1) pursuant to such transaction Georgia-Pacific becomes a Wholly Owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of Voting Stock of Georgia-Pacific immediately prior to such transaction.

     "Comparable Treasury Issue" means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date:

         (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

         (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such

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     Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

         (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

         (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

         (3) Consolidated Interest Expense, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

         (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

         (5) any unusual or nonrecurring charges or expenses, including any nonrecurring charges or expenses incurred within six months of a Permitted Spin-Off Transaction as a result of such Permitted Spin-Off Transaction; plus

         (6) non-cash charges incurred by Georgia-Pacific in the fourth quarter of fiscal 2002 with respect to asbestos-related liability reserves in the amount of up to $315 million; minus

         (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, the total interest expense of a Person and its consolidated Restricted Subsidiaries determined in accordance with GAAP, net of any interest income relating to the obligations giving rise to such interest expense, plus, to the extent not included in such total interest expense and to the extent incurred by such Person or its Restricted Subsidiaries, without duplication:

         (1) interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt;

         (2) amortization of debt discount;

         (3) capitalized interest;

         (4) non-cash interest expense;

         (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings;

         (6) net costs associated with interest rate swap, cap or collar agreements and other agreements designed to protect such Person against fluctuations in interest rates;

         (7) the interest component of any deferred payment obligations; and

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         (8) any premiums, fees, discounts, expenses and losses on the sale of
     Receivables and Related Assets (and any amortization thereof) payable in connection with a Receivables Program,

(in each case as determined on a consolidated basis in conformity with GAAP), and less, to the extent included in such total interest expense, (a) the amortization during such period of capitalized financing costs associated with a Permitted Spin-Off Transaction and (b) the amortization during such period of other capitalized financing costs; provided, however, that the aggregate amount of amortization relating to any such other capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise to such capitalized financing costs.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

         (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to or by the specified Person or a Restricted Subsidiary of the Person;

         (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that such Net Income is actually paid to such Person or one of its Restricted Subsidiaries through dividends, loans or otherwise;

         (3) the cumulative effect of a change in accounting principles will be excluded;

         (4) any non-cash goodwill impairment charges incurred subsequent to the date of the indentures resulting from the application of SFAS No. 142 will be excluded, provided that such non-cash goodwill impairment charges were not attributable in any way to asbestos-related liability, including, without limitation, any threatened, pending or settled asbestos claim;

         (5) any non-cash charges incurred subsequent to the date of the indentures relating to the underfunded portion of any pension plans will be excluded;

         (6) any non-cash charges incurred subsequent to the date of the indentures resulting from the application of SFAS No. 123 will be excluded;

         (7) any non-cash charges incurred subsequent to the date of the indentures with respect to asbestos-related liability reserves will be excluded; provided, however, that to the extent that the aggregate Net Cash Payments made by Georgia-Pacific or any of its Restricted Subsidiaries since the date of the indentures exceed Georgia-Pacific's asbestos-related liability reserves existing on the date of the indentures, such Net Cash Payments will be deducted in the period in which they are made for purposes of calculating Consolidated Net Income; and

         (8) the Net Income of any Unrestricted Subsidiary will be included to the extent distributed or otherwise paid in cash (or to the extent converted into cash) to the specified Person or one of its Restricted Subsidiaries.

     "Consolidated Net Tangible Assets" means total assets (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific

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asset accounts under GAAP) after deducting therefrom (1) all current liabilities, (2) any item representing investments in Unrestricted Subsidiaries and (3) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Georgia-Pacific and its consolidated Restricted Subsidiaries and computed in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Georgia-Pacific who:

         (1) was a member of such Board of Directors on the date of the indentures; or

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means the Credit Agreement (Multi-Year Revolving Credit Facility), dated as of November 3, 2000, among Georgia-Pacific, the lenders named therein, Bank of America, N.A., as Agent and Issuing Bank, and Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding Inc., as Co-Syndication Agents, and Banc of America Securities LLC, Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding Inc., as Book Managers and Lead Arrangers, as such agreement may be amended, restated, refunded, renewed, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time.

     "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, refunded, renewed, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Amount" means, with respect to any Person:

         (1) prior to a Permitted Spin-Off Transaction, $5,400 million, less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities by Georgia-Pacific or any of its Restricted Subsidiaries since the date of the indentures to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder; and

         (2) following a Permitted Spin-Off Transaction, the greater of:

               (a) the product of (x) $5,400 million, less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities by Georgia-Pacific or any of its Restricted Subsidiaries from the date of the indentures through the date of the Permitted Spin-Off Transaction to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder and (y) a fraction:

                    (i) the numerator of which is the Consolidated Cash Flow of such Person for its most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred, determined on a pro forma basis, as if the Permitted Spin-Off Transaction had been consummated at the beginning of such four-quarter period, and

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                    (ii) the denominator of which is the Consolidated Cash Flow of Georgia-Pacific for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred, and less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities by Georgia-Pacific or any of its Restricted Subsidiaries since the date of the Permitted Spin-Off Transaction to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder; and

               (b) the aggregate amount available for borrowing or otherwise committed as of the date of such Permitted Spin-Off Transaction under all Credit Facilities of such Person entered into in connection with such Permitted Spin-Off Transaction less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities of such Person since the date of the Permitted Spin-Off Transaction to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Georgia-Pacific to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Georgia-Pacific may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments."

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of Georgia-Pacific formed under the laws of the United States or any state of the United States or the District of Columbia.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any primary private or public offering of Equity Interests of Georgia-Pacific (other than Disqualified Stock) to Persons who are not Affiliates of Georgia-Pacific other than (1) public offerings with respect to Georgia-Pacific's common stock registered on Form S-8 and (2) issuances upon exercise of options by employees of Georgia-Pacific or any of its Restricted Subsidiaries.

     "Excluded Assets" means certain assets identified in the indentures having an aggregate book value not exceeding $40.0 million as of the date of the indentures.

     "Existing Indebtedness" means any Indebtedness of Georgia-Pacific and its Restricted Subsidiaries in existence on the date of the indentures, until such amounts are repaid.

     "Fall Away Permitted Liens" means:

         (1) Liens on any Principal Property existing at the time of its acquisition and Liens created contemporaneously with or within 180 days after (or created pursuant to firm
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     commitment financing arrangements obtained within that period) the completion of the acquisition, improvement or construction of such Principal Property to secure payment of the purchase price of such Principal Property or the cost of such construction or improvements;

         (2) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Georgia-Pacific or any Restricted Subsidiary of Georgia-Pacific; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with Georgia-Pacific or the Restricted Subsidiary;

         (3) Liens on assets existing at the time of acquisition of the assets by Georgia-Pacific or any Restricted Subsidiary of Georgia-Pacific, provided that such Liens were in existence prior to the contemplation of such acquisition;

         (4) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Georgia-Pacific or a Restricted Subsidiary;

         (5) Liens in favor of a governmental unit to secure payments under any contract or statutory obligation, or to secure debts incurred in financing the acquisition of or improvements to property subject thereto;

         (6) Liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including borrowings in connection therewith) on, or on any interest in, or on any proceeds from the sale of, property acquired for such purposes, production therefrom (including the proceeds thereof) or material or equipment located thereon;

         (7) Liens in favor of any customer arising in respect of, and not exceeding the amount of, performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business;

         (8) Liens to extend, renew or replace any Liens referred to in clauses
     (1) through (7) or this clause (8) or any Lien existing on the date of the indentures;

         (9) mechanics' and similar Liens;

         (10) Liens arising out of litigation or judgments being contested; and

         (11) Liens for taxes not yet due or being contested, landlords' Liens, tenants' rights under leases, easements and similar Liens not impairing the use or value of the property involved.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

         (1) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

         (2) any interest expense on Indebtedness of any person other than such Person or any of its Restricted Subsidiaries that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

         (3) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Georgia-Pacific
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     (other than Disqualified Stock) or to Georgia-Pacific or a Restricted
     Subsidiary of Georgia-Pacific, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

         (1) acquisitions or dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including any acquisitions or dispositions made during such reference period or subsequent to such reference period and on or prior to the Calculation Date by any Person that became a Restricted Subsidiary or was merged with and into the specified Person or any of its Restricted Subsidiaries on or prior to such Calculation Date) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

         (2) interest on Capital Lease Obligations and Attributable Debt shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Georgia-Pacific to be the rate of interest implicit in such Capital Lease Obligation or Attributable Debt in accordance with GAAP;

         (3) the consolidated interest expense attributable to interest on (a) any Indebtedness computed on a pro forma basis that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate and (b) borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such borrowings during the applicable period;

         (4) the interest rate on any Indebtedness that bears a floating rate of interest shall be calculated as if the weighted average interest rate that would have been applicable to such Indebtedness over the latest 12-month period ending on the last calendar month immediately prior to the Calculation Date had been the applicable rate on such Indebtedness for the entire reference period (taking into account any Hedging Obligation designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates (including any agreement that exchanges a fixed rate interest obligation for a floating

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     rate interest obligation) applicable to such Indebtedness if such Hedging
     Obligation has a remaining term in excess of 12 months);

         (5) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded; and

         (6) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Restricted Subsidiary of Georgia-Pacific that is not a Domestic Restricted Subsidiary.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indentures.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

         (1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

         (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent and without duplication:

         (1) in respect of borrowed money;

         (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3) in respect of bankers' acceptances;

         (4) representing Capital Lease Obligations;

         (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors; or

         (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

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     The amount of any Indebtedness outstanding as of any date will be:

         (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

         (2) the principal amount of the Indebtedness, in the case of any other Indebtedness.

     Notwithstanding the foregoing, "Indebtedness" shall not include (A) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future or (B) deferred taxes.

     "Investment Grade Rating" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of the control of Georgia-Pacific, the equivalent investment grade credit rating from any Rating Agency selected by Georgia-Pacific as a replacement Rating Agency).

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for value of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Georgia-Pacific or any Restricted Subsidiary of Georgia-Pacific sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Georgia-Pacific such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Georgia-Pacific, Georgia-Pacific will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Georgia-Pacific's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." "Investments" shall exclude extensions of trade credit by Georgia-Pacific or any of its Restricted Subsidiaries in the ordinary course of business.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Payments" means, with respect to any asbestos-related liabilities and/or related defense costs, the aggregate cash payments made by Georgia-Pacific or any of its Restricted Subsidiaries relating to or to satisfy any liabilities or related defense costs, net of (1) any insurance proceeds received in cash by Georgia-Pacific or any of its Restricted Subsidiaries with respect to such liabilities and costs, and (2) any cash tax savings resulting from any such payments in excess of the tax savings taken into account in establishing the asbestos-related liability reserves existing on the date of the indentures.

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     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain or loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

         (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by Georgia-Pacific or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of
(1) costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Georgia-Pacific or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (4) all distributions or other payments made to minority interest holders required in connection with the Asset Sale.

     "Non-Recourse Debt" means Indebtedness:

         (1) as to which neither Georgia-Pacific nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

         (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Georgia-Pacific or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness of Georgia-Pacific or any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, taxes, costs, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, securing or relating to any Indebtedness, whether or not a claim in respect thereof has been asserted.

     "Permitted Business" means any business conducted by Georgia-Pacific and its Restricted Subsidiaries on the date of the indentures, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complimentary thereto.

     "Permitted Investments" means:

         (1) any Investment in Georgia-Pacific or in a Restricted Subsidiary of Georgia-Pacific;

         (2) any Investment in Cash Equivalents;

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         (3) any Investment by Georgia-Pacific or any Restricted Subsidiary of
     Georgia-Pacific in a Person, if as a result of such Investment:

               (a) such Person becomes a Restricted Subsidiary of Georgia-Pacific; or

               (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Georgia-Pacific or a Restricted Subsidiary of Georgia-Pacific;

         (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

         (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Georgia-Pacific;

         (6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

         (7) Hedging Obligations;

         (8) Investments constituting loans, advances or extensions of credit to employees, officers and directors made in the ordinary course of business;

         (9) Investments in existence on the date of the indentures and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date of the indentures in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable to Georgia-Pacific than the Investment being renewed or replaced;

         (10) an Investment in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary;

         (11) Investments in any of the notes;

         (12) Guarantees of Indebtedness of Georgia-Pacific or any of its Restricted Subsidiaries issued in accordance with the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

         (13) Investments in Unisource required by the Subordinated Secured Liquidity Facility Agreement, dated November 27, 2002, among
     Georgia-Pacific, Unisource Worldwide, Inc. and the Guarantors named therein and by the Insurance Allocation and Services Agreement, dated November 27, 2002, between Georgia-Pacific and Unisource Worldwide, Inc., in an aggregate amount not to exceed $125.0 million; and

         (14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the date of the indentures not to exceed $200.0 million.

     "Permitted Liens" means:

         (1) Liens on inventory or receivables of Georgia-Pacific and its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were permitted to be incurred by clause (1) of the second paragraph of the covenant described

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     above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

         (2) Liens in favor of Georgia-Pacific or a Restricted Subsidiary;

         (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Georgia-Pacific or any Restricted Subsidiary of Georgia-Pacific; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Georgia-Pacific or the Restricted Subsidiary;

         (4) Liens on assets existing at the time of acquisition of the assets by Georgia-Pacific or any Restricted Subsidiary of Georgia-Pacific, provided that such Liens were in existence prior to the contemplation of such acquisition;

         (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

         (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

         (7) Liens existing on the date of the indentures;

         (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

         (9) Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Receivables Program permitted by clause (14) of the second paragraph of the covenant described above under the caption
     "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

         (10) Liens in favor of issuers of tender, bid, surety, appeal or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of Georgia-Pacific or any Restricted Subsidiary in the ordinary course of its business; provided, however, that such letters of credit do not support Indebtedness;

         (11) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Georgia-Pacific or a Restricted Subsidiary (other than a Receivables Subsidiary);

         (12) Liens incurred in the ordinary course of business of Georgia-Pacific or any Restricted Subsidiary of Georgia-Pacific with respect to obligations that do not exceed $5.0 million at any one time outstanding;

         (13) Liens securing industrial revenue or pollution control bonds that were permitted by the terms of the indentures to be incurred;

         (14) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien;

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         (15) Liens securing Hedging Obligations so long as such Hedging
     Obligations are permitted to be incurred under the Indentures;

         (16) Liens incurred in connection with a Sale and Leaseback Transaction with respect to Attributable Debt that does not exceed $300.0 million at any one time outstanding; and

         (17) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Georgia-Pacific or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Georgia-Pacific or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4) such Indebtedness is incurred either by Georgia-Pacific or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Spin-Off Transaction" means the one-time spin-off, split-up, split-off or other transaction involving the dividend, distribution or transfer by Georgia-Pacific of all or some portion of its consumer products, packaging and/or paper and pulp segments, as such segments are reported in Georgia-Pacific's audited financial statements on the date of the indentures (the entity comprising such segment(s) after giving effect to the dividend or distribution, "Newco"), provided that each of the following conditions have been met:

         (1) Newco shall have completed a registered exchange offer in which it shall have offered to the holders of each series of notes the opportunity to exchange their notes for Spin-Off Notes; provided, further that:

               (a) Newco will, on the date of such Permitted Spin-Off Transaction after giving pro forma effect thereto and to all related transactions (including, without limitation, the incurrence by Newco of any Indebtedness (including the assumption by Newco of any Indebtedness of Georgia-Pacific or any of its subsidiaries) and the disposition by Newco of any assets) as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

               (b) each of the Rating Agencies shall have given the applicable Spin-Off Notes a rating that is equal to or better than such Rating Agency's highest rating of the notes

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         being exchanged for such Spin-Off Notes during the one-year period immediately prior to the consummation of the Permitted Spin-Off Transaction (it being understood that the ratings of the Spin-Off Notes shall take into account all transactions relating to the Permitted Spin-Off Transaction, including, without limitation, the incurrence by Newco of any Indebtedness (including the assumption by Newco of any Indebtedness of Georgia-Pacific or any of its Subsidiaries) and the disposition by Newco of any assets), and

               (c) such exchange offer shall have remained open for at least 20 business days; and

         (2) Georgia-Pacific shall have completed a cash tender offer for the notes in which it shall have offered to purchase the notes from the holders on the terms set forth in the applicable indenture for a purchase price in cash equal to 100% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase, which offer shall have remained open for at least 20 business days.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principal Property" means any mill, manufacturing plant or facility owned by Georgia-Pacific and/or one or more Restricted Subsidiaries and located within the continental United States of America having a gross book value in excess of 1.0% of the Consolidated Net Tangible Assets of Georgia-Pacific and its Restricted Subsidiaries; provided that the term "Principal Property" shall not include any mill, plant or facility that:

         (1) is acquired after the date of the indentures for the disposal of solid waste, or control or abatement of atmospheric pollutants or contaminants, or water, noise or other pollutants, or

         (2) in the opinion of the Board of Directors, is not of material importance to the total business conducted by Georgia-Pacific and its Restricted Subsidiaries, considered as a whole.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the trustees to act as the Quotation Agent after consultation with Georgia-Pacific.

     "Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to rate the notes for reasons outside of the control of Georgia-Pacific, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Georgia-Pacific as a replacement agency for Moody's or S&P, as the case may be.

     "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

     "Receivables Program" means, with respect to any Person, any accounts receivable securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

     "Receivables Subsidiary" means a Wholly Owned Subsidiary of Georgia-Pacific or a Restricted Subsidiary of Georgia-Pacific (or another Person in which Georgia-Pacific or any

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Restricted Subsidiary of Georgia-Pacific makes an Investment and to which
Georgia-Pacific or any Restricted Subsidiary of Georgia-Pacific transfers Receivables and Related Assets) which engages in no activities other than in connection with the financing of Receivables and Related Assets and which is designated by the Board of Directors of Georgia-Pacific as a Receivables Subsidiary.

     "Reference Treasury Dealer" means any of Goldman, Sachs & Co. and Banc of America Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Georgia-Pacific shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the applicable trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to such trustee by such Reference Treasury Dealer at 5:00 pm on the third business day preceding such redemption date.

     "Replacement Assets" means (1) long-term assets that will be used or useful in a Permitted Business, (2) substantially all of the assets of another Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by Georgia-Pacific or any Restricted Subsidiary of any properties or assets of Georgia-Pacific and/or such Restricted Subsidiary (except for leases between Georgia-Pacific and any Restricted Subsidiary, between any Restricted Subsidiary and Georgia-Pacific or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by Georgia-Pacific or such Subsidiary to such Person with the intention of taking back a lease of such properties or assets.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw Hill Companies, and its successors.

     "Significant Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Special Interest" means interest payable on the notes in the event of a Registration Default, the amount of which shall be determined as provided above under the caption "-- Registration Rights; Special Interest."

     "Spin-Off Notes" means two series of notes to be offered in a registered exchange offer by Newco and, if Fort James becomes a Subsidiary of Newco as a result of the Permitted Spin-Off Transaction, guaranteed by Fort James, on terms and with covenants that are identical to those included in the indentures (as applicable), with such variations from the notes and the indentures as the trustees and Newco shall have mutually agreed.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid (including with respect to sinking fund obligations) in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

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

     "Subsidiary" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Total Assets" means, with respect to any specified Person at any date, without duplication, the total consolidated assets of that Person and its Subsidiaries, as determined in accordance with GAAP.

     "Unrestricted Subsidiary" means each Subsidiary of Georgia-Pacific that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that each such
Subsidiary:

         (1) has no Indebtedness other than Non-Recourse Debt;

         (2) is not party to any agreement, contract, arrangement or understanding with Georgia-Pacific or any Restricted Subsidiary of Georgia-Pacific unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Georgia-Pacific or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Georgia-Pacific;

         (3) is a Person with respect to which neither Georgia-Pacific nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

         (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Georgia-Pacific or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Georgia-Pacific as an Unrestricted Subsidiary will be evidenced to the trustees by filing with the trustees a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indentures and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Georgia-Pacific as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Georgia-Pacific will be in default of such covenant. The Board of Directors of Georgia-Pacific may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Georgia-Pacific of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the

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beginning of the four-quarter reference period; and (2) no Default or Event of
Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

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                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the exchange of old notes for new notes, as well as the ownership and disposition of the new notes. Unless otherwise stated under the heading "Non-U.S. holders," below, this summary deals only with notes held as capital assets by U.S. holders, as defined below. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currency or tax-exempt investors. This summary also does not address the tax consequences to U.S. holders that have a functional currency other than the U.S. Dollar, partnerships or other entities treated as partnerships that hold notes, persons that hold notes as part of a straddle, hedging, constructive sale or conversion transaction, or shareholders, partners or beneficiaries of a holder of notes. It also does not include any description of any tax consequences under the tax laws of any state or local government or of any foreign government that may be applicable to the notes. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code, Treasury regulations under the Code, which we refer to in this prospectus as the Treasury Regulations, and administrative and judicial interpretations of the Code, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis.

     As used in this section, the term "U.S. holder" means any beneficial owner of notes that is, for United States federal income tax purposes,

     -    a citizen or resident of the United States,

     - corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

     - an estate the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

     As used in this discussion, the term Non-U.S. holder means a beneficial owner of notes that is not a U.S. holder.

     You should consult your own tax advisor to determine the effect of federal, state, local and foreign income tax laws with respect to the exchange of old notes for new notes and the continuing investment in the notes.

TAX CONSEQUENCES OF THE EXCHANGE OFFERS

     Under current law, the exchange of old notes for new notes pursuant to these exchange offers will not be treated as an "exchange" for federal income tax purposes. Accordingly,

     - holders will not recognize taxable gain or loss upon the receipt of new notes in exchange for old notes in the exchange offers,

     - the holding period for a new note received in the exchange offers will include the holding period of the old note surrendered in exchange therefor, and

     - the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.

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

     We are obligated to pay additional interest on the notes under certain circumstances described under "Description of Notes -- Registration Rights; Special Interest." Although the matter is not free from doubt, such additional interest should be taxable as interest under the rules described below in the event that additional interest is paid. It is possible, however, that the Internal Revenue Service, or the IRS, may take a different position with respect to the treatment of such additional interest. Holders should consult their own tax advisors about payments of such additional interest.

U.S. HOLDERS

     INTEREST INCOME. Stated interest on a new note will be includible in a U.S. holder's gross income as ordinary interest income at the time it is accrued or received in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

     MARKET DISCOUNT. A U.S. holder who purchases a note for an amount that is less than its stated principal amount will be treated as having purchased the note with "market discount" unless the discount is less than a specified de minimis amount. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of any accrued market discount not previously included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder's acquisition of the note to the maturity date of the note, unless the U.S. holder makes an election to accrue market discount on a constant yield basis. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date of the note or certain earlier dispositions.

     A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions, will not apply. Generally, currently included market discount is treated as ordinary interest income for federal income tax purposes. An election to include market discount as it accrues will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

     AMORTIZABLE BOND PREMIUM. In general, a U.S. holder acquires a debt instrument with "amortizable bond premium" if the U.S. holder's basis in the debt instrument immediately after its acquisition (generally, the holder's acquisition cost) exceeds the sum of all amounts payable on the debt instrument after the acquisition date (other than stated interest). A special rule applies to determine the amounts that are payable on debt instruments (such as the notes) that may be redeemed at the issuer's option prior to maturity. Under this special rule, the issuer will be deemed to exercise a call option or combination of call options in the manner that maximizes the holder's yield on the debt instrument. The result of this special rule is that smaller amounts of premium will be allocable to the period prior to the date on which the debt instrument may be redeemed. If the issuer does not in fact exercise its right to redeem the debt instrument on the applicable redemption date, the debt instrument will be treated (solely for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the holder's "adjusted acquisition price," which is an amount equal to the U.S. holder's adjusted tax basis in the debt instrument, less the sum of (i) any amortizable bond premium allocable to prior accrual periods and (ii) any payments previously made on the debt instrument (other than stated interest payments). The debt instrument deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the debt instrument is redeemable.

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     In general, a U.S. holder amortizes bond premium under Section 171 of the
Code by offsetting the stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method pursuant to applicable Treasury Regulations. If the bond premium allocable to an accrual period exceeds the stated interest allocable to such period, the excess is treated by the holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the U.S. holder's total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period. In order to amortize bond premium under these rules, a U.S. holder must make an affirmative election in the manner prescribed by applicable Treasury Regulations. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the Internal Revenue Service.

     CONSTANT YIELD ELECTION. In lieu of applying the rules described above, U.S. holders may make a "constant yield election" under Treasury Regulation section 1.1272-3 with respect to their notes. Generally, if this election were to be made with respect to a note, all stated interest and market discount, as adjusted by any acquisition premium, would be treated by the electing U.S. holder as if it were original issue discount and would be included in the holder's gross income as it accrues on a constant yield basis, regardless of the holder's regular method of tax accounting. In determining the note's yield for this purpose, the adverse presumption under the amortizable bond premium rules (pursuant to which an issuer's call right is deemed to be exercised if it maximizes the holder's yield) would not apply. A constant yield election applies only to the note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service. A U.S. holder considering this election should consult a tax advisor.

     SALE, EXCHANGE OR RETIREMENT OF NEW NOTES. Upon sale, exchange (other than an exchange of old notes for new notes pursuant to these exchange offers), or retirement of a new note, a U.S. holder generally will recognize gain or loss equal to the difference between the U.S. holder's adjusted tax basis in the new note and the amount realized on the sale, exchange, or retirement (less any accrued but previously unpaid interest, which would be treated as a payment of previously accrued interest on the new notes). A U.S. holder's adjusted tax basis in a new note will generally equal the holder's acquisition cost for such new note, increased by the amount of market discount previously included in income by such holder with respect to such new note and reduced by any principal payments received, and any amortizable bond premium deducted, by the U.S. holder. Subject to the market discount rules discussed above, gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, or retirement, the new note was held for more than one year. Under current law, net capital gains of non-corporate taxpayers, under certain circumstances, are taxed at lower rates than items of ordinary income. The deduction of capital losses is subject to certain limitations.

NON-U.S. HOLDERS

     INTEREST INCOME. Generally, interest income of a Non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. However, interest income earned on the new notes by a Non-U.S. holder may qualify for the "portfolio interest" exemption and therefore not be subject to United States federal income tax or withholding tax, if such interest income is not effectively connected with a United States trade or business of the Non-U.S. holder and if:

     - the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

     - the Non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership,

     - the Non-U.S. holder certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address or otherwise satisfies applicable identification requirements, and

     - neither we nor our paying agent knows or has reason to know that the conditions of the exemption are, in fact, not satisfied.

     In the case of new notes held by partnerships, the certification described above must be provided by the partners, rather than by the partnerships and the partnership must provide certain information, including a U.S. taxpayer identification number. A look through rule applies in the case of tiered partnerships.

     Unless an applicable treaty otherwise provides, a Non-U.S. holder generally will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-U.S. holder and, in the case of a Non-U.S. holder that is eligible for benefits of an income tax treaty with the United States, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States. Such effectively connected interest received or accrued by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. Even though such effectively connected interest is subject to U.S. income tax and may be subject to the branch profits tax, it is not subject to U.S. withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or a suitable substitute form) to us or our paying agent and neither we nor our paying agent knows or has reason to know that the information on the form is incorrect.

     SALE, EXCHANGE, OR RETIREMENT OF NEW NOTES. A Non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, or retirement of new notes unless

     - the gain is effectively connected with a United States trade or business of the Non-U.S. holder, or

     - in the case of a Non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States.

     CERTAIN U.S. FEDERAL ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS. A note held by an individual who is not a citizen or resident at the time of death will not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the Non-U.S. holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and provided that, at the time of the Non-U.S. holder's death, payments with respect to the note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting on IRS Form 1099 will apply to payments to a U.S. holder of principal, premium, if any, and interest on a new note and the proceeds of the sale of a new note. Backup withholding tax may apply to such payments to a non-corporate U.S. holder if that U.S. holder:

     - fails to furnish or certify its correct taxpayer identification number to us or our paying agent in the manner required,

     - is notified by the IRS that it has failed to report payments of interest or dividends properly,

     - or under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

     Information reporting on IRS Form 1099 and backup withholding tax will not apply to payments of interest on new notes to a Non-U.S. holder if the certification or identification requirements described in "-- Non-U.S.
holders -- Interest Income" are satisfied by the holder, unless the payor knows or has reason to know that the holder is not entitled to an exemption from information reporting or backup withholding tax. Where a payment of interest on a note can be reliably associated with certain documentation provided by a Non-U.S. holder, information reporting to the Internal Revenue Service on Form 1042-S generally will apply to such payment. Information reporting with respect to interest paid to a Non-U.S. holder generally does not apply, however, if the Non-U.S. holder holds its notes through a qualified intermediary and required procedures are satisfied.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of new notes effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless the broker is a United States person or has certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of a broker described in the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless the broker has documentary evidence in its records that the beneficial owner is a Non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the new notes provides the certification described in "Non-U.S. holders -- Interest Income" or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service. The rate for backup withholding tax is 30% for 2002-2003, 29% for 2004-2005, and 28% for 2006 and later years, subject to a scheduled increase after 2010.

     THE FOREGOING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF NOTES IS INTENDED FOR GENERAL INFORMATION. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE CONTINUING INVESTMENT IN THE NOTES AS WELL AS THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN INCOME TAX LAW. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF INCOME TAX TREATIES AND REPORTING REQUIREMENTS WITH REGARD TO AN INVESTMENT IN THE NOTES.

                              PLAN OF DISTRIBUTION

     We are not using any underwriters for the exchange offers.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. For a period of up to 180 days after the expiration of the exchange offers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. In addition, during this 180 day period, all dealers effecting transactions in the new notes may be required to deliver a prospectus. In any event, we are under a continuing obligation, for a period of up to 180 days after the SEC declares the registration statement of which this prospectus is a part effective, to keep the registration statement effective, subject to our ability to suspend the effectiveness of the registration statement as described in the registration rights agreement.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offers and any broker-dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


     The validity of the new notes and the Fort James guarantees will be passed upon for us by King & Spalding LLP, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Georgia-Pacific Corporation appearing in Georgia-Pacific Corporation's Annual Report (Form 10-K) for the year ended December 28, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Please note that the SEC's website is included in this prospectus as an inactive textual reference only. The information contained on the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call
(212) 656-5060.


     We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all securities covered by this prospectus have been exchanged and all conditions to the consummation of the exchange offers have been satisfied:


     -    Our Annual Report on Form 10-K for the fiscal year ended December 28,
          2002;



     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003; and



     - Our Current Reports on Form 8-K filed on May 6, 2003, April 8, 2003 and March 31, 2003.



     You may obtain a copy of these filings, other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: 133 Peachtree Street, N.E., Atlanta, Georgia 30303, (404) 652-4000, Attention: Corporate Secretary.


     TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST IT NO LATER
THAN FIVE (5) BUSINESS DAYS BEFORE           , 2003, THE EXPIRATION DATE OF THE
EXCHANGE OFFERS.

     In addition, while any notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR FORT JAMES HAVE AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE ONLY OFFERING TO EXCHANGE THE OLD NOTES FOR NEW NOTES IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

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---------------------------------------------------------

      No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Georgia-Pacific Corporation since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

---------------------------------------------------------
---------------------------------------------------------
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                          GEORGIA-PACIFIC CORPORATION

                               OFFERS TO EXCHANGE

                          8.875% SENIOR NOTES DUE 2010
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                      FOR

                          ALL OUTSTANDING UNREGISTERED
                          8.875% SENIOR NOTES DUE 2010

                                      AND

                          9.375% SENIOR NOTES DUE 2013
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                      FOR

                          ALL OUTSTANDING UNREGISTERED
                          9.375% SENIOR NOTES DUE 2013
                                           , 2003

---------------------------------------------------------
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

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Georgia-Pacific Corporation

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code ("GBCC") provides that a corporation may indemnify a director against liability incurred (a) in a civil proceeding (1) if, in the case of conduct in such director's capacity as a director, the conduct was in good faith and reasonably believed by such director to be in the best interests of the corporation, and
(2) if, in all other cases, such director's conduct was at least not opposed to the best interests of the corporation; and (b) in a criminal proceeding, if the director had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851, or in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that personal benefit was improperly received by such director, whether or not involving action in such director's capacity as a director. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, an appropriate court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or
(2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     Section 14-2-852 of the GBCC provides that, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because such director was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

     Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because such person is an officer of the corporation to the same extent as a director. If the officer is not a director, (or if the officer is a director but the sole basis on which such person is made a party to the proceeding is an act or omission solely as an officer) to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of such person's duties, of any business opportunity of the corporation, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, or (3) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. Finally, a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors or contract.

     In accordance with Georgia-Pacific Corporation's restated Articles of Incorporation, as amended, a director of Georgia-Pacific Corporation is not liable to Georgia-Pacific Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except for liability related to (1) any appropriation of any business opportunity of Georgia-Pacific Corporation, (2) acts or omissions that involve intentional misconduct or a willful violation of law or (3) any transactions from which the director received an improper personal benefit.

     In accordance with Georgia-Pacific Corporation's restated Bylaws, every person (and the heirs and personal representatives of such person) who is or was a director, officer, employee or agent of Georgia-Pacific Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise in which such person served as such at the request of Georgia-Pacific Corporation, shall be indemnified by Georgia-Pacific Corporation against any and all liability and expenses (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, a director, officer, employee or agent) actually and reasonably incurred by such person in connection with or resulting from any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative or in connection with any appeal relating thereto, in which such person may become involved, as a party or otherwise, or with which such person may be threatened, by reason of being or having been a director, officer, employee or agent of Georgia-Pacific Corporation or such other corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or omitted by such person in such person's capacity as such director, officer, employee or agent whether or not such person continues to be such at the time such liability or expense shall have been incurred.

     Every person (and the heirs and personal representatives of such person), to the extent that such person has been successful on the merits or otherwise with respect to any claim, action, matter, suit or proceeding is entitled to indemnification, as of right, for expenses (including attorney's fees) actually and reasonable incurred by such person in connection therewith. Except as provided in the preceding sentence, upon receipt of a claim for indemnification under Georgia-Pacific Corporation's restated Bylaws, the Board of Directors of Georgia-Pacific Corporation shall, if the claim is made by a director or officer of Georgia-Pacific Corporation, determine whether the claimant met the applicable standard of conduct as set forth in paragraphs (A) and (B) below. If such determination has not been made within 90 days after the claim is asserted, the claimant shall have the right to require that the determination be submitted to the shareholders at the next regular meeting of shareholders by vote of a majority of the shares entitled to vote thereon. If a claim is made by a person who is not a director or officer of Georgia-Pacific Corporation, the appropriate officers of Georgia-Pacific Corporation shall determine, subject to applicable law, the manner in which there shall be made the determination as to whether the claimant met the applicable standard of conduct as set forth in paragraphs (A) and (B) below. In the case of each claim for indemnification, Georgia-Pacific Corporation shall pay the claim to the extent the determination is favorable to the person making the claim.

         (A) In the case of a claim, action, suit or proceeding other than by or in the right of Georgia-Pacific Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in a manner reasonably believed to be in or not opposed to the best interests of Georgia-Pacific Corporation, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. In addition, any director seeking indemnification must not have been adjudged liable on the basis that any personal benefit was received by such person.

         (B) In the case of a claim, action, suit or proceeding by or in the right of Georgia-Pacific Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of Georgia-Pacific Corporation; provided, however, that no indemnification shall be made (1) with regard to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to Georgia-

     Pacific Corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper, or (2) for amounts paid, or expenses incurred, in connection with the defense or settlement of any such claim, action, suit or proceeding, unless a court of competent jurisdiction has approved indemnification with regard to such amounts or expenses.

     Pursuant to Georgia-Pacific Corporation's restated Bylaws, expenses incurred by any person who is or was a director, officer, employee or agent of Georgia-Pacific Corporation with respect to any claim, action, suit or proceeding of the character described in the first sentence of the preceding paragraph shall be advanced by Georgia-Pacific Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it shall be ultimately determined that such person is not entitled to indemnification. Indemnification and advancement of expenses pursuant to Georgia-Pacific Corporation's restated Bylaws is not exclusive of any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or by law.

     Georgia-Pacific Corporation carries insurance policies insuring its liability to officers and directors under the foregoing indemnity and insuring its officers and directors against liability incurred in their capacity as such.

Fort James Corporation

     Article 10 of the Virginia Stock Corporation Act (the "VSCA") sets forth conditions and limitations governing the indemnification of officers, directors, and other persons of the Registrants.

     Fort James' Restated Articles of Incorporation (the "Fort James Charter") provide as follows:

         (a) In every instance permitted by the VSCA, the liability of a director or officer of Fort James to Fort James or its shareholders arising out of a single transaction, occurrence or course of conduct is limited to one dollar.

         (b) Fort James will indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of Fort James) because he is or was a director or officer of Fort James' or because he is or was serving the Fort James or any other legal entity in any capacity at the request of Fort James while a director or officer of Fort James, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by Fort James is deemed service at the request of Fort James'. The determination that indemnification under this provision of Fort James Charter is permissible and the evaluation as to the reasonableness of expenses in a specific case will be made, in the case of a director, as provided by law, and in the case of an officer, as provided in paragraph
     (c) below, provided, however, that if a majority of the directors of Fort James has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the board of directors and such person. Unless a determination has been made that indemnification is not permissible, Fort James will make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking will be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification. Fort James is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this paragraph (b).

         (c) Fort James may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to paragraph (b) above, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of Fort James and, if authorized by general or specific action of the Board of Directors of Fort James, may contract in advance to do so. The determination that indemnification under the provisions described in this paragraph (c) is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors of Fort James, which action may be taken before or after a claim for indemnification is made or as otherwise provided by law. No person's rights under paragraph (b) above shall be limited by the provisions in this paragraph (c).

         (d) Every reference in the provisions described above to persons who are or may be entitled to indemnification includes all persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators. Special legal counsel selected to make determinations under these provisions may be counsel for Fort James. Indemnification pursuant to these provisions shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than Fort James and indemnification under policies of insurance purchased and maintained by Fort James or others. However, no person will be entitled to indemnification by Fort James to the extent he is indemnified by another, including an insurer. Fort James is authorized to purchase and maintain insurance against any liability it may have under these provisions or to protect any of the persons named above against any liability arising from their service to Fort James or any other legal entity at the request of Fort James regardless of Fort James' power to indemnify against such liability.

         (e) The provisions described above apply to indemnification, advances and reimbursement for expenses made after Fort James Charter's adoption whether arising from conduct or events occurring before or after such adoption. No amendment, modification or repeal of these provisions will diminish the rights provided thereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
  3.1(i)  --   Articles of Incorporation of Georgia-Pacific Corporation,
               restated as of December 16, 1997 (Filed as Exhibit 4.1 to
               Georgia-Pacific Corporation's Registration Statement on Form
               S-8 as filed with the Commission on December 18, 1997,
               Commission File No. 333-42597, and incorporated herein by
               this reference thereto).(1)
  3.1(ii) --   Articles of Amendment to Restated Articles of Incorporation
               of Georgia-Pacific Corporation (Filed as Exhibit 3.1 to
               Georgia-Pacific Corporation's Quarterly Report on Form 10-Q
               for the quarter ended June 30, 1998, Commission File No.
               001-03506, and incorporated herein by this reference
               thereto).(1)
  3.2     --   Bylaws of Georgia-Pacific Corporation, as amended to date.
               (Filed as Exhibit 3.1 to Georgia-Pacific Corporation's
               Annual Report on Form 10-K for the fiscal year ended
               December 29, 2001, Commission File No. 001-03506, and
               incorporated herein by this reference thereto).(1)
  3.3     --   Amended and Restated Articles of Incorporation of Fort James
               Corporation (Filed as Exhibit 3(a) to Fort James
               Corporation's Annual Report on Form 10-K for the fiscal year ended December 26, 1999, and incorporated herein by this
               reference thereto).(1)
  3.4     --   Amended and Restated Bylaws of Fort James Corporation (Filed
               as Exhibit 3(a) to Fort James Corporation's Quarterly Report
               on Form 10-Q for the fiscal quarter ended March 29, 1998,
               and incorporated herein by this reference thereto.)(1)
  4.1     --   Indenture relating to 2010 Notes, by and among
               Georgia-Pacific Corporation, Fort James Corporation and The
               Bank of New York, as trustee.(2)
  4.2     --   Indenture relating to 2013 Notes, by and among
               Georgia-Pacific Corporation, Fort James Corporation and The
               Bank of New York, as trustee.(2)
  4.3     --   Form of Note for 8.875% Senior Notes due 2010.(2)
  4.4     --   Form of Note for 9.375% Senior Notes due 2013.(2)
  5.1     --   Opinion of King & Spalding LLP as to the legality of the
               securities being registered.(3)
 10.1     --   Exchange and Registration Rights Agreement, dated as of
               January 30, 2003, by and among Georgia-Pacific Corporation,
               Fort James Corporation and Goldman, Sachs & Co. and Banc of
               America Securities LLC, as representatives of the several
               Purchasers named in Schedule I thereto.(2)
 12.1     --   Computation of Ratio of Earnings to Fixed Charges.(2)
 23.1     --   Consent of King & Spalding LLP (included as part of Exhibit
               5.1).(3)
 23.2     --   Consent of Ernst & Young LLP.(3)
 24.1     --   Powers of Attorney.(2)
 25.1     --   Statement of Eligibility of The Bank of New York, as Trustee
               on Form T-1.(3)
 99.1     --   Form of Letter of Transmittal.(3)
 99.2     --   Form of Notice of Guaranteed Delivery.(3)
 99.3     --   Form of Instructions to Registered Holder and/or DTC
               Participant from Beneficial Owner.(3)
 99.4     --   Form of Letter to Registered Holders.(3)
 99.5     --   Guidelines for Certification of Taxpayer Identification
               Number on Substitute Form W-9.(3)


---------------

(1) Filed via EDGAR

(2) Previously filed



(3) Filed herewith


ITEM 22.  UNDERTAKINGS

     (a) (1) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of any registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 12, 2003.


                                          Georgia-Pacific Corporation

                                          By:    /s/ ALSTON D. CORRELL
                                            ------------------------------------
                                              Alston D. Correll
                                              Chairman and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

             /s/ ALSTON D. CORRELL                Chairman and Chief Executive Officer   June 12, 2003
-----------------------------------------------   (Principal Executive Officer)
               Alston D. Correll

               /s/ DANNY W. HUFF                  Executive Vice President -- Finance    June 12, 2003
-----------------------------------------------   and Chief Financial Officer
                 Danny W. Huff                    (Principal Financial Officer)

              /s/ JAMES E. TERRELL                Vice President and Controller          June 12, 2003
-----------------------------------------------   (Principal Accounting Officer)
                James E. Terrell

               /s/ LEE M. THOMAS*                 President, Chief Operating Officer     June 12, 2003
-----------------------------------------------   and Director
                 Lee M. Thomas

             /s/ JAMES S. BALLOUN*                Director                               June 12, 2003
-----------------------------------------------
                James S. Balloun

             /s/ BARBARA L. BOWLES*               Director                               June 12, 2003
-----------------------------------------------
               Barbara L. Bowles

           /s/ WORLEY H. CLARK, JR.*              Director                               June 12, 2003
-----------------------------------------------
              Worley H. Clark, Jr.

                /s/ JANE EVANS*                   Director                               June 12, 2003
-----------------------------------------------
                   Jane Evans

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

              /s/ DONALD V. FITES*                Director                               June 12, 2003
-----------------------------------------------
                Donald V. Fites

            /s/ RICHARD V. GIORDANO*              Director                               June 12, 2003
-----------------------------------------------
              Richard V. Giordano

              /s/ DAVID R. GOODE*                 Director                               June 12, 2003
-----------------------------------------------
                 David R. Goode

            /s/ M. DOUGLAS IVESTER*               Director                               June 12, 2003
-----------------------------------------------
               M. Douglas Ivester

             /s/ LOUIS W. SULLIVAN*               Director                               June 12, 2003
-----------------------------------------------
               Louis W. Sullivan

             /s/ JAMES B. WILLIAMS*               Director                               June 12, 2003
-----------------------------------------------
               James B. Williams

              /s/ JOHN D. ZEGLIS*                 Director                               June 12, 2003
-----------------------------------------------
                 John D. Zeglis


            *By: /s/ JAMES F. KELLEY              Attorney-in-fact                       June 12, 2003
    ----------------------------------------
                James F. Kelley